  As filed with the Securities and Exchange Commission on October 1, 2001


                                                 Registration No. 333-68380

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                            AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                --------------
                          Hollywood Casino Shreveport
         (Exact Name of Co-Registrants as Specified in their Charters)

            Louisiana                              7011                              72-1225563
 (State or Other Jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  Incorporation or Organization)       Classification Code Number)

                         Shreveport Capital Corporation
         (Exact Name of Co-Registrants as Specified in their Charters)

            Louisiana                              7011                              75-2830167
 (State or Other Jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  Incorporation or Organization)       Classification Code Number)

       Two Galleria Tower, Suite 2200               William D. Pratt
            13455 Noel Road             Executive Vice President, Secretary and
          Dallas, Texas 75240                       General Counsel
             (972) 392-7777                  Two Galleria Tower, Suite 2200
                                                    13455 Noel Road
   (Address, Including Zip Code, and              Dallas, Texas 75240
 Telephone Number, Including Area Code,              (972) 392-7777
 of Co-Registrants' Principal Executive  (Name and Address, Including Zip Code,
                Offices)                  and Telephone Number, Including Area
                                              Code, of Agent For Service)

                                --------------

                                With a copy to:
                            Michael A. Saslaw, Esq.
                           Weil, Gotshal & Manges LLP
                         100 Crescent Court, Suite 1300
                              Dallas, Texas 75201
                           Telephone: (214) 746-7700
                           Facsimile: (214) 746-7777

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                --------------
  The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this Registration Statement thereafter shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus


                [HOLLYWOOD CASINO SHREVEPORT LOGO APPEARS HERE]

                       Offer to Exchange All Outstanding

                   Original 13% Senior Secured Notes due 2006
                            with Contingent Interest
                                      for
                  Registered 13% Senior Secured Notes due 2006
                            with Contingent Interest
                                       of

                          Hollywood Casino Shreveport
                                      and
                         Shreveport Capital Corporation

 .  The exchange offer will expire           any securities exchange and,
    at 5:00 p.m., New York City              therefore, no active public
    time, on Tuesday, October 30,            market is anticipated.
    2001, unless we extend this
    date.


                                          .  If you are a broker-dealer that
 .  If you decide to participate in          receives registered notes for
    this exchange offer, the                 your own account in exchange
    registered notes you receive             for your original notes
    will be the same as your                 pursuant to the exchange offer,
    original notes, except that,             where your original notes were
    unlike your original notes, you          acquired by you as a result of
    will be able to offer and sell           market-making activities or
    the registered notes freely to           other trading activities, you
    any potential buyer in the               must acknowledge that you will
    United States.                           deliver a prospectus in
                                             connection with any resale of
                                             your registered notes. This
                                             prospectus, as it may be
                                             amended or supplemented from
                                             time to time, may be used by
                                             you in connection with resales
                                             of registered notes received in
                                             exchange for your original
                                             notes where your original notes
                                             were acquired as a result of
                                             market-making activities or
                                             other trading activities.

 .  We will not receive any
    proceeds from the exchange
    offer.

 .  If you fail to tender your
    original notes, you will
    continue to hold unregistered
    securities and it may be
    difficult for you to transfer
    them.

 .  No public market currently
    exists for the notes. We do not
    intend to list the notes on

We urge you to read the "Risk Factors" section of this prospectus beginning on page 12, which describes information you should consider before participating in the exchange offer.

                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

              The date of this prospectus is October 1, 2001.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all information about us and this offering that should be considered before deciding to exchange your original notes. We urge you to read the entire prospectus carefully, including the text under the section entitled "Risk Factors." Unless the context indicates otherwise, (1) the term the "issuers" refers to both Hollywood Casino Shreveport and Shreveport Capital Corporation, (2) the terms the "Partnership," "we," "us," and "our" refer to Hollywood Casino Shreveport only, (3) the term "Hollywood Casino" refers to Hollywood Casino Corporation, our parent company, and (4) the term "the Shreveport market" refers to riverboat gaming operations in both Shreveport and Bossier City, Louisiana.

                          Hollywood Casino Shreveport

  We are a Louisiana general partnership that owns a highly themed hotel and casino destination resort in Shreveport, Louisiana. Our resort enjoys high visibility and convenient access from Interstate 20, the major highway that connects the Shreveport market with the attractive feeder markets of Dallas/Ft. Worth and East Texas. The Shreveport resort is managed by a wholly owned subsidiary of Hollywood Casino Corporation, our parent company, and utilizes the same Hollywood theme and marketing and operating strategies that have been successfully implemented at Hollywood Casino's other properties.

  The Shreveport resort commenced operations on December 20, 2000. The destination resort consists of a 403-room, all suite, art deco-style hotel, and a three-level riverboat dockside casino. The casino contains approximately 59,000 square feet of space with 1,454 slot machines and 66 table games. The riverboat casino floats in a concrete and steel basin that raises the riverboat nearly 20 feet above the river. The basin virtually eliminates variation in the water height and allows the boat to be permanently moored to the land-based pavilion. The riverboat's computerized pumping system is designed to regulate the water level of the basin to a variance of no more than three inches.

  The centerpiece of the Shreveport resort is an approximately 170,000 square foot land-based pavilion housing numerous restaurant and entertainment amenities. An 85-foot wide seamless entrance connects the casino to the land-based pavilion on all three levels resulting in the feel of a land-based casino. The pavilion features a dramatic 60-foot high atrium enabling patrons to see the casino floor from almost anywhere in the pavilion. Other amenities include the award-winning Fairbanks(R) gourmet steakhouse, the Hollywood Epic Buffet(R), a 1950's style casual diner (the Hollywood DinerSM), a premium players' club (the Hollywood Director's ClubSM) and an entertainment show room (the Hollywood Celebrity LoungeSM). The pavilion also includes a deli and ice cream shop, VIP check-in, a premium quality bar, meeting rooms and the Hollywood Casino Studio StoreSM, a highly themed retail store that offers movies on video, soundtrack compact discs and logo merchandise.

  The Shreveport resort offers three parking facilities, including two parking lots and an eight-story parking garage located directly across the street and connected to the pavilion by an enclosed, movie themed walkway. The three parking facilities provide space for approximately 2,000 cars, including valet parking for approximately 340 cars.

  The Shreveport resort features Hollywood Casino's unique Hollywood theme, which is utilized throughout the property. We believe that the use of the Hollywood theme throughout the Shreveport resort's gaming, dining and entertainment facilities has broad patron appeal and distinguishes the Shreveport resort from its competitors. Additionally, the nature of the theming permits periodic and cost effective updating, which we believe encourages both initial and repeat visits. The Hollywood theme has been used successfully at other casino facilities owned and operated by Hollywood Casino in Aurora, Illinois and Tunica County, Mississippi.

  The Shreveport resort is located near the Shreveport Civic Theater. The 1,720-seat theater is used by the Shreveport resort to provide headliner entertainment for customers. Entertainers that have performed or have been booked to perform at the theater include Tony Bennett, Jay Leno, Natalie Cole, Patti LaBelle, Ray Charles, Travis Tritt and Brooks and Dunn.

  The Shreveport resort will also feature an extensive restaurant and entertainment development that is designed to be a "New Orleans style" outdoor walking promenade. The promenade is expected to feature approximately 42,000 square feet of dining, live entertainment and retail space. The restaurant and entertainment promenade is being developed by a third party, which development group includes the principal developer of Beale Street in Memphis, Tennessee. The promenade is expected to be completed and open by late 2001 or early 2002. We have entered into a joint venture with an affiliate of Club Corp USA, Inc. to develop a championship golf course designed by Jack Nicklaus Design. Subject to final documentation and permits, we anticipate that construction of the golf course will take approximately 14 months.

  The Shreveport resort was built next to an existing riverboat gaming and hotel facility operated by Harrah's. The two casinos form the first and only "cluster" in the Shreveport market, allowing patrons to park once and easily walk between the two facilities. Harrah's opened a new 514-room hotel tower during the first quarter of 2001. With the opening of the Shreveport resort, there are five casinos operating in the Shreveport market. In 2000, the Shreveport market was the eighth largest gaming market in the United States and the largest in Louisiana. The Shreveport market permits continuous dockside gaming without cruising requirements or simulated cruising schedules, allowing casinos to operate 24 hours a day with uninterrupted access. The four previously established operators generated approximately $686.6 million in gaming revenues in 2000, an increase of approximately 7.0% over 1999.

  The principal target markets for the Shreveport resort are patrons from the Dallas/Ft. Worth metroplex and East Texas. There are approximately 7.2 million adults who reside within 200 miles of Shreveport/Bossier City. The Shreveport resort is located approximately 180 miles east of Dallas and can be reached by car in less than three hours. The Shreveport Regional Airport has 41 in-bound flights per day, including 16 from Dallas and eight from Houston with flight times of less than one hour.

  The Shreveport resort employs a marketing strategy designed to take advantage of its proximity to the large population base of the greater Dallas/Ft. Worth metroplex and other major markets by targeting the local day-trip market and by utilizing its hotel rooms to expand its patron mix to include overnight visitors. The planned golf course and restaurant and entertainment promenade are expected to further promote such overnight stays. We also utilize sophisticated casino information technology used at other Hollywood Casino-owned facilities to identify premium patrons. Such information is then used to encourage participation in our casino player's card program and tailor promotions and special events to cater to this market segment. We believe that the location of Hollywood Casino's executive offices in Dallas will result in a competitive advantage in attracting customers to the Shreveport resort from its target markets in Texas.

                         Shreveport Capital Corporation

  Shreveport Capital Corporation is our wholly owned subsidiary. It does not have any material assets and its only operations are to serve as a co-issuer of the notes and the $150.0 million principal amount of our 13% First Mortgage Notes due 2006 with Contingent Interest, which we refer to in this prospectus as the "First Mortgage Notes."

                            Recent Developments


  On September 25, 2001, we announced the appointment of Gary A. Gregg to the position of General Manager of Hollywood Casino Shreveport.


                          Address and Telephone Number

  Our principal executive offices are located at Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240, and our telephone number is (972) 392-7777.

                               The Exchange Offer

Securities to be           On June 15, 2001, we issued $39.0 million aggregate
 Exchanged...............  principal amount of 13% senior secured notes in the original offering in a transaction exempt from the registration requirements of the Securities Act of 1933. Based on information provided by the initial purchasers of those notes, we understand that the initial purchasers subsequently resold all of the notes they purchased in transactions exempt from the registration requirements of the Securities Act. The terms of the original notes and the registered notes will be the same, except that, unlike the original notes, you will be able to offer and sell the registered notes freely to any potential buyer in the United States. For more details, see the section entitled "Description of the Registered Notes."
                           Whenever in this prospectus we use the term "notes" we mean the original notes and the registered notes.

The Exchange Offer.......  You must properly tender your original notes in accordance with the procedures described on page 60 of this prospectus. We will exchange all original notes that you properly tender and do not withdraw. If we exchange your original notes, we will issue registered notes within four business days after the expiration date of the exchange offer.

Registration Rights        In connection with the original sale and issuance of
Agreement................  the notes, the issuers entered into a registration rights agreement with the initial purchasers requiring the issuers to make the exchange offer.
                           The registration rights agreement further provides that the issuers must:

                              . file a registration statement with respect to the exchange offer on or before August 29, 2001;

                              .  use their best efforts to cause the
                                 registration statement with respect to the exchange offer to be declared effective on or before November 12, 2001;

                              . use their best efforts to consummate the exchange offer within 30 business days after the registration statement with respect to the exchange offer becomes effective; and

                              . file a shelf registration statement for the resale of the original notes if they cannot effect an exchange offer within the time periods listed above and in certain circumstances.

                           Based on interpretations by the staff of the SEC set
Ability to Resell          forth in published no-action letters, we believe you
 Registered Notes........  may offer for resale, resell and otherwise freely transfer the registered notes without further registering those notes or delivering a prospectus to a buyer if:

                              .  you acquire the registered notes in the
                                 ordinary course of your business;

                              . you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, the distribution of registered notes; and

                              .  you are not related to us.

                           However, the SEC has not specifically considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, you must acknowledge that (i) you are not affiliated with us, (ii) you are not engaged in, and do not intend to engage in, a distribution of your registered notes and have no arrangement or understanding to participate in a distribution of registered notes, and, (iii) you are not acquiring the registered notes in your ordinary course of business. If you are a broker-dealer that receives registered notes for your own account pursuant to the exchange offer you must deliver a prospectus in connection with any resale of your registered notes. If you are a broker-dealer who acquired original notes directly from us or our affiliates, you may not rely on the SEC staff's interpretations discussed above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Such secondary resale transaction must be covered by an effective registration statement containing the required selling security holder information.

                           The exchange offer is not being made to:

                              . holders of original notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction; and

                              .  holders of original notes who we control.

No Minimum Required......  There is no minimum amount of original notes that you must tender in the exchange offer.

Procedures for
 Exchanging Your           If you wish to exchange your original notes for
 Original Notes..........  registered notes you must transmit to State Street
                           Bank and Trust Company, our exchange agent, on or before the expiration date either:

                              . a properly completed and executed letter of transmittal, which we have provided to you with this prospectus, or a facsimile of the letter of transmittal, together with your original notes and any other documentation requested by the letter of transmittal;

                              . a computer generated message, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, transmitted by means of the Depository Trust Company's Automated Tender Offer Program system; or

                              .  a notice of guaranteed delivery, in
                                 accordance with the procedures described under the heading "Description of the Exchange Offer--Guaranteed Delivery
                                 Procedures."

                           By agreeing to be bound by the terms of the letter of transmittal, you will be deemed to have made the representations described on page 60 under the heading "Description of the Exchange Offer-- Procedures for Tendering Your Notes."

Guaranteed Delivery
 Procedures..............  If you wish to exchange your original notes for registered notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on a timely basis, you must exchange your original notes according to the guaranteed delivery procedures described on page 62 under the heading "Description of the Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for
 Beneficial Owners.......  If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your original notes for registered notes, you should contact the registered holder promptly and instruct the registered holder to exchange the original notes for you. If you wish to exchange your original notes for registered notes on your own behalf, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder.

                           The transfer of registered ownership may take considerable time and you may not be able to be complete the transfer before the expiration date of the exchange offer.


Expiration Date..........
                           The exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, October 30, 2001 or such later date and time to which it is extended.


Withdrawal Rights........  Unless we extend the date, you may withdraw your tendered original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Interest on the
 Registered Notes and      Interest on your registered notes will accrue from
 the Original Notes......  the date of the original issuance of the original notes or from the date of the last periodic payment of interest on the original notes, whichever is later. Interest will be paid on registered notes issued in the exchange offer, not on original notes that are tendered and accepted for exchange.

Exchange Agent...........  State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer.

Material Federal Income
 Tax Consequences........  Based on an opinion from Weil, Gotshal & Manges LLP, our tax counsel, the exchange of your original notes for registered notes in connection with the exchange offer will not constitute a sale or an exchange for federal income tax purposes. You will not owe any additional federal income taxes by reason of the exchange of your original notes for registered notes. For more information, see "United States Federal Income Tax Consequences."

Effect of Not              If you fail to tender your original notes, you will
 Tendering...............  continue to hold unregistered securities and it may be difficult for you to transfer them.

  Please review the information beginning on page 57 under the heading "Description of the Exchange Offer" for more detailed information concerning the exchange offer.

                              The Registered Notes

Securities Offered.......  $39.0 million principal amount of 13% Senior Secured
                           Notes due 2006 with Contingent Interest.

The Issuers..............  Hollywood Casino Shreveport, a Louisiana general partnership, and Shreveport Capital Corporation, a Louisiana corporation and wholly owned subsidiary of Hollywood Casino Shreveport.

                           Shreveport Capital served as co-issuer of the notes in order to facilitate the offering and resale of the notes as we believe that some prospective purchasers of the notes may be restricted by state law or regulations from purchasing debt securities of partnerships, such as us, unless the debt securities are jointly issued by a corporation.

Maturity Date............  August 1, 2006.

Interest Payment Dates...  February 1 and August 1 of each year, beginning on
                           August 1, 2001.

Fixed Interest...........  Fixed interest will be payable at an annual rate of
                           13%.

Contingent Interest......  Contingent interest will be payable on each interest payment date in an amount equal to 1.3% of Hollywood Casino Shreveport's consolidated cash flow for the applicable period up to a maximum of $100.0 million for any four consecutive fiscal quarters. The issuers may defer paying any or all of an installment of contingent interest under certain circumstances described in the section entitled "Description of the Registered Notes--Principal, Maturity and Interest."

Ranking..................  The registered notes will be senior secured obligations of the issuers and will rank pari passu in right of payment with the issuers' 13% First Mortgage Notes due 2006 with Contingent Interest, which we refer to in this prospectus as the "First Mortgage Notes." While the First Mortgage Notes are guaranteed by HWCC-Louisiana, Inc., HCS I, Inc. and HCS II, Inc., which are direct and indirect parent entities of the issuers, the registered notes will not be so guaranteed. As a result, holders of the First Mortgage Notes will have rights and remedies against those guarantors and the capital stock pledged to secure those guarantees that holders of the registered notes will not have. However, it will be an event of default under the registered notes if at any time the trustee under the First Mortgage Notes or holders of the First Mortgage Notes take any action to enforce their rights under or to realize upon the guarantees of the First Mortgage Notes from HWCC-Louisiana, HCS I or HCS II.

Security.................  Up to $29.0 million of the issuers' principal obligations under the registered notes will be secured by the following collateral:

                              . Gaming equipment, such as slot machines, table games and cage equipment;

                              .  Operating equipment, such as elevators,
                                 escalators, HVAC equipment and generators;

                              . Security equipment such as closed circuit television equipment; and

                              . Other furniture, fixtures and equipment, or FF&E, such as guest room furniture, slot stools and kitchen and laundry equipment.

                           We refer to this collateral in this prospectus as the "FF&E Collateral." The FF&E Collateral was acquired prior to opening the Shreveport resort in December 2000 for $30.0 million. The FF&E Collateral will not include up to $6.0 million of FF&E that may be acquired with the proceeds of, and encumbered under, future permitted financings used to acquire FF&E. We refer to these financings in this prospectus as "FF&E Financings."

                           In addition, up to $10.0 million of the issuers' principal obligations under the registered notes will be secured on a pari passu basis with the First Mortgage Notes by a maritime lien and security interest in the riverboat casino, a leasehold mortgage on the real property on which the Shreveport resort is located and in the hotel, pavilion, parking facilities, restaurant and entertainment promenade and other improvements owned by us and located on the real property and a security interest in the movable (personal) property owned by us. We refer to this collateral in this prospectus as the "Pari Passu Collateral."

Intercreditor              The trustee under the indenture governing the notes
 Agreements..............  entered into two intercreditor agreements with the trustee under the indenture governing the First
                           Mortgage Notes. One intercreditor agreement relates to the FF&E Collateral and the other intercreditor agreement relates to the Pari Passu Collateral. See
                           "Risk Factors--Limits on Remedies."

                           The intercreditor agreement relating to the FF&E Collateral, among other things, (a) confirms the first priority of the holders of the registered notes in any proceeds of the sale of FF&E Collateral, (b) confirms the exclusion of the FF&E Collateral from the collateral securing the First Mortgage Notes, (c) confirms the exclusive right of the trustee under the indenture governing the registered notes to exercise remedies with respect to the movable FF&E Collateral and (d) confirms the exclusive right of the trustee under the indenture governing the First Mortgage Notes to exercise remedies with respect to the attached or appurtenant FF&E Collateral.

                           The intercreditor agreement relating to the Pari Passu Collateral, among other things, (a) confirms the exclusive right of the trustee under the indenture governing the First Mortgage Notes to exercise remedies with respect to the Pari Passu Collateral and (b) confirms that the proceeds from any sale of Pari Passu Collateral will be shared ratably between the holders of the registered notes and the holders of the First Mortgage Notes, up to a maximum of $10.0 million of principal obligations in favor of the holders of the registered notes.

Optional Redemption......  At any time on or after August 1, 2003, the issuers may, at their option, redeem some or all of the registered notes at the following prices (expressed as a percentage of principal amount):

                     Year             Percentage
                     ----             ----------
                     2003              106.50%
                     2004              103.25%
                     2005 and
                      thereafter       100.00%

                           In addition, at any time on or prior to August 1, 2002, the issuers may redeem up to 35% of the original aggregate principal amount of the registered notes at a price equal to 113% of the principal amount thereof with the proceeds of certain equity offerings of Hollywood Casino Corporation that are contributed to Hollywood Casino Shreveport; provided, however, that at least 65% of the original aggregate principal amount of the registered notes remains outstanding immediately after any redemption.

Mandatory Redemption.....  If the issuers redeem or offer to purchase the First
                           Mortgage Notes in all or in part, they will be required to make a like redemption or offer to purchase with respect to the registered notes on a pro rata basis.

Gaming Redemption........  The registered notes will be subject to mandatory disposition and redemption requirements following certain determinations by any gaming authority.

Change of Control........  If a change of control occurs, the issuers must offer to repurchase the registered notes at a price equal to 101% of the aggregate principal amount of notes outstanding, plus accrued and unpaid interest, if any.

Asset Sales and Events     If Hollywood Casino Shreveport sells certain assets
 of Loss.................  or experiences certain events of loss and it does not apply the proceeds as designated, the issuers will be required to offer to repurchase the registered notes at a price equal to 100% of the aggregate principal amount of registered notes outstanding, plus accrued and unpaid interest, if any, if the amount of proceeds not applied as designated exceeds $5.0 million.

Basic Covenants of the     The issuers will issue the registered notes under an
 Indenture...............  indenture that among other things, restricts the ability of Hollywood Casino Shreveport to:

                              .  borrow money;

                              . pay distributions on its equity interests or prepay debt;

                              .  make investments;

                              .  use its assets as security in other
                                 transactions; and

                              .  sell assets or enter into mergers or
                                 consolidations.

                           In addition, the indenture restricts the ability of HWCC-Louisiana, HCS I, HCS II and Shreveport Capital to acquire additional assets, become liable for additional obligations or engage in any significant business activities.

Form of Registered         The registered notes will be represented by a
 Notes...................  permanent global note in definitive, fully registered form. The global note will be registered in the name of a nominee of The Depository Trust
                           Company and will be deposited with State Street Bank and Trust Company, as custodian for The Depository
                           Trust Company's nominee.

Use of Proceeds..........  We will not receive any cash proceeds from the issuance of the registered notes in connection with the exchange offer.

  Please review the information beginning on page 65 under the heading "Description of the Registered Notes" for more detailed information concerning the notes.

                                  RISK FACTORS

  We urge you to carefully consider the following factors, as well as the other matters described in this prospectus, before exchanging your original notes for registered notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks materialize, our business could be harmed and the market price of our notes may decline.

Leverage--We have a substantial amount of debt, which could materially adversely affect our financial condition, results of operations and prospects and prevent us from fulfilling our obligations under the notes.

  We currently have a large amount of indebtedness. For the six months ended June 30, 2001, the Shreveport resort recorded a negative earnings before interest, taxes, depreciation, amortization, land lease and management fees ("EBITDA") of $8.0 million and a net loss of $31.0 million. As a result, our cash flow and earnings were insufficient to cover our fixed charges which included $12.1 million of interest expense for the six-month period. As of June 30, 2001, after giving effect to the offering of the original notes and the application of the proceeds therefrom, our total indebtedness was $191.0 million. The indenture governing the notes permits us to incur an additional $6.0 million in indebtedness to finance the future purchase of FF&E. The indenture governing the notes also permits us to incur additional indebtedness if we satisfy required debt coverage tests. If new debt is added to our current debt levels, the related risks could intensify.

  This large amount of indebtedness could, for example:

    . make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default;

    . require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

    . limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

    . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    . detract from our ability to successfully withstand a downturn in our business or the economy generally; and

    . place us at a competitive disadvantage against other less leveraged competitors.

  The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes. For more information on the terms of the notes, see the discussion under the section entitled "Description of the Registered Notes."

Ability to Service Debt--We may not be able to generate sufficient cash flow to meet our debt service obligations.

  Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash flow in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors, including weather, that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Limits on Remedies--The trustee's ability to exercise remedies on the collateral securing the notes may be restricted and the ability to realize proceeds may be limited.

  Up to $10.0 million of principal of the notes will be secured on a pari passu basis with the First Mortgage Notes by the Pari Passu Collateral. Certain of our licenses, such as gaming and liquor licenses, may not legally be transferred or pledged as collateral to secure the notes. The holders of the First Mortgage Notes and the holders of the notes will share ratably with respect to any recovery against the Pari Passu Collateral, up to a maximum of $10.0 million of principal obligations in favor of the holders of the notes. Notwithstanding the security interest in the Pari Passu Collateral in favor of the holders of the notes, pursuant to the terms of the intercreditor agreement relating to the Pari Passu Collateral, the trustee for the holders of the notes will not be able to independently foreclose upon, or otherwise exercise remedies with respect to, the Pari Passu Collateral. In addition, the First Mortgage Notes are guaranteed on a senior secured basis by HWCC-Louisiana, HCS I and HCS II, our direct and indirect parent entities. The notes are not so guaranteed and are not entitled to the benefit of any security interest in the assets of those entities, including the equity interests that constitute the ownership and control of the Partnership. Holders of the First Mortgage Notes have claims, rights and remedies against those guarantors and those pledged assets, including the right to foreclose on the equity interests constituting the ownership of the Partnership, that holders of the notes will not have. In addition, the holders of the notes will not share in any payments or proceeds from or with respect to those guarantees and the collateral securing guarantees. To the extent that the interests of the holders of the First Mortgage Notes are not aligned with those of the holders of the notes, the exercise of remedies against the guarantors, and in particular the foreclosure upon the equity interests that constitute the ownership and control of the Partnership, may impair the ability of the holders of the notes to recover as fully under the notes as the holders of the First Mortgage Notes.

  Up to $29.0 million of principal of the notes will be secured by a contractual first priority security interest in the FF&E Collateral. Up to $6.0 million of FF&E may be acquired with the proceeds of, and encumbered under, future permitted FF&E Financing and will not be collateral for the notes. Notwithstanding the contractual first priority security interest in the FF&E Collateral in favor of the holders of the notes, a court of competent jurisdiction may determine, based on specific facts and circumstances, that a portion of the FF&E Collateral is either (a) attached to the real estate in a manner so as to become a component part of it or (b) an appurtenance to the riverboat vessel. We refer to this type of collateral in this prospectus as "Fixed FF&E Collateral." To the extent any FF&E Collateral is determined to be Fixed FF&E Collateral, the trustee for the notes will not be entitled to independently foreclose upon, or otherwise exercise remedies with respect to, that Fixed FF&E Collateral. Instead, the trustee for the notes will be contractually entitled to a first priority on any proceeds from that Fixed FF&E Collateral, up to $29.0 million of principal obligations.

  The ability of the trustee for the notes to exercise remedies and realize upon the collateral upon an event of default and acceleration of the notes will also be limited by the Louisiana Riverboat Economic Development and Gaming Control Act and bankruptcy laws. For more information, see "Description of the Registered Notes--Certain Gaming Law Limitations" and "Description of the Registered Notes--Certain Bankruptcy Limitations."

  There can be no assurance that upon an event of default and acceleration of the notes the proceeds of any sale of collateral in whole under the indenture governing the notes and the related collateral documents would be sufficient to satisfy our obligations under the notes. If the proceeds are insufficient, the deficiency would represent an unsecured obligation and there can be no assurance that the holders of the notes would recover the deficiency. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. For more information, see "Description of the Registered Notes--Security," "Description of the Registered Notes--Pari Passu Collateral Intercreditor Agreement" and "Description of the Registered Notes--FF&E Collateral Intercreditor Agreement."

  The ability of the trustee for the notes to foreclose upon and sell collateral also will be subject to the procedural restrictions of state real estate law and the Uniform Commercial Code or, in the case of the gaming vessel, the Ship Mortgage Act, as amended, and federal admiralty law statutes. The right of the trustee to repossess and dispose of the collateral upon an event of default and acceleration of the notes is also likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us prior to, or possibly even after, the trustee has repossessed and disposed of the collateral.

Mechanics' and Maritime Liens--Parties who have provided services or supplies in connection with the construction of our resort may have a lien on the project senior to the lien of the mortgage securing the notes.

  Louisiana law provides contractors, subcontractors, laborers, architects, material suppliers and others with a lien on the property improved by their services or supplies in order to secure their right to be paid. If these parties are not paid in full, they may seek foreclosure on their liens. In Louisiana, the priority of all mechanics' liens related to a particular construction project relates back to the date on which work on the project first commenced by any contractor. Construction of the Shreveport resort began before the mortgage securing the notes was recorded. Under Louisiana law, the time periods within which contractors, subcontractors, laborers, architects, material suppliers and others who provided goods or services in connection with the construction of the Shreveport resort had to perfect their lien rights have expired. With respect to any mechanics' liens timely and properly filed, suit must be brought to enforce such lien within one year from the date the lien was perfected by filing. If suit is not brought within that period, the lien will lapse. Contractors, subcontractors, laborers, architects, material suppliers and others providing goods or services in connection with the construction of the Shreveport resort who timely complied with the requirements of Louisiana law will have a lien on the project senior in priority to the lien of the mortgage securing the notes until the earlier of the date they are paid in full or the liens lapse as a matter of law. In addition to mechanics' liens relating to the construction of the Shreveport resort, contractors, subcontractors, laborers, architects, material suppliers and others providing goods or services in connection with repairs, improvements, modifications or other work that was not part of the initial construction of the Shreveport resort and that commenced subsequent to the substantial completion of the Shreveport resort also may have lien rights with respect to the immovable property (real estate) improved by their services or supplies to secure their right of payment. To the extent these lien rights relate to work commenced before the mortgage securing the notes was recorded, the persons with lien rights for that work might have a lien on our interests in the immovable property improved by that work senior in priority to the lien of the mortgage securing the notes until the earlier of the date they are paid in full or the liens lapse as a matter of law as previously described, assuming those persons otherwise comply with the requirements of Louisiana law to preserve their lien rights.

  The issuers obtained a title insurance policy for the benefit of the holders of the notes to ensure the priority of the lien held by them and to ensure against any loss occurring as a result of a mechanics' lien. Nevertheless, in the event of a liquidation, proceeds from the sale of collateral might be used to pay the holders of any mechanic's liens timely and properly perfected, and at that time enforceable, before holders of the notes.

  With respect to any vessel, or interests in any vessel, which serve as collateral for the notes, parties providing construction-related goods and services, as well as tort and other claimants, could have priority over the lien of the collateral documents encumbering that vessel, to the extent those parties remain unpaid.

Leverage of Hollywood Casino--Due to its high degree of leverage and the terms of its outstanding debt obligations, Hollywood Casino's ability to provide further financial support to us is severely limited. In the event of a bankruptcy proceeding against Hollywood Casino, Hollywood Casino's creditors may seek recourse against our assets.

  Hollywood Casino, our parent company, is highly leveraged. At June 30, 2001, Hollywood Casino had total long-term indebtedness of $573.6 million and stockholders' deficit of $93.5 million. Hollywood Casino's earnings were insufficient to cover fixed charges for the six months ended June 30, 2001 by $26.5 million.

  Hollywood Casino is subject to an indenture governing $360.0 million of its outstanding indebtedness, which limits Hollywood Casino's ability to contribute equity or otherwise advance funds to the issuers. Hollywood Casino has contributed to us the maximum amount of equity permitted under that indenture. If Hollywood Casino desires to make additional contributions to us, it will have to modify the indenture governing its indebtedness, which may be very difficult to achieve.

  Furthermore, Hollywood Casino and certain of its affiliates are involved in activities that are related to our business and assets. In addition, we have overlapping officers and directors with Hollywood Casino and certain of its affiliates. In the event that Hollywood Casino or one of these affiliates is the subject of a proceeding under the United States Bankruptcy Code, the creditors of that entity or the trustee in bankruptcy may argue that the assets and liabilities of the various affiliated entities, including us, should be consolidated and our assets made available for satisfaction of claims against the entity in bankruptcy. Although we believe we are separate and distinct legal entities from Hollywood Casino and its affiliates, we cannot guarantee that in the event of a bankruptcy case of Hollywood Casino or one of its affiliates involved in activities related to our business and assets, a bankruptcy court would not order consolidation of our assets with those of the entity in bankruptcy.

Adverse Tax Treatment--The notes were issued with original issue discount and could be classified as equity for United States federal income tax purposes, which would adversely affect the tax treatment of the interest payments.

  The notes provide for the payment of both fixed interest and contingent interest. Contingent interest will be calculated based on a percentage of our cash flow. By reason of the application of certain United States Treasury Regulations applicable to contingent payment debt obligations, the notes are considered to have been issued with original issue discount for United States federal income tax purposes. As a result, a holder may be required to include amounts in income for United States federal income tax purposes prior to the receipt of cash payments attributable to such income. The indenture governing the notes contains terms typically included in instruments evidencing indebtedness and are intended to create a debtor-creditor relationship between us and the holders of the notes. The issuers will treat the notes as indebtedness of the Partnership for United States federal income tax purposes. However, this treatment is not binding on the Internal Revenue Service or any court and the Internal Revenue Service may successfully argue, or a court may hold, that the notes should be treated as equity for United States federal income tax purposes. If any portion of the notes is treated for United States federal income tax purposes as equity rather than indebtedness, the interest on that portion of the notes would not be deductible for United States federal income tax purposes. The disallowance of interest deductions for any reason could have a material adverse effect on the after-tax cash flow of the issuers. In addition, (1) if any portion of the notes is treated for United States federal income tax purposes as equity of a corporate issuer (e.g., equity of the Partnership if it is a "publicly traded partnership" taxable as a corporation for United States federal income tax purposes), the interest payments made on that portion of the notes will be taxable to the recipient as dividends (rather than interest) to the extent of that corporation's (or the publicly traded partnership's) current and accumulated earnings and profits; and (2) if any portion of the notes is treated as equity of the Partnership and it is not a "publicly traded partnership" taxable as a corporation for United States federal income tax purposes, then in lieu of recognizing interest income for United States federal income tax purposes, the holders of that portion of the notes would be taxable on a share of the Partnership's income for United States federal income tax purposes. This could adversely affect the timing, character and amounts includible in income of a holder of the notes, and may result in certain holders, such as tax-exempt holders or Non-U.S. Holders (as defined), having different tax results (or, possibly greater tax liability) than described below.

No Recourse Against Hollywood Casino or Shreveport Paddlewheels--Neither Hollywood Casino nor Shreveport Paddlewheels are obligated to make any payments on the notes.

  You should not expect Hollywood Casino, Shreveport Paddlewheels, L.L.C. or any of their respective affiliates, other than us, to participate in servicing any of the payments due on the notes. None of Hollywood Casino, Shreveport Paddlewheels or any of their respective affiliates, other than us, has any obligation to make any payments of any kind to the holders of the notes.

Land Lease Risks--The termination of the land lease for the Shreveport resort could have an adverse effect on the notes.

  The land on which the Shreveport resort was built is subject to a lease with the City of Shreveport which commenced on the date construction began on the Shreveport resort and ends on December 20, 2010, with options to renew the lease for eight additional successive terms of five years each. The leasehold interest is collateral for the notes. Our leasehold is subject and subordinate to the lessor's interest in the real estate subject to the leasehold. The lease may be terminated by the city as a result of, among other things, a default by us under the lease. If the City of Shreveport terminates the lease, we will lose possession of the land subject to the lease and the improvements on the land, thereby extinguishing the trustee's security interest in the lease and those improvements, as well as making it impossible for us to operate the Shreveport resort. Moreover, the termination of the lease for the Shreveport resort would require us to terminate or attempt to relocate these operations, which would have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Risk of New Venture--We have a limited operating history with operating losses and no history of earnings.

  The Shreveport resort opened on December 20, 2000. We therefore have only a limited history of operations, no history of earnings and no prior experience in operating in the Shreveport market. For its first full six months of operations ended June 30, 2001, the Shreveport resort generated negative EBITDA of $8.0 million. We cannot assure you that we will generate positive EBITDA in future periods. As a relatively new development, the Shreveport resort is subject to all of the difficulties associated with a new business enterprise, including the following:

    .  hiring and retaining skilled employees;

    .  licensing, permitting and operating problems;

    .  competing with established operators; and

    . operating a new venture in a jurisdiction where we have not previously conducted business.

  Under the terms of our management agreement with HWCC-Shreveport, Inc., we have relied and continue to rely on members of management of HWCC-Shreveport, certain of whom are currently executive officers of Hollywood Casino, to operate the Shreveport resort. Although these individuals have a significant amount of experience in the gaming industry, they have not previously managed operations in the Shreveport market or in Louisiana. There can be no assurance that HWCC-Shreveport will be able to successfully operate the casino or that our operations will be profitable or generate sufficient operating cash flow to enable us to satisfy our obligations under the notes. Any failure to successfully operate the casino could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Dependence Upon Single Gaming Site--Economic and competitive conditions in Shreveport, among others, could adversely affect the Shreveport resort.

  We are entirely dependent upon the operation of the Shreveport resort to generate all of our future cash flow. Therefore, we are subject to greater risks than a geographically diversified gaming company. These greater risks include those caused by:

    .  local economic and competitive conditions;

    .  changes in local and state governmental laws and regulations;

    .  natural and other disasters;

    . a decline in the number of residents near or visitors to the Shreveport market;

    .  failure of the market to fully absorb new capacity in the market; or

    .  a decrease in gaming activities in the Shreveport market.

  Any of the factors outlined above could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Completion of Restaurant and Entertainment Promenade--If the planned restaurant and entertainment promenade is not completed or is further delayed, operations at the Shreveport resort may be adversely affected.

  An important entertainment amenity for the Shreveport resort will be the extensive "New Orleans style" outdoor restaurant and entertainment promenade that will contain approximately 42,000 square feet of dining, entertainment and retail space. We contemplate that this portion of the Shreveport resort will be adjacent to another 55,000 square feet of restaurant, retail and entertainment space. Our business plan assumes that the restaurant and entertainment promenade and the adjacent development will attract additional customers to the Shreveport resort. However, we will neither develop the restaurant and entertainment promenade nor will we develop or own the adjacent development.

  The developers' ability to develop the restaurant and entertainment promenade and adjacent development is subject to a number of contingencies and risks. Although the developers have entered into leases with several bars and restaurants, these leases are subject to numerous contingencies, including completing construction of the tenant improvements. Although the entertainment and retail promenade is proceeding, the project is significantly behind the developers' original project schedule. The developers' failure to satisfy those contingencies or develop the adjacent development could delay the opening of the restaurant and entertainment promenade, which could have a material adverse effect on our business, financial condition, results of operations, and prospects and our ability to satisfy our obligations under the notes, or require us to seek alternative developers or develop the promenade ourselves.

Competition--The Shreveport resort competes with several other casinos in the Shreveport market and other forms of gaming.

  We compete directly with Binion's Horseshoe, Harrah's, the Isle of Capri and Casino Magic in the Shreveport market. Certain of these competitors have higher profile brand names in the Shreveport market and greater financial resources than us. All of these competitors have operated in the Shreveport market for several years and have established customer bases. There can be no assurance that we will be able to effectively compete against these four established casinos or that the Shreveport market is large enough to allow more than four casinos to operate profitably. Furthermore, the Louisiana Gaming Control Board has granted 14 of the 15 legislatively approved riverboat gaming licenses in Louisiana. The Louisiana Gaming Control Board recently announced that on October 16, 2001 it will render a decision with regard to pending applications for the fifteenth license. The remaining riverboat gaming license could ultimately be granted in, or one or more of the current operators in other parts of Louisiana could relocate to, the Shreveport market which would directly increase competition in the Shreveport market which could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

  The Louisiana Riverboat Economic Development and Gaming Control Act provides that the designated gaming area shall not exceed the lesser of 60% percent of the total square footage of the passenger access area of the vessel or 30,000 square feet at each casino. The facilities of three of the competitors in the Shreveport market arguably contain less than the total amount of gaming space permitted. If these competitors were to increase the size of their facilities, they would be able to add more gaming positions, which would directly increase competition in the Shreveport market. One of these competitors, Casino Magic, has publicly stated that it intends, in the near future, to undertake a significant expansion and improvement of its casino vessel, which would include expanding the size of its gaming area.

  Also, there can be no assurance that we will be able to effectively compete against any other future gaming operations that Louisiana or other authorities may authorize in the gaming market in which the Shreveport resort operates. For example, in 1997, the Louisiana legislature adopted legislation permitting up to 15,000 square feet of slot machine gaming at pari-mutuel wagering facilities located in parishes in Louisiana that approve slot machine gaming in a referendum election. Shortly thereafter, a referendum election was held that approved slot machine gaming at Louisiana Downs, which is located in Bossier City, approximately nine miles from the site of the Shreveport resort. The Louisiana legislature passed legislation regarding the imposition, collection and disposition of taxes on slot machines to be located at Louisiana Downs. In March 2001, Louisiana Downs announced plans for an $86.0 million expanded entertainment facility to include approximately 1,750 slot machines, a dining buffet, lounge and sports bar to be completed in the first quarter of 2002. Additional plans announced call for the construction of a 300- to 400-room hotel and recreational vehicle park by the end of 2002. The completion of this facility will result in another source of competition for the Shreveport resort which could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

  Casino gaming is currently prohibited in several jurisdictions adjacent to Louisiana. As a result, a significant portion of our customers are residents of these jurisdictions, primarily Texas. Although casino gaming is currently not permitted in Texas and the Texas Attorney General has issued an opinion that gaming in Texas would require an amendment to the Texas Constitution, the Texas legislature has considered proposals to authorize casino gaming in the past. For instance, during its most recent session, the Texas legislature considered, but did not pass, legislation that would have decriminalized casino gaming on the reservations of Native Americans that were recognized as tribal land as of January 1, 2000. The legalization of casino gaming in Texas, or in other nearby jurisdictions, would have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

  We will compete to a lesser extent with gaming operations in other jurisdictions and with other forms of gaming, including lottery gaming, horse and dog racing, as well as other forms of entertainment.

Reliance on Services under the Management Agreement and License Agreement and Personnel of Hollywood Casino--We depend on the key personnel of Hollywood Casino for our success and the loss of their services or increased demands on their time could have a negative impact on us.

  Hollywood Casino Personnel. HWCC-Shreveport, a wholly owned subsidiary of our parent, Hollywood Casino, operates the Shreveport resort under the terms of a management agreement. The success of the Shreveport resort will be largely dependent upon the efforts and skills of the executives of HWCC-Shreveport, certain of whom are also currently executive officers of Hollywood Casino. We have granted them significant independence in operating matters. The loss of any of these officers could have a material adverse effect on us. There can be no assurance that HWCC-Shreveport will be able to hire and retain suitable replacements in the event it loses any of their services.

  Also, certain executives of HWCC-Shreveport, certain of whom are currently executives of Hollywood Casino, are simultaneously operating Hollywood Casino's other properties in Aurora, Illinois and Tunica

County, Mississippi. Although Hollywood Casino has successfully operated its properties for a number of years, the addition of a third property has placed considerable demands on its management. While Hollywood Casino is dedicating significant time to the operation of the Shreveport resort, it is concurrently undertaking other projects, such as the construction of new facilities at its Aurora casino. There can be no assurance that the time and attention of these executives will not be diverted from time to time by the other operational and managerial demands placed on them by Hollywood Casino.

  Termination of Management Agreement and License Agreement. Either we or HWCC-Shreveport may terminate the management agreement under certain specified circumstances, including for breaches of the agreement, illegality, if a gaming license were in jeopardy or if Hollywood Casino were to lose their trademark. In addition, if we fail to furnish the funds required for HWCC-Shreveport to properly manage the Shreveport resort or fail to compensate or reimburse HWCC-Shreveport in accordance with the management agreement, HWCC-Shreveport may

    .  advance the necessary funds in the form of a loan; or

    .  terminate the management agreement.

  In addition, HWCC-Shreveport may terminate the management agreement in its sole discretion if there is a voluntary or involuntary assignment, transfer or disposition of our interest in the management agreement of the Shreveport resort, including upon any foreclosure by the trustee, and

    . the assignee, purchaser, or recipient has not agreed to be bound by the management agreement; or

    .  HWCC-Shreveport has not given permission.

  We are required to notify HWCC-Shreveport at least 60 days prior to any such contemplated assignment, transfer or disposition. HWCC-Shreveport may withhold its permission if it has a good faith opinion that such action would jeopardize, restrict, limit or create a right of cancellation of any approval, consent or licensing of HWCC-Shreveport or its affiliates by any gaming authorities. If HWCC-Shreveport terminates the management agreement for any of the foregoing reasons and the cash flow for the Shreveport resort is in excess of $1 for the immediately preceding fiscal quarter, we will be obligated to pay HWCC-Shreveport an amount equal to two times the sum of the basic management fee and incentive fee for the immediately preceding 12 months, or preceding fiscal year, as the case may be, plus any other amounts owed to HWCC-Shreveport.

  Upon termination of the management agreement for any reason, the license agreement shall also terminate and we will only be permitted to use the Hollywood Casino trademarks for six months following such termination.

  The termination of the management agreement and the loss of the right to use the Hollywood Casino trademarks could have a material adverse effect on our operations.

Difficulty in Attracting and Retaining Qualified Employees--We face difficulties in attracting and retaining qualified employees for the casino.

  The operation of the Shreveport resort requires qualified executives, managers and a number of skilled employees with gaming industry experience and qualifications to obtain the requisite riverboat gaming licenses. Currently, there is a shortage of skilled labor in the gaming industry in general. We believe this shortage has made and will continue to make it difficult and expensive to attract and retain qualified employees, a situation which is more acute in the Shreveport market where four other casinos are operating. Moreover, in connection with obtaining Harrah's consent and agreement to operating adjacent to its facility, we agreed that we would not hire any Harrah's employees through June 20, 2001. Consequently, we have incurred and continue to incur higher labor costs to attract a sufficient number of qualified gaming employees from existing gaming operations in the Shreveport market.

Regulatory Compliance--We and our affiliates must adhere to various regulations and maintain the licenses to continue casino operations.

  Hollywood Casino, HWCC-Shreveport, HWCC-Louisiana, HCS I, HCS II, Shreveport Paddlewheels and Hollywood Casino Shreveport, as well as some of their respective officers, directors and key employees and certain parties engaging in activities related to the casino are required to obtain and hold various licenses, permits and approvals in Louisiana. The failure to obtain or retain any of these licenses, permits or approvals in Louisiana, such as the riverboat gaming license, could have a material adverse effect on our ability to operate the casino. Generally, regulatory authorities have broad discretion in granting, conditioning, renewing, suspending and revoking licenses, permits and approvals.

  We are, and any future guarantors will be, subject to a variety of regulations in Louisiana. If current interpretations of gaming laws and regulations are modified, or if additional gaming regulations are adopted, operational requirements, costs and other restrictions could be imposed on us and any guarantor, any one or more of which could have a material adverse effect on us. From time to time, various proposals have been introduced in the Louisiana legislature that, if enacted, would affect the tax, regulatory, operational or other aspects of the gaming industry. There can be no assurance that such proposed legislation will not be enacted.

  In some circumstances, the suspension or revocation of a gaming license in one jurisdiction may trigger the suspension or revocation of a license or affect eligibility for a license in another jurisdiction and we could accordingly be adversely affected by regulatory actions in other jurisdictions directed principally at Hollywood Casino or its subsidiaries or its employees. If additional gaming regulations are adopted in Louisiana in the future, those regulations could impose additional restrictions or costs that could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Gaming Taxes--Any increase in federal, Louisiana or Shreveport taxes could have a negative impact on us.

  From time to time, various legislators have proposed the imposition of a federal tax on gross gaming revenues. In March 1996, tax legislation was introduced in Congress which included a proposal to impose a 15% federal tax on taxable gaming services, defined as gross gaming receipts less total gaming payoffs. Although no action has been taken on this legislation, there can be no assurance that this tax or any similar tax will not be imposed in the future. In addition, we are subject to a 19.5% tax on net gaming proceeds and other fees in Louisiana, increasing to 20.5% and 21.5% in April of 2002 and 2003, respectively, as well as normal federal and state income taxes, and these taxes and fees are subject to increase at any time. The introduction of new taxes or the increase in the rates of existing taxes could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Anti-Gaming Initiatives--Anti-gaming initiatives have been proposed in Louisiana in the past.

  The regulatory environment in Louisiana may change in the future and any change could have a material adverse effect on our results of operations. In 1996, the State of Louisiana adopted a statute in connection with which votes were held locally where gaming operations were conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. All parishes where riverboat gaming operations are currently conducted voted to continue gaming, but there can be no guarantee that similar referenda might not produce unfavorable results in the future. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act are frequently introduced in the Louisiana State legislature. In addition, the State legislature, from time to time, considers proposals to repeal the act. If such proposals were approved or if legislation were enacted prohibiting gaming in Louisiana, it would have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

Business Interruptions--We may temporarily lose the service of the casino or other facilities.

  Our profitability is dependent upon the continued operations of the riverboat casino and other related hotel, restaurant and entertainment facilities. Any temporary closure of the riverboat casino or the other facilities would negatively impact our profitability. These facilities could be lost from service for a number of reasons, including casualty, forces of nature or extended or extraordinary maintenance or inspection. The vessel is subject to U.S. Coast Guard regulations requiring periodic hull inspections every three to five years, which could result in a temporary loss from service of the vessel. Also, a flood or severe weather conditions could adversely affect our operations. Moreover, floods or severe weather could cause substantial damage to the area surrounding our facility which could temporarily reduce access to the casino or the other facilities.

  We will maintain business interruption insurance on our operations in amounts we consider adequate, but there can be no assurance that we will be able to maintain this insurance in the future in sufficient amounts on commercially reasonable terms, or at all. An extended loss of service of the casino or the other facilities would have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to meet our obligations under the notes.

Gaming Redemptions--You may be required to dispose of your notes or we may redeem your notes if any gaming authority finds you unsuitable to hold them.

  Under particular circumstances, we have the right, at our option, to cause you to dispose of your Notes or to redeem your notes in order to comply with gaming laws to which we are subject. For more information, see the discussion under the section entitled "Description of the Registered Notes--Mandatory Disposition Pursuant to Gaming Laws."

Change of Control--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

  If a change of control were to occur, we may be required to make an offer to purchase all of the outstanding notes and the First Mortgage Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. As of June 30, 2001, there were outstanding $150.0 million in aggregate principal amount of the First Mortgage Notes. There can be no assurance that we would have enough funds to pay for all of the notes and the First Mortgage Notes that are tendered under the offer to purchase. If we were required to purchase the notes and the First Mortgage Notes, we would in all likelihood require third party financing. However, there can be no assurance that we would be able to obtain such financing on acceptable terms, if at all. The failure to comply with the requirements of the indenture governing the First Mortgage Notes and the indenture governing the notes with respect to change of control events will constitute an event of default under each indenture. For more information, see the discussion under the section entitled "Description of the Registered Notes--Repurchase at the Option of the Holders."

Fraudulent Conveyance--Federal and state statutes allow courts, under specific circumstances, to void debt and require noteholders to return payments received from debtors.

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer laws, debt obligations, such as our obligations under the notes, could be voided, or claims in respect of debt obligations could be subordinated to all other debts of that debtor if, among other things, the debtor, at the time it incurred the indebtedness evidenced by its debt obligations, incurred the indebtedness with the intent to hinder, delay or defraud creditors or received less than reasonably equivalent value or fair consideration for the incurrence of the debt and:

    .  was insolvent;

    .  rendered insolvent by reason of the incurrence;

    . was engaged in a business or transaction for which the debtor's remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

  In this event, any payment by a debtor in connection with the debt obligations could be voided and required to be returned to the debtor or to a fund for the benefit of the creditors of that debtor.

  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

    . the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    .  it could not pay its debts as they came due.

  On the basis of our historical information, our equity capitalizations and other factors, we believe that at the time we issued the notes we were not insolvent, did not have unreasonably small capital for the business in which we were engaged and had not incurred debts beyond our ability to pay as such debts matured. There can be no assurance as to the standard a court would apply in making its determination or that a court would agree with our conclusions.

Lack of Public Market--You cannot be sure that an active trading market will develop for the registered notes.

  The registered notes are a new issue of securities for which there is no established market. The registered notes will not be listed on any securities exchange, although the registered notes initially will be eligible for trading in the PORTAL Market. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. The initial purchasers have advised the issuers that they intend to make a market in the registered notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the registered notes, and they may discontinue those market making activities at any time without notice. Therefore, there can be no assurance that an active market for the registered notes will develop or, if developed, that it will continue.

Failure to Exchange Original Notes--You may suffer adverse consequences if you fail to exchange your original notes.

  If you do not exchange your original notes for registered notes in connection with the exchange offer, you will continue to be subject to the provisions of the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. We do not currently intend to register the original notes.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from the exchange of the original notes for registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

  The net proceeds from the offering of the original notes were $38.4 million. Prior to the closing of the offering, Hollywood Casino made an additional equity contribution to us of $8.675 million. As a result, as of June 30, 2001, Hollywood Casino's equity contributions to us totaled $65.0 million.

  The following table shows the sources and uses of the proceeds from the offering of the original notes and the equity contribution from Hollywood Casino (in millions):


 Sources of Funds:        Amount Uses of Funds:                          Amount
 -----------------        ------ --------------                          ------
 Original notes.......... $40.2  Refinancing of furniture, fixtures
 Equity contribution.....   8.7   and equipment financing,
                                  including interest thereon..........   $28.1
                                 Working capital......................    19.0
                                 Estimated fees and expenses..........     1.8
                          -----                                          -----
   Total Sources......... $48.9    Total Uses.........................   $48.9
                          =====                                          =====

                                 CAPITALIZATION

  The following table shows our capitalization as of June 30, 2001. The information provided below should be read in conjunction with our financial statements, together with the related notes to the financial statements, included elsewhere in this prospectus.

                                                                      As of June
                                                                       30, 2001
                                                                      ----------
                                                                         (in
                                                                      thousands)
   Total debt and capital lease obligations
     First mortgage notes............................................  $150,000
     Capital lease obligations (a)...................................       --
     Notes, including premium of $1,163..............................    40,163
     Other...........................................................       815
                                                                       --------
       Total.........................................................   190,978
                                                                       --------
   Partners' capital (b).............................................     6,028
                                                                       --------
       Total capitalization..........................................  $197,006
                                                                       ========

--------
(a) Financing was incurred to fund the purchase of $30.0 million of furniture, fixtures and equipment prior to opening the Shreveport resort on December 20, 2000. This obligation was repaid with a portion of the proceeds from the offering of the original notes.

(b) Partners' capital includes the capital contribution of $8.675 million and a loss on early redemption of the capital lease obligations described above of $0.843 million.

                         SELECTED FINANCIAL INFORMATION

  The following selected financial information of Hollywood Casino Shreveport for the year ended December 31, 2000, the year ended December 31, 1999, for the period from September 22, 1998 through December 31, 1998, for the period from January 1, 1998 through September 21, 1998 and for the years ended December 31, 1997 and 1996 are derived from the audited financial statements. The following selected financial information of Hollywood Casino Shreveport for the six month periods ended June 30, 2001 and June 30, 2000, are derived from our unaudited financial statements and, in our opinion, include the normal recurring entries necessary for a fair presentation of the information. Financial statements and selected financial information for Shreveport Capital Corporation are not included in this prospectus because management has determined that such information is not material to investors since Shreveport Capital Corporation has not had and is not expected to have any operating activities, acquire any assets or incur any other liabilities.

   The ownership of Hollywood Casino Shreveport was transferred on September 22, 1998, and from that date until December 20, 2000 it was in the development stage with respect to the Shreveport resort. Under its previous owners, Hollywood Casino Shreveport (then known as QNOV) operated a riverboat casino in New Orleans until October 1997. From October 1997 until September 21, 1998, QNOV had no operations and was seeking new owners.

  The following financial information should be read in conjunction with the text under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Hollywood Casino Shreveport's consolidated financial statements and the notes relating to those financial statements included in this prospectus.

                   HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARY

                                                                           Period from   Period from
                            Six  Months Ended                             September 22,  January 1,      Year Ended
                                June 30,         Year Ended   Year Ended  1998 through  1998 through    December 31,
                            ------------------  December 31, December 31, December 31,  September 21, -----------------
                              2001      2000        2000         1999         1998          1998       1997      1996
                            --------  --------  ------------ ------------ ------------- ------------- -------  --------
 Statement of Operations
  Data:                                                          (in thousands)
 Revenues:
 Casino..................   $ 74,646  $    --    $   7,194     $    --       $  --         $  --      $45,803  $ 65,941
 Rooms...................      5,169       --          302          --          --            --          --        --
 Food and beverage.......     13,456       --        1,330          --          --            --        2,904     4,103
 Other...................      2,140       --           74          --          --             89       1,664     2,920
                            --------  --------   ---------     --------      ------        ------     -------  --------
                              95,411       --        8,900          --          --             89      50,371    72,964
 Less promotional
  allowances.............    (21,672)      --       (1,146)         --          --            --       (2,916)   (4,111)
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Net revenues............     73,739       --        7,754          --          --             89      47,455    68,853
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Expenses:
 Departmental............     72,859       --        5,837          --          --             76      29,320    42,683
 Property operations.....        --        --          --           --          --            155       6,989    11,029
 Vessel rent.............        --        --          --           --          --            (21)      2,827     4,516
 General and
  administrative.........      9,910       --          165          --          --            986       2,468     3,699
 Management fees.........      1,473       --          156          --          --            --        2,519     3,622
 Development and
  preopening.............        --      1,408      14,794          991          90           --          --        --
 Write down of assets....        --        --          --           --          --            --          --     12,200
 License transfer costs..        --        --          --           --          --            --          --     10,500
 Depreciation and
  amortization...........      7,891         6         506            2         --            --        1,547     2,866
                            --------  --------   ---------     --------      ------        ------     -------  --------
  Total expenses.........     92,133     1,414      21,458          993          90         1,196      45,670    91,115
                            --------  --------   ---------     --------      ------        ------     -------  --------
 (Loss) income from
  operations.............    (18,394)   (1,414)    (13,704)        (993)        (90)       (1,107)      1,785   (22,262)
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Nonoperating (expense)
  income:
 Interest income.........        399     3,812       5,795        3,644          55           241         583       --
 Interest expense, net of
  capitalized interest...    (12,147)   (6,631)     (9,991)      (6,946)        --            (50)        (88)     (687)
 Gain on sale of vessel..        --        --          --           --          --            --          --      8,524
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Total nonoperating
  (expense) income.......    (11,748)   (2,819)     (4,196)      (3,302)         55           191         495     7,837
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Net (loss) income before
  extraordinary item.....    (30,142)  (4,233)     (17,900)      (4,295)        (35)         (916)      2,280   (14,425)
 Extraordinary item-loss
  from early
  extinguishment of
  debt...................       (843)      --          --           --          --            --          --     (1,005)
                            --------  --------   ---------     --------      ------        ------     -------  --------
 Net (loss) income.......   $(30,985) $ (4,233)  $(17,900)     $ (4,295)     $  (35)       $ (916)    $ 2,280  $(15,430)
                            ========  ========   =========     ========      ======        ======     =======  ========
 Ratio of earnings to
  fixed charges (1)......        --        --          --           --          --            --      2.22 X        --
                             As of June 30,                          As of December 31,
                            ------------------  -------------------------------------------------------------
                              2001      2000        2000         1999         1998          1997       1996
                            --------  --------  ------------ ------------ ------------- ------------- -------
 Balance Sheet Data:                                    (in thousands)
 Total assets............   $226,567  $219,694   $ 242,384     $209,480      $5,691        $6,438     $22,572
 Total debt, including
  capital lease
  obligations............    190,978   155,986     181,946      151,759          -             -          --
 Partners' capital
  (deficiency)...........      6,028    36,148      29,174       38,171         (35)       (6,218)     (4,534)

--------
(1) For the purposes of computing the ratio, "earnings" represents income (losses) before taxes plus fixed charges exclusive of capitalized interest, and "fixed charges" consists of interest, whether expensed or capitalized, amortization of debt expense and, where applicable, an estimated portion of rentals representing interest costs. Earnings were not sufficient to cover fixed charges by $30,274,000 and $8,051,000 respectively for the six month periods ended June 30, 2001 and 2000, by $29,671,000 for the year ended December 31, 2000, by $5,347,000 for the year ended December 31, 1999, by $35,000 for the period from September 22, 1998 through December 31, 1998, by $916,000 for the period from January 1, 1998 through September 21, 1998 and by $14,425,000 for the year ended December 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with our financial statements and the notes relating to those statements included in this prospectus.

Forward Looking Statements

  This discussion and analysis, as well as portions of this prospectus that describe our future business plans and construction schedule, contain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates," "intends," "may," "will," "could," "pro forma," or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, those discussed above.

  All forward-looking statements speak only as of the date of this prospectus. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned to consider these statements accordingly, which speak only as of the date of this prospectus.

  We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

General

  Our ownership was transferred on September 22, 1998 when the current partners acquired their partnership interests from the former partners. We were a development stage entity from September 22, 1998 until the Shreveport resort opened for business on December 20, 2000.

  Prior to October 1997, our former partners were engaged in the operation of a riverboat casino in New Orleans. From that time until September 21, 1998, our former partners were winding down operations and in negotiations to transfer their ownership interests to the current partners of Hollywood Casino Corporation. Because the liquidation of the New Orleans operations is not relevant to an understanding of either the current or anticipated operations of the Shreveport resort, the majority of the discussion which follows relates to the period subsequent to September 22, 1998. The results of operations for the period from January 1, 1998 through September 21, 1998 are only discussed in the section entitled "New Orleans Operations."

Results of Operations

 First Six Months of 2001 Compared with First Six Months of 2000

  The Shreveport resort commenced operations on December 20, 2000; all activities prior to that date relate to its development and construction. Due to the lack of comparable period historical operations, the discussion of departmental operations which follows will be based on comparisons between the first and second quarters of 2001. Non-departmental operations will be reviewed based on a comparison of the first half of 2001 to the same period in 2000. The following table presents departmental operating results for each of the first two quarters of 2001 together with the percentages of departmental revenues to net revenues and departmental expenses as a percentage of the associated revenues for the such periods.

                                      Three Months Ended   Three Months Ended
                                        June 30, 2001        March 31, 2001
                                      -------------------  -------------------
Revenues:
 Casino.............................. $ 37,927,000  105.4% $ 36,719,000   97.3%
 Rooms...............................    2,737,000    7.6     2,432,000    6.4
 Food and beverage...................    6,748,000   18.8     6,708,000   17.8
 Other...............................      880,000    2.4     1,260,000    3.3
 Promotional allowances..............  (12,300,000) (34.2)   (9,372,000) (24.8)
                                      ------------  -----  ------------  -----
 Net revenues........................   35,992,000  100.0    37,747,000  100.0
                                      ------------  -----  ------------  -----
Departmental Expenses:
 Casino..............................   30,399,000   80.2    34,000,000   92.6
 Rooms...............................      421,000   15.4       613,000   25.2
 Food and beverage...................    1,924,000   28.5     3,032,000   45.2
 Other...............................    1,167,000  132.6     1,303,000  103.4
                                      ------------  -----  ------------  -----
 Total departmental expenses.........   33,911,000   94.2    38,948,000  103.2
                                      ------------  -----  ------------  -----
Departmental profit (loss)........... $  2,081,000    5.8% $ (1,201,000)  (3.2)%
                                      ============  =====  ============  =====

  The opening of the Shreveport resort increased gaming capacity in the Shreveport market by approximately 32%. Casino revenues in the market grew by only 18.8% during the first quarter of 2001 and by only 15.1% during the second quarter of 2001 compared to the corresponding periods in 2000 as the market began to absorb the incremental gaming capacity. The revenue growth realized in the market also reflects heavy promotional activity associated with our opening; accordingly, management believes that the real market growth was less than the calculated amounts above. In addition, management believes the current economic slowdown and higher gasoline prices negatively affected the Shreveport market during the first half of 2001.

  We experienced the typical operating inefficiencies associated with the opening of a new, major resort. In addition, management sought to open the Shreveport resort during December 2000 in order to capitalize on one of the busiest times of the year. Delays in construction of the casino resulted in a severe reduction in the time available for final preparations to open the facility and to train personnel. This lack of adequate preparation and training time, combined with a difficult labor market in Shreveport and the large volume of business generated by the property during its first 12 days of operations in 2000, exacerbated the operating inefficiencies. As a result, management concentrated its efforts in January and early February 2001 on fully implementing operating and training programs to ensure that customers were provided with a superior level of service. With these programs completed, the Shreveport resort launched major marketing programs in late February and March. Delays in commencing its marketing efforts, together with inclement weather and increased competitive pressures in the Shreveport market, resulted in lower gaming activity at the Shreveport resort in January and February 2001 than management originally anticipated. With the implementation of its marketing programs, the Shreveport resort experienced a favorable trend in its gaming revenues with significant increases in February and March compared to the prior month periods. Revenues continued to show improvement in April and May;

however, these increases remained below management expectations, primarily due to the economic slowdown. We are continuing to fine-tune our marketing efforts to maximize the effectiveness of our marketing programs while minimizing their costs. To this end, we terminated certain marketing programs that targeted less profitable market segments which resulted in a reduction of the Shreveport resort's gaming revenues in June. However, as a result of the elimination of the marketing programs and other cost cutting efforts, the Shreveport resort generated positive earnings before interest, taxes, depreciation, amortization, land lease and non-recurring items in both the months of June and July.

 Gaming Operations

  Total gross wagering at the Shreveport resort as measured by table game drop and slot machine handle amounted to $450 million and $466.6 million, respectively, during the first and second quarters of 2001. The second quarter improvement over the first quarter reflects a 4.5% increase in slot machine wagering partially offset by a slight decrease in table game wagering. As previously noted, management is continuing to refine its marketing strategies to most effectively and efficiently reach its targeted patrons.

 Revenues

  Casino revenues totaled $36.7 million and $37.9 million, respectively, during the first and second quarters of 2001. During the first quarter, slot machine and table game revenues accounted for 71.7% and 28.3%, respectively, of total casino revenues. During the second quarter of 2001, slot machine and table games revenues accounted for 74.3% and 25.7%, respectively, of total casino revenues. The second quarter improvement in casino revenues reflects the increase in slot machine wagering previously noted coupled with a slight increase in the slot machine hold percentage. Table game revenues experienced a decline in the hold percentage to 18.1% during the second quarter of 2001 compared to 18.9% during the first quarter. A casino's hold percentage is the percentage of money that it retains as revenue out of the total amount wagered.

  Room revenues amounted to $2.4 million and $2.7 million, respectively, during the first and second quarters of 2001 reflecting hotel occupancy rates of 75.7% and 88.4%, respectively, and average daily rates of $98 and $84, respectively. Room rates have been lowered to meet competitive pressures in the Shreveport market; however, such reductions have been offset by the improvement in hotel occupancy.

  Food and beverage revenues did not change significantly between the first and second quarters of 2001. Other revenues amounted to $1.2 million and $880,000, respectively, during the first and second quarters of 2001. The second quarter decrease reflects a decline in theater revenues associated with headliner entertainment.

  Promotional allowances include the estimated value of goods and services provided free of charge to casino customers under various marketing programs, the cost of certain cash incentive programs and the estimated cost of the "cash back" award feature of the casino's customer loyalty program. Such allowances increased as a percent of revenues to 34.2% during the second quarter of 2001 compared to 24.8% during the first quarter. Promotional allowances representing the value of free goods and services increased slightly as a percentage of the associated revenues during the second quarter of 2001 while cash incentive programs and the cost of customer loyalty programs increased significantly as the Shreveport resort implemented its marketing programs and developed its customer base through its players' card program.

 Departmental Expenses

  The Shreveport resort was designed to be a major destination resort. Accordingly, its cost structure is based on the facility generating a significant level of gaming revenues. As noted previously, management concentrated its efforts in January and early February 2001 on fully implementing operating and training programs to ensure that customers were provided with a superior level of service. Because the Shreveport resort was in a longer start up phase, departmental expense ratios during the first quarter of 2001 were higher than those experienced by other Hollywood Casino operated gaming facilities during their initial periods. As reflected in the above table, casino, rooms and food and beverage costs as a percentage of the associated revenues all showed significant declines during the second quarter of 2001 compared to the first quarter. As cost savings initiatives implemented by management are completed and the volume of business continues to grow, management anticipates such cost ratios should continue to improve.

  In March 2001, the Louisiana legislature approved an increase in the gaming tax on riverboat casinos to 21.5% of net gaming proceeds from the current 18.5%. The tax increase will be phased in over a 25-month period for all riverboats in the Shreveport market; accordingly, the gaming tax imposed on the Shreveport resort increased to 19.5% effective April 1, 2001, with additional 1% increases scheduled for April 1, 2002 and April 1, 2003. Had the entire 3% gaming tax increase been in effect during the first and second quarters of 2001, the Shreveport resort's operating expenses would have increased by $1.2 million and $772,000, respectively.

 General and Administrative

  The Shreveport resort incurred general and administrative expenses of $11.4 million during the six month period ended June 30, 2001. Such expenses included $1.5 million in management fees incurred to HWCC-Shreveport. The Shreveport resort incurred no general and administrative expenses during the 2000 six month period as prior to opening, administrative personnel and their associated expenses were included in preopening costs.

 Depreciation and Amortization

  Depreciation and amortization expense increased to $7.9 million during the first half of 2001 from $7,000 during the prior year period. The increase results from substantially all of the Shreveport resort's fixed assets being placed in service in December 2000.

 Preopening Costs

  Preopening costs represent the start up costs associated with the development of the Shreveport resort which, in accordance with existing accounting pronouncements, were required to be expensed as incurred. Such costs included, among other things, organizational costs, marketing and promotional costs, hiring and training of new employees and other operating costs incurred prior to the opening of the project. Preopening costs amounted to $1.4 million during the first half of 2000.

 Interest Income

  Interest income decreased 89.5% during the first six months of 2001 compared to the prior year period as unexpended cash proceeds of our issue of $150 million of First Mortgage Notes on August 10, 1999 were spent in connection with the construction of the Shreveport resort.

 Interest Expense

  Interest expense increased by $5.5 million (83.2%) during the six month periods ended June 30, 2001 compared to the prior year period due primarily to the cessation of interest capitalization due to the substantial completion of the Shreveport resort in December 2000 and to the increase in our long-term indebtedness from equipment financing. Interest capitalized on the First Mortgage Notes during the first half of 2000 amounted to $3.8 million. We entered into a $30 million lease financing arrangement prior to opening. In June 2001, the outstanding principal amount of the lease financing of $27.5 million was retired with a portion of the proceeds from the issue of $39 million of the notes. The notes also provided additional working capital for the Shreveport resort. The increase in overall borrowings, coupled with a higher interest rate (an effective rate of 12.21% versus a floating rate on the lease financing of 8.9% at the time the notes were issued), will result in additional interest expense in future periods.

  Interest expense also includes the amortization of deferred financing costs incurred in connection with the First Mortgage Notes, the notes and the lease financing. Such amortization amounted to $762,000 and $394,000, respectively, during the six month periods ended June 30, 2001 and 2000. No contingent interest was incurred with respect to the First Mortgage Notes or notes during the first half of 2001.

 Income Taxes

  We are a partnership and, accordingly, are not subject to federal income taxes. Those taxes are the responsibility of our partners.

 Extraordinary Item -- Loss on Early Extinguishment of Debt

  During June 2001, the Shreveport resort retired its outstanding lease financing with a portion of the proceeds from the notes. The extraordinary loss from early extinguishment of debt consists of the write off of unamortized deferred finance costs associated with the lease financing.

2000 Compared with 1999

  The Shreveport resort recognized a loss from operations of $13.7 million in 2000 compared to $993,000 in 1999 and $90,000 for the period from September 22, 1998 through December 31, 1998. Excluding preopening and development costs in 2000, the Shreveport resort earned income from operations of $1.1 million. As previously noted, the Shreveport resort opened on December 20, 2000 and all activities prior to that date relate to its development and construction.

  In March 2001, the Louisiana legislature approved an increase in the gaming tax on riverboat casinos to 21.5% of net gaming proceeds from the current 18.5%. The tax increase will be phased in over a 25-month period for all riverboats in the Shreveport market; accordingly, the gaming tax imposed on the Shreveport resort increased to 19.5% effective April 1, 2001 with additional 1% increases on April 1, 2002 and April 1, 2003. Had the entire 3% gaming tax been in effect during the period that the Shreveport resort was open in 2000, its operating expenses would have increased by $243,000.

 Gaming Operations

  Total gross wagering at the Shreveport resort as measured by table game drop and slot machine handle amounted to $83.3 million subsequent to opening in 2000.

 Revenues

  Casino revenues totaled $7.2 million during 2000 of which slot machine and table game revenues accounted for 81.3% and 18.7%, respectively.

  Rooms revenues amounted to $302,000 during 2000 with a hotel occupancy rate of 71.4% and an average daily rate of $108.

  Food and beverage and other revenues amounted to $1.3 million and $74,000, respectively in the 2000 period since opening.

  Promotional allowances represent the estimated value of goods and services provided free of charge to casino customers under various marketing programs. These allowances, as a percentage of rooms, food and beverage and other revenues, amounted to 66.9% since opening in 2000. This percentage, which reflects opening period promotional activities, is consistent with the historical experience of other Hollywood Casino Corporation-owned gaming operations.

 Departmental Expenses

  Departmental expenses as a percentage of the associated revenues are set forth below:

                                                               Expense   Percent
                                                              ---------- -------
      Casino expense......................................... $5,193,000   72.2%
      Rooms expense..........................................     88,000   29.1%
      Food and beverage expense..............................    413,000   31.1%
      Other expense..........................................    143,000  193.2%

  With the exception of other departmental expenses, these expense ratios are consistent with or only slightly higher than the historical experience during initial operating periods of other new gaming facilities operated by Hollywood Casino. A significant portion of other departmental expenses are related to opening day activities; accordingly, management anticipates that such costs, as a percentage of the associated revenues, should decline in future periods.

 General and Administrative

  General and administrative expenses at the Shreveport resort amounted to $321,000 during the 2000 period subsequent to opening. Prior to opening, administrative personnel and their associated expenses were included in preopening and development costs.

 Depreciation and Amortization

  Depreciation and amortization expense increased to $506,000 in 2000 compared to $2,000 in 1999. The increase results primarily from the placement in service of substantially all buildings, barges, and operating equipment at the Shreveport resort on December 20, 2000. Only minimal operating equipment was in use during the construction period.

 Preopening and Development Costs

  Preopening and development costs are the start up costs associated with the development of the Shreveport resort which, in accordance with existing accounting pronouncements, are required to be expensed as incurred. Such costs include, among other things, organizational costs, marketing and promotional costs, hiring and training of new employees and other operating costs incurred prior to the opening of the project.

 Interest Income

  Unexpended proceeds from our debt offering and from a total of $50 million in capital contributions generated interest income of $5.8 million and $3.6 million, respectively, during the years ended December 31, 2000 and 1999 compared with $55,000 during the period from September 22, 1998 through December 31, 1998.

 Interest Expense

  In August 1999, we successfully completed the issuance of $150.0 million of the First Mortgage Notes (see "Liquidity and Capital Resources"). Interest on the First Mortgage Notes, together with lease financing and other borrowings, resulted in interest expense amounting to $10.0 million and $6.9 million, respectively, during the years ended December 31, 2000 and 1999. These amounts are net of capitalized interest of $11.8 million and $1.1 million, respectively, during the 2000 and 1999 annual periods. Interest expense also includes the amortization of deferred financing costs incurred in connection with the debt offering and lease financings. This amortization amounted to $998,000 and $293,000, respectively, during 2000 and 1999. Contingent interest with respect to the First Mortgage Notes amounted to $77,000 during 2000.

 Income Taxes

  We are a partnership and, accordingly, are not subject to federal income taxes. Those taxes are the responsibility of our partners.

 Other Items

 Inflation

  Management believes that in the near term, modest inflation, together with increased competition within the gaming industry for qualified and experienced personnel, will continue to cause increases in operating expenses, particularly labor and employee benefits costs.

 Market Risk

  Both the First Mortgage Notes and these notes include interest at the rate of 13% payable semiannually as well as contingent interest. Contingent interest under the indentures governing the First Mortgage Notes and these notes equals 5% and 1.3%, respectively, of our consolidated cash flow for the applicable period subject to a maximum contingent interest of $5.0 million and $1.3 million, respectively, for any four consecutive fiscal quarters. Accordingly, the maximum potential interest with respect to the First Mortgage Notes for a fiscal year could be $24.5 million, resulting in an effective annual interest rate of 16.33%. The maximum potential interest with respect to these notes for a fiscal year could be $6.4 million, resulting in an effective annual interest rate of 15.5%. These maximum rates would assume that consolidated cash flow was at least $100.0 million. The contingent component of interest under the First Mortgage Notes and these notes was negotiated with the lenders as part of determining the fixed rate component of interest. Management believes that because the contingent interest component is determined by our cash flows and can only be paid if we meet certain coverage ratios, our liquidity and capital resources will not be compromised by the payment, if any, of contingent interest.

  Changes in the market interest rate would also impact the fair market value of our outstanding fixed rate debt instruments. Management estimates that an increase of 1% in the market interest rate would result in a decrease in the fair market value of our debt securities in the amount of approximately $6.7 million.

 Seasonality

  The Shreveport resort has yet to establish an operating history. Management anticipates that activity at the Shreveport resort may be modestly seasonal, with stronger results expected during the third fiscal quarter. In addition, the Shreveport resort's operations may fluctuate significantly due to a number of factors, including adverse weather conditions and chance. This seasonality and fluctuations may materially affect our casino revenues and overall profitability. Accordingly, our results of operations may fluctuate from quarter to quarter and the results for any fiscal quarter may not be indicative of results for future fiscal quarters.

 New Orleans Operations

  During the period from January 1, 1998 through September 21, 1998, our former partners were in the process of negotiating the sale of their interests to our current partners. Operating costs during this period consisted primarily of general and administrative expenses of $986,000 including salaries and legal fees associated with the efforts to transfer ownership. Property operations during the 1998 partial year period included miscellaneous revenues of $89,000 and operating and other costs amounted to $210,000. These expenses included costs for leased office space, utilities and maintenance of the leased vessel. Interest income of $241,000 earned on cash balances was partially offset by $50,000 of interest expense owing to one of the partners in connection with termination costs of the partner's docking site lease.

Liquidity and Capital Resources

 Operating Activities

  The Shreveport resort experienced negative cash flow from operations during the first half of 2001 amounting to $23.4 million. Cash on hand together with capital contributions of $8.7 million and proceeds from the issuance of the original notes were sufficient to make up the shortfall and meet our operating cash needs as well as to retire capital lease obligations ($27.5 million), make required principal payments under capital leases ($2.5 million) and other debt obligations ($1.2 million), pay for property additions of $4.9 million and pay distributions amounting to $790,000 to HCS I, Inc. and HCS II, Inc. with respect to their obligations to make distributions to Shreveport Paddlewheels for its "complex net revenue" interest (see below) and pay franchise taxes.

  Cash flow during 2000 since the commencement of operations of $815,000 was sufficient to meet the Shreveport resort's operating cash needs and to pay distributions amounting to $278,000 to its partners with respect to their tax obligations. Under the indenture for the First Mortgage Notes, contingent interest is payable based on the definition of consolidated cash flow contained in that indenture. The consolidated cash flow for contingent interest calculation purposes for the period from opening through December 31, 2000 amounted to $1.5 million.

  The operations of the Shreveport resort are managed by HWCC-Shreveport under the terms of a management agreement. Under the terms of the management agreement, we pay HWCC-Shreveport basic and incentive management fees for its services. The basic fee equals approximately 2% of the Shreveport resort's net revenues and the incentive fee equals the sum of (1) 5% of the Shreveport resort's earnings before interest, taxes, depreciation and amortization as defined in the agreement ("EBITDA") between $25 million and $35.0 million, (2) 7% of the Shreveport resort's EBITDA between $35.0 million and $40.0 million, and (3) 10% of the Shreveport resort's EBITDA over $40.0 million. In addition, we reimburse HWCC-Shreveport for expenses incurred in connection with services provided under the management agreement. These fees amounted to $1.5 million during the first half of 2001 and $156,000 during the 2000 period after opening. Under the indentures governing the First Mortgage Notes and the notes, management fees are subordinated to all payments under the First Mortgage Notes and the notes and may not be paid to the extent that their payment would result in certain financial coverage ratios not being met.

  HCS I, Inc. and HCS II, Inc. have assumed an obligation of HWCC-Louisiana, Inc. to cause us to pay Shreveport Paddlewheels an amount equal to approximately 1% of the Shreveport resort's net revenues in exchange for the assignment by Shreveport Paddlewheels of its joint venture interest in us to HWCC-Louisiana, Inc. and Sodak in September 1998. For financial accounting purposes, such allocations are treated as distributions to HCS I, Inc. and HCS II, Inc. We paid or accrued distributions totaling $737,000 during the first half of 2001 and $78,000 during the 2000 period after opening. We are also obligated to pay Shreveport Paddlewheels a $30,000 monthly fee for marine services and to reimburse Shreveport Paddlewheels for its direct expenses, if any, incurred with respect to those services. The payments to Shreveport Paddlewheels are to be made for so long as they remain a joint venture partner in us. We incurred marine services fees of $180,000 under these agreements in the first six months of 2001 and $12,000 during the 2000 period after opening.

  Third parties could assert obligations against us for liabilities that have arisen or that might arise against QNOV or the former partners with respect to any period prior to September 22, 1998. Management believes that if such a claim arises, it would be adequately covered under either existing indemnification agreements with the former partners or insurance policies maintained by QNOV or the former partners.

 Financing Activities

  We used proceeds from our August 1999 issue of $150.0 million of the First Mortgage Notes, together with $50.0 million of capital contributions and $30.0 million in furniture, fixture and equipment financing (see below) to provide $230.0 million of the costs needed to develop, construct, equip and open the Shreveport resort. Project costs included financing costs ($7.3 million) and the $5.0 million payment made in August 1999 to the City of New Orleans with respect to moving our gaming license to operate to Shreveport. The funds provided by these sources also provided a reserve for the first three scheduled payments of fixed interest on the First Mortgage Notes, including the interest payment made on February 1, 2001. In addition, Hollywood Casino Corporation made additional cash capital contributions of $8.7 million in May 2001 and $5.9 million in December 2000.

  Fixed interest on the First Mortgage Notes at the annual rate of 13% is payable on each February 1 and August 1. In addition, contingent interest accrues and is payable on each interest payment date subsequent to the opening of the Shreveport resort. The amount of contingent interest is equal to 5% of our consolidated cash flow for the applicable period subject to a maximum contingent interest of $5.0 million for any four consecutive fiscal quarters. Payment of contingent interest may be deferred to the extent that payment would result in certain financial coverage ratios not being met.

  While the Shreveport resort was under construction, we entered into a financing lease agreement with third party lessors for $30.0 million used to acquire furniture, fixtures and equipment for the Shreveport resort. Borrowings under the lease agreement accrue interest at the rate of LIBOR plus 4%. Effective with the opening of the Shreveport resort, the outstanding borrowings became payable in twelve equal quarterly installments plus interest. The lease was treated as a capital lease for financial reporting purposes. Borrowings under the lease were collateralized by the furniture, fixtures and equipment purchased. The capital lease was retired in June 2001 with a portion of the proceeds from the original notes.

  In June 2001, we issued the original notes. The original notes were issued with a premium to yield interest at an effective rate of 12.21% per annum. Fixed interest on the original notes at the annual rate of 13% is payable on each February 1 and August 1. In addition, contingent interest accrues and is payable on each interest payment date. The amount of contingent interest is equal to 1.3% of our consolidated cash flow for the applicable period subject to a maximum contingent interest of $1.3 million for any four consecutive fiscal quarters. Payment of contingent interest may be deferred to the extent that payment would result in certain financial coverage ratios not being met. Proceeds from the original notes were used, in part, to retire our capital lease obligations (see above) with the remainder available for working capital purposes.

  Under the terms of the intercreditor collateral agreements relating to the FF&E Collateral and the Pari Passu Collateral, the original notes are secured by, among other things, (1) a security interest in certain furniture, fixtures and equipment acquired under lease financing prior to the opening of the Shreveport resort for $30 million and (2) a security interest on an equal basis in up to $10.0 million of the collateral which secures the First Mortgage Notes.

  We entered into a ground lease with the city of Shreveport for the land on which the Shreveport resort was built. The lease has an initial term of ten years from the date the Shreveport resort opened with subsequent renewals for up to an additional 40 years. Base rental payments under the lease began when construction commenced and were $10,000 per month during the construction period. The base rental amount increased to $450,000 per year upon opening and continue at that amount for the remainder of the initial ten-year lease term. During the first five-year renewal term, the base annual rental will be $402,500. The annual base rental payment will be $462,875 for the second five-year renewal term, $532,306 for the third five-year renewal term, $612,152 for the fourth five-year renewal term and $703,975 for the fifth five year renewal term with no further increases. In addition to the base rent, we pay monthly percentage rent equal to the greater of (1) $500,000 per year or (2) the sum of 1% of adjusted gross revenues of the Shreveport resort and the amount by which 50% of the net income from the parking facilities exceeds a specified parking income credit. Ground lease rentals amounted to $1.0 million during the six month period ended June 30, 2001 and $213,000 during the 2000 period after opening. In addition, the ground lease agreement also calls for payments in lieu of admission fees to the City of Shreveport and payments to the local school board amounting to 3.225% and .5375% of Net Gaming Proceeds (as defined in the ground lease agreement), respectively. These additional charges amounted to $2.9 million during the six month period ended June 30, 2001 and $304,000 during the 2000 period subsequent to opening.

  We are party to a compromise agreement with Hilton New Orleans Corporation, New Orleans Paddlewheels and the City of New Orleans, in connection with which Hilton New Orleans paid the City of New Orleans $5.0 million in settlement of tax claims made by the City of New Orleans against our predecessor and we paid an additional $5.0 million to the City of New Orleans when we completed our offering of the First Mortgage Notes. In connection with that agreement, we agreed to contingently reimburse Hilton $2.0 million of the amount it paid to the City of New Orleans. The reimbursement is being paid in monthly installments of $200,000, without interest, commencing with the opening of the Shreveport resort. This liability, net of a discount in the original amount of $308,000, and the associated project costs were recorded upon the issuance of the First Mortgage Notes.

  As of June 30, 2001, our scheduled maturities of long-term debt during the remainder of 2001 are approximately $803,000.

 Capital Expenditures and Other Investing Activities

  Capital expenditures at the Shreveport resort during the first half of 2001 amounted to $4.9 million, primarily for the completion of certain hotel suites and a health spa facility. Management anticipates minimal expenditures during the remainder of 2001 toward its ongoing program of capital improvements.

  On April 23, 2000, the construction site for the Shreveport resort suffered tornado damage which delayed the opening of the facility. Management filed damage claims and received reimbursements from its insurance carrier during 2000 in the amount of approximately $1.7 million to cover the damage incurred. Management is also pursuing delayed opening claims with its carriers. To the extent the delay in the facility's opening was the responsibility of contractors, management is also seeking to recover damages from those entities. For this and other reasons, we have withheld payment of approximately $2.6 million which the general contractor is currently seeking. Both the recovery of any amounts by us from either our insurance companies or the contractors and the need to pay the general contractor the amounts being withheld are currently subject to litigation and management is unable to determine the amounts, if any, that will ultimately be received or paid.

  We entered into an agreement with a third party during 2000 providing for the joint construction and ownership of a golf course. An initial contribution of $48,000 was recorded in 2000. Contributions by us during 2001 to the limited liability corporation formed to develop and operate the golf course through the first half of 2001 amounted to $146,000. Additional contributions expected to be made to complete construction are approximately $2.4 million.

  We have agreed to reimburse up to $579,000 of construction finish out costs to be incurred by an outside lessee with respect to approximately 42,000 square feet of restaurant and entertainment facilities to be operated on property leased from us. Once the rental period commences, we are to receive $6.0 per square foot annually, payable on a monthly basis, together with percentage rentals as specified in the lease agreement. The lessee is a limited liability company in which certain relatives of a principal stockholder and director of Hollywood Casino hold directly or indirectly a 22.5% interest.

 Conclusion

  We believe that existing cash from Hollywood Casino's $8.7 million capital contribution in May 2001 and from proceeds of the original notes, together with cash from operations, will be sufficient to meet our liquidity and capital resource needs for the next 24 months. Hollywood Casino has now contributed to us the maximum amount of equity currently allowed under its existing loan covenants. Under the indenture governing the notes, we will be able to borrow, if needed, up to an additional $6.0 million to finance the purchase of furniture, fixtures and equipment.

                                    BUSINESS

 Overview

  We are a general partnership registered in the state of Louisiana. Our original partnership agreement was amended on September 22, 1998 to include as partners in what is now referred to as Hollywood Casino Shreveport the following companies: HWCC--Louisiana, Inc., a Louisiana corporation wholly owned by Hollywood Casino Corporation; Sodak Louisiana, L.L.C., a Louisiana limited liability company; and Shreveport Paddlewheels, L.L.C., a Louisiana limited liability company. The general partnership was originally formed in May 1992 for the purpose of developing and operating a riverboat casino in New Orleans, Louisiana. Originally named Queen of New Orleans at the Hilton Joint Venture or "QNOV," the partnership was 50%-owned by Hilton New Orleans Corporation and 50%-owned by New Orleans Paddlewheels, Inc. Hilton and New Orleans Paddlewheels are collectively referred to in this prospectus as our "former partners." QNOV's riverboat operations in New Orleans commenced in February 1994 and were discontinued in October 1997.

  In July 1999, we formed a new, wholly owned subsidiary, Shreveport Capital Corporation, a Louisiana corporation. We contributed $1,000 of capital to Shreveport Capital. Shreveport Capital was formed for the sole purpose of being a co-issuer with respect to the First Mortgage Notes and is also co-issuer of these notes and is not expected to have any operating activities, acquire any assets or incur any other liabilities. Accordingly, separate financial statements of Shreveport Capital are not included in this prospectus because we have determined that the information is not material to investors.

  Equity contributions from HWCC-Louisiana and Shreveport Paddlewheels provided the initial $50.0 million of funds necessary to construct the Shreveport resort. During August 1999, we successfully completed the issuance of $150.0 million of our First Mortgage Notes. These sources of funds, together with $30.0 million of furniture, fixture and equipment financing, provided the total funding for the project.

 Operations

  The Shreveport resort commenced operations on December 20, 2000. The destination resort consists of a 403-room, all suite, art deco-style hotel, and a three-level riverboat dockside casino. The casino contains approximately 59,000 square feet of space with approximately 1,454 slot machines and approximately 66 table games. The riverboat casino floats in a concrete and steel basin that raises the riverboat nearly 20 feet above the river. The basin virtually eliminates variation in the water height and allows the boat to be permanently moored to the land-based pavilion. The Shreveport resort's computerized pumping system is designed to regulate the water level of the basin to a variance of no more than three inches.

  The centerpiece of the Shreveport resort is an approximately 170,000 square foot land-based pavilion housing numerous restaurants and entertainment amenities. An 85-foot wide seamless entrance connects the casino to the land-based pavilion on all three levels resulting in the feel of a land-based casino. The pavilion features a dramatic 60-foot high atrium enabling patrons to see the casino floor from almost anywhere in the pavilion. Other amenities include the award-winning Fairbanks(R) gourmet steakhouse, the Hollywood Epic Buffet(R), a 1950's-style casual diner (the Hollywood Diner(SM)), a premium players' club (the Hollywood Director's Club(SM)) and an entertainment show room (the Hollywood Celebrity Lounge(SM)). The pavilion also includes a deli and ice cream shop, VIP check-in, a premium quality bar, meeting rooms and the Hollywood Casino Studio Store(SM), a highly-themed retail store that offers movies on video, soundtrack compact discs and logo merchandise.

  The Shreveport resort offers three parking facilities, including two parking lots and an eight-story parking garage located directly across the street and connected to the pavilion by an enclosed, movie-themed walkway. The three parking facilities provide space for approximately 2,000 cars, including valet parking for approximately 340 cars.

  The Shreveport resort features Hollywood Casino's unique Hollywood theme, which is utilized throughout the property. We believe that the use of the Hollywood theme throughout the Shreveport resort's gaming, dining and entertainment facilities has broad patron appeal and distinguishes the Shreveport resort from its competitors. Additionally, the nature of the theming permits periodic and cost effective updating, which we believe encourages both initial and repeat visits. The Hollywood theme has been used successfully at other casino facilities owned and operated by Hollywood Casino in Aurora, Illinois and Tunica County, Mississippi.

  The Shreveport resort is located near the Shreveport Civic Theater. The 1,720-seat auditorium is used by the Shreveport resort to provide headliner entertainment for customers. Entertainers that have performed or have been booked to perform at the theater include Tony Bennett, Jay Leno, Natalie Cole, Patti La Belle, Ray Charles, Travis Tritt and Brooks and Dunn.

  The Shreveport resort will also feature an extensive restaurant and entertainment development that is designed to be a "New Orleans style" outdoor walking promenade. The promenade is expected to feature approximately 42,000 square feet of dining, live entertainment and retail space. The restaurant and entertainment promenade is being developed by a third party, which development group includes the principal developer of Beale Street in Memphis, Tennessee. The promenade is expected to be completed and open by late 2001 or early 2002. We have entered into a joint venture with an affiliate of Club Corp USA, Inc. to develop a championship golf course designed by Jack Nicklaus Design. Subject to final documentation and permits, we anticipate that construction of the golf course will take approximately 14 months.

  The Shreveport resort was built next to an existing riverboat gaming and hotel facility operated by Harrah's. The two casinos form the first and only "cluster" in the Shreveport market, allowing patrons to park once and easily walk between the two facilities. Harrah's opened a new, 514-room hotel tower during the first quarter of 2001. With the opening of the Shreveport resort, there are five casinos operating in the Shreveport market. In 2000, the Shreveport market was the eighth largest gaming market in the United States and the largest in Louisiana. The Shreveport market permits continuous dockside gaming without cruising requirements or simulated cruising schedules, allowing casinos to operate 24 hours a day with uninterrupted access. The four previously established operators generated approximately $686.6 million in gaming revenues in 2000, an increase of approximately 7.0% over 1999.

  The principal target markets for the Shreveport resort are patrons from the Dallas/Ft. Worth metroplex and East Texas. There are approximately 7.2 million adults who reside within 200 miles of Shreveport/Bossier City. The Shreveport resort is located approximately 180 miles east of Dallas and can be reached by car in less than three hours. The Shreveport Regional Airport has 41 in-bound flights per day, including 16 from Dallas and eight from Houston with flight times of less than one hour.

  The Shreveport resort employs a marketing strategy designed to take advantage of its proximity to the large population base of the greater Dallas/Ft. Worth metroplex area and other major markets by targeting the local day-trip market and by utilizing its hotel rooms to expand its patron mix to include overnight visitors. The planned golf course and restaurant and entertainment promenade are expected to further promote such overnight stays. We also utilize casino information technology used at other Hollywood Casino-owned facilities to identify premium patrons. Such information is then used to encourage participation in its casino player's card program and tailor promotions and special events to cater to this market segment. We believe that the location of Hollywood Casino's executive offices in Dallas will result in a competitive advantage in attracting customers to the Shreveport resort from its target markets in Texas.

  Casino Credit. Casino operations are conducted on both a credit and a cash basis. Gaming debts arising at the Shreveport resort in accordance with applicable regulations are enforceable under Louisiana law. For the period from opening through December 31, 2000, gaming credit extended to customers accounted for less than 1% of overall wagering. At December 31, 2000, gaming receivables amounted to $617,000 before allowances for uncollectible gaming receivables which amounted to $90,000. Management of the Shreveport resort believes that the allowances for uncollectible gaming receivables are adequate.

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  Employees and Labor Relations. At December 31, 2000 there were approximately
1,790 employees at the Shreveport resort, none of whom are represented under collective bargaining agreements. Management considers its labor relations to be good.

 Competition

  The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, some of which have greater financial and other resources than we do. Competitive gaming activities include land-based casinos, dockside casinos, riverboat casinos, video lottery terminals and other forms of legalized gaming in the United States and other jurisdictions. Legalized gambling is currently permitted in various forms throughout the United States, in several Canadian provinces, as well as on Native American reservations in certain states including Louisiana and Mississippi. Other jurisdictions may legalize gaming in the near future through the introduction of proposals to legalize gaming in their state legislatures. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons can be expected to increase competition for our gaming operations and could have a material adverse impact on us.

  The Shreveport resort competes directly with Binion's Horseshoe, Harrah's, the Isle of Capri and Casino Magic in the Shreveport market. Some of these competitors have higher profile brand names and greater financial resources than we do. There can be no assurance that the Shreveport resort will be able to effectively compete against these four established casinos, three of which have been in operation since 1994, or that the Shreveport market is large enough to allow more than four casinos to operate profitably. Furthermore, the fifteenth and final riverboat gaming license available in Louisiana could ultimately be granted in, or one or more of the current operators in other parts of Louisiana could relocate to, the Shreveport market which would directly increase competition in the market.

  Also, there can be no assurance that the Shreveport resort will be able to effectively compete against any other future gaming operations that Louisiana or other authorities may authorize in the gaming market in which it will operate. For example, in 1997, the Louisiana legislature adopted legislation permitting up to 15,000 square feet of slot machine gaming at pari-mutual wagering facilities located in parishes in Louisiana that approve slot machine gaming in a referendum election. Shortly thereafter, a referendum election was held that approved slot machine gaming at Louisiana Downs, which is located in Bossier City, approximately nine miles from the Shreveport resort. In March 2001, Louisiana Downs announced plans for an $86 million expanded entertainment facility to include approximately 1,750 slot machines, a dining buffet, lounge and sports bar to be completed in the first quarter of 2002. Additional plans announced call for the construction of a 300- to 400-room hotel and recreational vehicle park by the end of 2002. The completion of this facility will result in another source of competition for the Shreveport resort. The Shreveport resort will also face competition from other forms of gaming, such as state-sponsored lotteries and video lottery terminals, pari-mutual betting on horse and dog racing and bingo parlors, as well as other forms of entertainment in Louisiana and other places from which it will draw customers.

 Casino Regulation

  The ownership and operation of a riverboat gaming vessel is subject to the Louisiana Riverboat Economic Development and Gaming Control Act or the "Louisiana Act." As of May 1, 1996, gaming activities are regulated by the Louisiana Gaming Control Board. The Louisiana Gaming Control Board is responsible for issuing gaming licenses and enforcing the laws, rules and regulations relative to riverboat gaming activities. The Louisiana Gaming Control Board is empowered to issue up to 15 licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. An initial license to conduct gaming operations is valid for a term of five years. The Louisiana Act provides for successive five year renewals after the initial five year term.


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

  The laws and regulations of Louisiana seek to:

    . prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

    . establish and maintain responsible accounting practices and procedures;

    . maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Louisiana Gaming Control Board;

    .  prevent cheating and fraudulent practices;

    .  provide a source of state and local revenues through fees; and

    . ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities.

  The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including but not limited to the following:
(1) in parishes, including the site for the Shreveport resort, other than the parish (currently Orleans Parish) of the Land-Based Casino, which we refer to as the "Official Gaming Establishment," gaming may only be conducted while a riverboat is docked and no cruises or excursions may be conducted; however, in the parish of the Official Gaming Establishment, gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist as certified by the riverboat's master; (2) each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions;
(3) agents of the Louisiana Gaming Control Board are permitted on board at any time during gaming operations; (4) gaming devices, equipment and supplies may be purchased or leased only from permitted suppliers; (5) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (6) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (7) wagers may be received only from a person present on a licensed riverboat; (8) persons under 21 are not permitted on gaming vessels; (9) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (10) licensees may only use dockside facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (11) licensees must have adequate protection and indemnity insurance; (12) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (13) gaming may only be conducted in accordance with the terms of the license, the Louisiana Act and the rules and regulations adopted by the Louisiana Gaming Control Board.

  Any person who has or controls directly or indirectly 5% or more ownership, income, or profit or economic interest in us, or who receives 5% or more revenue interest in the form of a commission, finder's fee, loan repayment, or any other business expense related to us, or who has the ability, in the opinion of the Louisiana Gaming Control Board, to exercise a significant influence over us or HWCC-Shreveport, must meet all suitability requirements and qualifications under the Louisiana Act. A gaming license is deemed to be a privilege under Louisiana law and as such may be denied, revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. In issuing a license, an applicant must demonstrate by clear and convincing evidence that it is a person of good character, honesty and integrity; that the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements incidental thereto; and is capable of and likely to conduct the activities for which the applicant is licensed under the provisions of the Louisiana Act. The Louisiana Gaming Control Board will not grant any licenses unless it finds that:

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

    . the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino;

    . the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Gaming Control Board;

    . the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a license so as to ensure the safety of its passengers;

    . the applicant designates the docking facilities to be used by the riverboat;

    . the applicant shows adequate financial ability to construct and maintain a riverboat;

    . the applicant submits a detailed plan of design of the riverboat in its application for a license;

    . the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications; and

    .  the applicant is of good moral character.

  The Louisiana Gaming Control Board may not award a license to any applicant who has been convicted of or pled guilty or nolo contendere to any offense punishable by imprisonment of more than one year, theft or attempted theft, illegal possession of stolen things or any offense or attempt involving the misappropriation of property or funds, any offense involving fraud or attempted fraud, false statements or declarations, gambling as defined by the laws or ordinances or any municipality, any parish or county, any state, or of the United States, or a crime of violence (each a "Material Offense"); who is currently being prosecuted or regarding whom charges are pending in any jurisdiction for a Material Offense; who is not current in filing all applicable tax returns and in the payment of all taxes, penalties and interest owed to the State of Louisiana, any political subdivision of Louisiana or the Internal Revenue Service, excluding items under formal appeal; or who has failed to provide information and documentation to reveal any fact material to a suitability determination, or has provided information which is untrue or misleading as to a material fact pertaining to the suitability criteria.

  The transfer of a license is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license is subject to prior Louisiana Gaming Control Board approval. A security issued by a holder of a license must generally disclose these restrictions.

  Section 2501 of the regulations enacted by the Louisiana State Police Riverboat Gaming Division pursuant to the Louisiana Act requires prior written approval by the Louisiana Gaming Control Board of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest (other than in a corporation) or economic interest of 5% or more in any licensee.

  Section 2523 of the regulations under the Louisiana Act requires notification to and prior approval from the Louisiana Gaming Control Board of (1) the application for, receipt, acceptance or modification of a loan, (2) the use of any cash, property, credit, loan or line of credit, or (3) the guarantee or granting of other forms of security for a loan by a licensee or person acting on a licensee's behalf. Exceptions to prior written approval include, without limitation, any transaction for less than $2.5 million in which all of the lending institutions are federally regulated, any transaction modifying the terms of an existing, previously approved loan transaction, or any transaction involving publicly registered debt and other securities sold pursuant to a firm underwriting agreement.

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

  The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee's gaming license. Additionally, if the Louisiana Gaming Control Board finds that the individual owner or holder of security of a corporate licensee or intermediary company or any person with an economic interest in a license is not qualified under the Louisiana Act, the Louisiana Gaming Control Board may require, under penalty of suspension or revocation of the license, that the person not receive dividends or interest on securities of the licensee; exercise directly or indirectly a right conferred by securities of the licensee; receive remuneration or economic benefit from the licensee; exercise significant control over the licensee; or continue in an ownership or economic interest in the licensee.

  A licensee must periodically report the following information to the Louisiana Gaming Control Board, which is not confidential and is to be available for public inspection: the licensee's net gaming proceeds from all authorized games; the amount of net gaming proceeds tax paid; and all quarterly and annual financial statements presenting historical data that are submitted to the Louisiana Gaming Control Board, including annual financial statements that have been audited by an independent certified public accountant.

  The Louisiana Gaming Control Board has adopted rules governing the method for approval of the area of operations and the rules and odds of authorized games and devices permitted, and prescribing grounds and procedures for the revocation, limitation or suspension of licenses and permits.

  The Louisiana Act imposes franchise and license fees amounting to 18.5% of net gaming proceeds and $50,000 per riverboat for the first year and $100,000 for subsequent years. Several local governments have been authorized to impose additional fees on adjusted gross gaming revenues and/or other fees. The Shreveport resort is required to make certain payments to the City of Shreveport under its ground lease agreement in lieu of boarding fees. Franchise and license fees and payments in lieu of boarding fees for the Shreveport resort amounted to $1.9 million during 2000.

  In March 2001, the Louisiana legislature approved an increase in the gaming tax on riverboat casinos to 21.5% of net gaming proceeds from the current 18.5% and eliminated the cruising requirement for those boats previously required to cruise. The tax increase will be phased in over a 25-month period for all riverboats in the Shreveport/Bossier City area, which were not subject to the cruising requirements. Accordingly, the gaming tax imposed on the Shreveport resort increased to 19.5% effective April 1, 2001 with additional 1% increases on April 1, 2002 and April 1, 2003. Had the entire 3% gaming tax increase been in effect during the period that the Shreveport resort was open in 2000, its operating expenses would have increased by $243,000.

  On April 19, 1996, the Louisiana legislature adopted legislation requiring statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licensed land-based gaming in Louisiana parishes. The applicable local election took place on November 5, 1996, and the voters in the parishes in which riverboats are currently located voted to continue licensed riverboat gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future elections on gaming.

Non-Gaming Regulation

  We are subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. We have not made, and do not anticipate making, material expenditures with respect to those environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to our operations.
For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to consolidate and rationalize mechanisms under various oil spill response laws. The Department of Transportation has proposed regulations requiring owners and operators of certain vessels to establish through the U.S. Coast Guard evidence of

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

financial responsibility in the amount of $5.5 million for clean-up of oil pollution. This requirement would be satisfied by either proof of adequate insurance, including self-insurance, or the posting of a surety bond or guaranty.

  The riverboat we operate must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. The riverboat must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel's Certificate of Seaworthiness or approval from the American Bureau of Shipping would preclude its use as a floating casino.

  Our shipboard employees, even those who have nothing to do with the marine operations of the vessel (such as dealers, waiters, and security personnel) may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers' compensation awards.

Trademarks

  We use the service mark "Hollywood Casino" under a trademark license agreement with Hollywood Casino Corporation. The service mark is registered by Hollywood Casino with the United States Patent and Trademark Office. We also license other "Hollywood-formative" marks to promote our casino and related services. These marks have either been registered by Hollywood Casino or are the subject of pending registration applications with the United States Patent and Trademark Office. Hollywood Casino considers its rights to the "Hollywood Casino" service mark to be well established and to have significant competitive value. The loss of its right to use the "Hollywood Casino" service mark or of Hollywood Casino to prevent others from using the same or a deceptively similar mark could have a material adverse effect on us and Hollywood Casino.

Property

  The Shreveport resort's facilities are described more fully under the caption "Business--Operations."

  The ground lease for the Shreveport resort has an initial term ending on December 20, 2010 with options to renew on the same terms for up to an additional 40 years and with further renewals available at prevailing rates and terms. Beginning with the opening of the Shreveport resort, base rental payments under the lease are $450,000 per year during the initial ten-year lease term. In addition to base rent, the Shreveport resort will pay monthly percentage rent of not less than $500,000 per year equal to 1% of monthly adjusted gross revenues and the amount, if any, by which monthly parking facilities net income exceeds the parking income credit, as all such terms are defined in the ground lease.

  Substantially all of the assets of the Shreveport resort other than up to $6.0 million in assets that may be acquired with future equipment financing are pledged as collateral for the First Mortgage Notes issued by us during August 1999 and the notes. The First Mortgage Notes were also guaranteed by HWCC-Louisiana, HCS I and HCS II. The First Mortgage Notes and the notes are nonrecourse to Hollywood Casino. Contingent interest on the First Mortgage Notes and the notes is equal to 5% and 1.3%, respectively, of the Shreveport resort's cash flow, as defined, for the applicable period subject to maximum contingent interest of $5.0 million and $1.3 million, respectively, for any four consecutive fiscal quarters.

Legal Proceedings

  We are or may become a party in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss cannot be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of these proceedings should not have a material adverse impact on the consolidated financial position or results of operations of our company and our subsidiaries.

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

                               MATERIAL CONTRACTS

Joint Venture Agreement of Hollywood Casino Shreveport

  HCS I, HCS II and Shreveport Paddlewheels are parties to a Third Amended and Restated Joint Venture Agreement of Hollywood Casino Shreveport, formerly known as the Queen of New Orleans at the Hilton Joint Venture or QNOV. In the joint venture agreement, the parties agreed to develop, construct, own and operate a riverboat gaming casino and hotel and agreed that HCS I shall have sole and exclusive control of our business.

  HWCC-Louisiana and Sodak Louisiana, L.L.C., a former partner in QNOV, each contributed $2.5 million of capital to us before September 1998. Shreveport Paddlewheels contributed an additional $1.0 million to us when we received our initial funding for the construction and development of the Shreveport resort. As the agreement required, HWCC-Louisiana loaned Shreveport Paddlewheels $1.0 million for its contribution, which is secured by a pledge of Shreveport Paddlewheels' partnership interest and a collateral assignment of the agreement providing for the payment to Shreveport Paddlewheels of approximately 1% of our net revenues. Also, Shreveport Paddlewheels has been credited with another $1.0 million capital contribution to us in recognition of prior guarantees provided by New Orleans Paddlewheels. As a result, Shreveport Paddlewheels will be entitled to the return of $2.0 million of capital on any sale of our partnership, but will not be entitled to any profits or losses from our operations. The joint venture agreement also provides a mechanism to admit other parties to Hollywood Casino Shreveport.

  We are required to make tax distributions to HCS I and HCS II at least once a year. In addition, our profits and losses are to be allocated 99% to HCS I and 1% to HCS II. Upon a sale or other disposition of Hollywood Casino Shreveport (including upon a sale by the trustee following any foreclosure), (1) HCS I, HCS II and Shreveport Paddlewheels will be entitled to residual interests equal to 89.1%, 0.9% and 10%, respectively, of the net proceeds of the sale or disposition after payment of outstanding debt and the return of contributed capital and (2) Shreveport Paddlewheels is entitled to receive an additional amount representing the appraised value of its future fees under the marine services agreement.

Assignment of Joint Venture Interest

  HWCC-Louisiana, Sodak Louisiana, New Orleans Paddlewheels, Inc. and Shreveport Paddlewheels are parties to an Amended and Restated Assignment of Joint Venture Interest pursuant to which New Orleans Paddlewheels and Shreveport Paddlewheels assigned their interests in Hollywood Casino Shreveport to HWCC-Louisiana and Sodak Louisiana. Under the agreement, Shreveport Paddlewheels receives an amount equal to approximately 1% of the net revenues of Hollywood Casino Shreveport, until such time as Shreveport Paddlewheels no longer holds its residual interest. HCS I and HCS II assumed HWCC-Louisiana's obligations under this agreement.

Management Services Agreement

  We are party to a management agreement with HWCC-Shreveport, a direct subsidiary of Hollywood Casino, which results in the executives of Hollywood Casino effectively operating and managing the Shreveport resort. Certain of the executive officers of HWCC-Shreveport are currently executive officers of Hollywood Casino. Under the terms of the management agreement, HWCC-Shreveport will have uninterrupted control of the operations of the Shreveport resort during the term of the management agreement, including, but not limited to the following:

    . Pre-opening sales offices set-up, together with a pre-opening marketing plan to be approved in advance by us;

    . With the exception of the general manager, sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all employees at the Shreveport resort;

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

    .  Coordination of initial inventory purchases;

    . Establishment of operating policies and procedures for the Shreveport resort:

    . Establishment of security systems for assets, personnel and patrons of the Shreveport resort;

    . Establishment of accounting and internal control systems and procedures;

    .  Establishment of a preventative maintenance program;

    .  Establishment of risk management policies and procedures; and

    .  Training of all staff.

  Management Fees. We pay HWCC-Shreveport a basic and an incentive management fee for its services. The basic management fee is equal to 2% of the net revenues from casino operations, hotel operations and all other facilities and amenities at the Shreveport resort managed by HWCC-Shreveport, less particular items specified in the management agreement. The incentive fee is equal to the sum of:

    .  5% of EBITDA in excess of $25 million and up to $35 million;

    .  7% of EBITDA in excess of $35 million and up to $40 million; and

    .  10% of EBITDA in excess of $40 million.

  For purposes of calculating the incentive fee, "EBITDA" is reduced by the basic management fee but not the marine services fee or the approximately 1% of our net revenues payable to Shreveport Paddlewheels. The payment of management fees to the manager of the Shreveport resort will be subordinated to all payments on the notes. In addition, management fees may not be paid if there is a default under the notes or if the payment would cause our fixed charge coverage ratio under the indenture governing the notes to be less than 1.5 to
1. We will also reimburse HWCC-Shreveport for its expenses incurred in connection with the services provided under the management agreement.

  Term. The term of the management agreement began in September 1998, when the Louisiana Gaming Control Board approved the development of the Shreveport resort, and will continue until we no longer hold a riverboat gaming license in Louisiana, subject to earlier termination as provided below.

  Termination. Each party has the right to terminate the management agreement if (1) the other party materially breaches the agreement, (2) any statute, regulation, rule or ruling renders the conduct of gaming in the United States or at the Shreveport resort illegal, (3) the Louisiana Gaming Control Board deems HWCC-Shreveport unsuitable or (4) the U.S. Patent and Trademark Office rescinds the "Hollywood Casino" trademark. In addition, each party has the right to terminate the management agreement if, in its good faith judgment, certain facts occur which would jeopardize any gaming license or application for a gaming license of such terminating party or its affiliates anywhere in the United States. In this case, the non-terminating party may purchase all of the terminating party's (or its affiliate's) interest in us at a mutually agreed upon purchase price.

  We may terminate the management agreement if, after completion of the first full year after opening, for any two consecutive fiscal years the operating cash flow margin is less than 75% of the operating cash flow margin of our competitors.

  If we fail to furnish the funds required for HWCC-Shreveport to properly manage the Shreveport resort or fail to compensate or reimburse HWCC-Shreveport in accordance with the management agreement, HWCC-Shreveport may (1) advance the necessary funds in the form of a loan or (2) terminate the management agreement. In addition, HWCC-Shreveport may terminate the management agreement, in its sole discretion, if there is a voluntary or involuntary assignment, transfer or disposition of our interest in the management agreement of the Shreveport resort and (1) the assignee, purchaser, or recipient has not agreed to be bound by the management agreement or (2) HWCC-Shreveport has not given permission. We are required to notify

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

HWCC-Shreveport at least 60 days before any contemplated assignment, transfer or disposition. HWCC-Shreveport may withhold its permission if it has good faith opinion that the action would jeopardize, restrict, limit or create a right of cancellation of any approval, consent or licensing of HWCC-Shreveport or its affiliates by any gaming authorities. If HWCC-Shreveport terminates the management agreement due to any of the foregoing reasons, and the cash flow for the Shreveport resort is in excess of $1 for the immediately preceding fiscal quarter, we will be obligated to pay HWCC-Shreveport an amount equal to two times the sum of the basic management fee and incentive fee for the immediately preceding 12 months, plus any other amounts owed to HWCC-Shreveport.

Lease with the City of Shreveport

  We are party to a lease with the City of Shreveport for the land on which our Shreveport resort was constructed. The initial term of the lease will end on December 20, 2010. We have options to renew the lease on the same terms for eight successive terms of five years each. Thereafter, we have the option to extend the lease under the then prevailing market rates and terms for ground leases in the Shreveport market to owners and operators of riverboat casinos.

  The City of Shreveport may terminate the lease as a result of, among other things, a default by us under the lease. We have the right to terminate the lease at any time if operation of the Shreveport resort becomes uneconomic.

  Base rental payments under the lease are $450,000 per year during the initial lease term. During the first five-year renewal term, the annual base rental payment will be $402,500. The annual base rental payment will be $462,875 for the second five-year renewal term, $532,306 for the third five-year renewal term, $612,152 for the fourth five-year renewal term and $703,975 for the fifth five-year renewal term with no further increases. In addition to the base rent, we pay monthly percentage rent of not less than $500,000 per year, equal to 1% of monthly adjusted gross revenues and the amount, if any, by which the monthly parking facilities' net income exceeds the parking income credit.

Retail Lease

  In connection with the ground lease, we are party to a retail space lease with Red River Entertainment under which we have leased approximately 42,000 square feet of retail space to Red River Entertainment. The initial term of the lease is the same period as our lease with the City of Shreveport. Red River Entertainment has three five-year options to renew the lease upon 180 days prior notice to us. Red River Entertainment will pay $6 per square foot annually, payable monthly. In addition, Red River Entertainment will pay us a percentage rent equal to the sum of:

    . 50% of the net cash flow, as defined in the lease agreement, generated by the retail space which does not exceed $550,000 per year;

    . 25% of the net cash flow generated by the retail space in excess of $550,000 and which does not exceed $615,000 during the year; and

    . 40% of the net cash flow generated by the retail space in excess of $615,000 in that year.

Trademark License Agreement

  We are party to a trademark license agreement with Hollywood Casino, under which Hollywood Casino granted a license to us to use all of Hollywood Casino's service marks and trademarks for an initial term of five years, with automatic renewals each year for an additional one year period. In connection with the trademark license agreement, we may only use the trademarks in Bossier and Caddo Parishes, Louisiana, the parishes encompassing Shreveport and Bossier City. We pay royalties in the amount of $100 per year to Hollywood Casino for the use of the license. Upon termination of the management agreement for any reason, the license agreement will also terminate and we will only be permitted to use the Hollywood Casino trademarks for six months following such termination.

Compromise Agreement; Side Agreement

  We were party to a compromise agreement with Hilton New Orleans Corporation, New Orleans Paddlewheels and the City of New Orleans, in connection with which Hilton New Orleans paid the City of New Orleans $5.0 million in settlement of tax claims made by the City of New Orleans against our predecessor and we paid an additional $5.0 million to the City of New Orleans when we completed our offering of the First Mortgage Notes in August 1999.

Loan and Settlement Agreement

  In connection with the compromise agreement, New Orleans Paddlewheels, Shreveport Paddlewheels, HWCC-Louisiana, Sodak Louisiana and Hilton New Orleans entered into a loan and settlement agreement. Under this agreement, HWCC-Louisiana and Sodak Louisiana agreed to reimburse $2.0 million of a $5.0 million payment made by Hilton New Orleans to the City of New Orleans in ten monthly installments of $200,000, which commenced with the opening of the Shreveport resort. This obligation arose upon the completion of the offering of the First Mortgage Notes in August 1999. HCS I and HCS II assumed the obligations of HWCC-Louisiana to cause us to pay the $2.0 million under the agreement.

Marine Services Agreement

  We are party to a marine services agreement with Shreveport Paddlewheels, in connection with which Shreveport Paddlewheels provides consulting services concerning marine regulatory matters in connection with the construction, development and operation of our riverboat casino. We pay Shreveport Paddlewheels a consulting fee of $30,000 per month plus reasonable expenses. The marine services agreement terminates immediately if neither Shreveport Paddlewheels nor one of its affiliates owns an interest in the Shreveport resort.

                                   MANAGEMENT

  We draw upon the gaming experience of Hollywood Casino, which, through HWCC-Shreveport, developed, manages and oversees the operation of the Shreveport resort. The name, age and respective position with HWCC-Shreveport of certain of these individuals, each of whom, with the exception of Gary A. Gregg, holds a comparable position with Hollywood Casino, are as follows:



           Name           Age                     Positions
           ----           ---                     ---------
 Edward T. Pratt III.....  46 President

 Paul C. Yates...........  39 Executive Vice President, Chief Financial Officer
                              and Treasurer

 Charles F. LaFrano III..  46 Vice President

 Gary A. Gregg...........  50 General Manager


  Set forth below is a description of the backgrounds of these executive officers. Our officers are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

  Edward T. Pratt III has been President of HWCC-Louisiana and HWCC-Shreveport since June 16, 1999 and of HCS I, HCS II and Shreveport Capital since July 21, 1999. From October 1998 to June 15, 1999, he also served as Vice President of HWCC-Louisiana and HWCC-Shreveport. Mr. Pratt has served on the Board of Directors of Hollywood Casino since 1992. From 1992 to July 1993, he served as Vice President, from July 1993 to May 1995, he served as Executive Vice President, from May 1995 to August 2001, he served as President and Chief Operating Officer, and since August 2001, Mr. Pratt has served as Vice Chairman of the Board, Chief Executive Officer and President of Hollywood Casino. Mr. Pratt served as Executive Vice President--Development and Corporate Affairs of Greate Bay Casino Corporation for more than five years until November 1995 when he was elected President and Chief Operating Officer of Greate Bay. He also served until his resignation from such positions on January 2, 1998 as President, Chief Operating Officer and a director of GB Holdings, Inc. and as Executive Vice President and a director of GB Property Funding Corp. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt was elected Executive Vice President and Secretary of Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. on January 2, 1998 and also served as President, Chief Operating Officer and a director of Pratt Casino and as Executive Vice President and a director of PRT Funding from September 1993 to January 1, 1998. On May 25, 1999, these three Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt also served as Vice President and Assistant Treasurer of Pratt Hollywood, Inc. prior to his resignation from such positions in July 2000. On June 30, 2000, Pratt Hollywood filed a petition for liquidation under Chapter 7 of the United States Bankruptcy Code.

  Paul C. Yates has been Executive Vice President and Chief Financial Officer of HWCC-Louisiana and HWCC-Shreveport since June 16, 1999 and Treasurer of HWCC-Louisiana and HWCC-Shreveport since July 21, 1999 and has been Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of HCS I, HCS II and Shreveport Capital since July 21, 1999. From May 1998 to August 2001, he served as Executive Vice President and Chief Financial Officer, and since August 2001, Mr. Yates has served as Executive Vice President, Chief Financial Officer and Treasurer of Hollywood Casino. Prior to August 1997,
Mr. Yates served as a Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for a period of more than five years. Bear, Stearns & Co. served as an underwriter with respect to Hollywood Casino's 12 3/4% Senior Secured Notes, and was one of the initial purchasers of Hollywood Casino's 11 1/4% Senior Secured Notes due 2007 and Floating Rate Senior Secured Notes due 2006 and our First Mortgage Notes.

  Charles F. LaFrano III has been a Vice President of HWCC-Louisiana and HWCC-Shreveport since October 1998 and of HCS I, HCS II and Shreveport Capital since July 21, 1999. Mr. LaFrano has also served as Vice President of Finance of Hollywood Casino since 1994 and has served as Vice President of Greate Bay for more than five years. Mr. LaFrano served until his resignation from such positions on January 2, 1998 as Vice President and Assistant Secretary of GB Holdings and GB Property Funding. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

Mr. LaFrano served until his resignation from such positions in January 1998 as Vice President and Assistant Secretary of Pratt Casino and PRT Funding. On May 25, 1999, Pratt Casino and PRT Funding filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  Gary A. Gregg was appointed General Manager of Hollywood Casino Shreveport on September 25, 2001. From October 1998 to May 2001, Mr. Gregg served as General Manager of the Regency Casino by Hyatt in Thessaloniki, Greece. From March 1993 to August 1997, Mr. Gregg served as President of the Las Vegas Hilton.



Compensation of Our Executive Officers

  Each of the foregoing executive officers, with the exception of Gary A. Gregg, is also a full-time salaried employee of Hollywood Casino and will not be compensated by us but will provide management services to us with respect to the operation of the Shreveport resort.


Hollywood Casino Executive Compensation

  The following table provides certain summary information concerning compensation Hollywood Casino paid or accrued to or on behalf of its Chief Executive Officer and each of its four other most highly compensated executive officers determined as of the end of the last fiscal year for the fiscal years ended December 31, 2000, 1999 and 1998.

                                    Annual Compensation
                               ------------------------------   Long-term
   Name and Principal                            Other Annual  Compensation     All Other
      Position(1)         Year  Salary   Bonus   Compensation Awards/Options Compensation(2)
   ------------------     ---- -------- -------- ------------ -------------- ---------------
Jack E. Pratt(3)........  2000 $710,000 $504,945   $             125,000         $ 4,250
 Formerly Chief
  Executive Officer       1999  645,000  284,749       --        450,000          29,610
 and Chairman of the
  Board                   1998  643,729  170,208       --        150,000          19,270

Edward T. Pratt III(3)..  2000  486,162  355,579       --        100,000           4,250
 President and Formerly
  Chief                   1999  425,000  284,749       --        450,000           4,000
 Operating Officer        1998  423,860  170,208       --        150,000           4,000

Edward T. Pratt,
 Jr.(3).................  2000  351,000  105,894       --            --            4,250
 Formerly Vice
  President, Treasurer    1999  325,000  122,145       --            --            4,000
 and Vice Chairman of
  the Board               1998  323,425   73,012       --            --            4,000

William D. Pratt(3).....  2000  319,000  105,894       --         15,000           4,250
 Formerly Executive Vice
  President,              1999  295,000  122,145       --            --           16,815
 Secretary and General
  Counsel                 1998  293,373   73,012       --            --           11,240

Paul C. Yates(4)........  2000  275,000  167,200    53,750        50,000           4,250
 Executive Vice
  President and           1999  250,000  114,510       --         50,000           1,442
 Chief Financial Officer  1998  164,113   75,000       --        150,000             --

--------
(1) On August 10, 2001, Hollywood Casino's Board of Directors elected Edward T. Pratt III, President, to the additional positions of Vice Chairman of the Board and Chief Executive Officer. Upon this election, Mr. Pratt relinquished the position he previously held as Chief Operating Officer. Jack E. Pratt, formerly Hollywood Casino's Chairman of the Board and Chief Executive Officer; William D. Pratt, formerly Hollywood Casino's Executive Vice President, Secretary and General Counsel; and Edward T. Pratt, Jr., formerly Hollywood Casino's Vice Chairman of the Board, Vice President and Treasurer, were not re-elected as officers. However, each will continue to serve on Hollywood Casino's seven member Board of Directors. In addition, Paul C. Yates, Hollywood Casino's Executive Vice President and Chief Financial Officer, was elected to the additional position of Treasurer.

(2) Includes matching contributions by Hollywood Casino to The Hollywood Casino Corporation Retirement Savings Plan on behalf of the named executive officer. See "Employee Retirement Savings Plan." Amounts provided above for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt also include pension benefit accruals on their behalf. See also "Employment Contracts."
(3) Jack E. Pratt held and Edward T. Pratt, Jr., William D. Pratt and Edward T. Pratt III concurrently hold positions as officers of Greate Bay. Through September 1998, Greate Bay reimbursed Hollywood Casino for that portion of salary, bonus and other compensation which related to services provided by Greate Bay. Effective October 1, 1998, Greate Bay pays Hollywood Casino a monthly service fee which approximates its portion of shared overhead costs.
(4) Mr. Yates began his employment in May 1998 and, therefore, the amounts reflected above for 1998 represent only the period from the commencement of his employment through the end of the year. Other annual compensation during 2000 reflects the difference on the date Mr. Yates exercised certain stock options between the fair market value of the common stock of Hollywood Casino acquired and the exercise price of the stock options.

Option Grants in Last Fiscal Year

  The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan to the named executive officers. No grants of stock options under the 1992 Hollywood Casino Corporation Stock Option Plan were made to the named executive officers during the fiscal year ended December 31, 2000.

                            Option Grants in Last Fiscal Year-Individual         Potential
                                               Grants                       Realizable Value at
                         --------------------------------------------------       Assumed
                                                          Market              Annual Rates of
                                     % of Total           Price                 Stock Price
                                      Options               on               Appreciation for
                          Options/   Granted to  Exercise  Date                 Option Term
                           SAR'S    Employees in or Base    of   Expiration -------------------
          Name           Granted(1) Fiscal Year   Price   Grant     Date       5%       10%
          ----           ---------- ------------ -------- ------ ---------- -------- ----------
Jack E. Pratt...........  125,000       33.5      $5.06   $5.06    5/5/10   $397,972 $1,008,540
Edward T. Pratt III.....  100,000       26.8       5.06    5.06    5/5/10    318,378    806,832
Edward T. Pratt, Jr.....      --         --         --      --        --         --         --
William D. Pratt........   15,000        4.0       5.06    5.06    5/5/10     47,757    121,025
Paul C. Yates...........   50,000       13.4       5.06    5.06    5/5/10    159,189    403,416

--------
(1) Options were granted "at market" on the date of grant and become exercisable at the rate of 20% annually each May 5 beginning May 5, 2001.

Option Exercises and Holdings

  The following table provides information, with respect to the named executive officers, concerning options outstanding under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                                 Value of Unexercised
                                                                                 in the Money Options
                                                                                  at Fiscal Year-End
                                                                                (Market Price of Shares
                                     Value Realized    Number of Unexercised      at Fiscal Year-End
                                      (Market Price   Options at Fiscal Year-    ($9.25) Less Exercise
                           Shares      at Exercise              End                     Price)
                          Acquired        Less       ------------------------- -------------------------
          Name           on Exercise Exercise Price) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- --------------- ----------- ------------- ----------- -------------
Jack E. Pratt...........      --         $   --        900,000      125,000    $6,609,375    $523,438
Edward T. Pratt III.....      --             --        900,000      120,000     6,609,375     418,750
Edward T. Pratt, Jr.....      --             --            --           --            --          --
William D. Pratt........      --             --            --        15,000           --       62,813
Paul C. Yates...........   10,000         53,750        94,000      146,000       696,875         063

  On June 19, 1998, the Hollywood Casino Board of Directors approved the repricing of all options granted under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Option Plan before January 1, 1998. The exercise price on these options was reset at $1.75 per share, the market value of the stock of Hollywood Casino at the date of repricing. All of the options repriced remained fully vested. The following table presents information concerning the repricing of options to all of the executive officers and directors of Hollywood Casino since its inception.

                        Ten Year Option Repricing Table

                                                                                Length of
                                   Number of                                     Original
                                   Securities Market Price  Exercise           Option Term
                                   Underlying   of Stock     Price      New    Remaining at
                          Date of   Options     at Time    at Time of Exercise   Date of
          Name           Repricing  Required  of Repricing Repricing   Price    Repricing
          ----           --------- ---------- ------------ ---------- -------- ------------
James A. Colquitt.......  6/19/98    10,000      $1.75       $6.25     $1.75      8 yr.
James A. Colquitt.......  6/19/98     2,500       1.75        3.88      1.75   8 yr., 7 mo.
Theodore H. Strauss.....  6/19/98    10,000       1.75        6.25      1.75      8 yr.
Theodore H. Strauss.....  6/19/98     2,500       1.75        3.88      1.75   8 yr., 7 mo.
Oliver B. Revell III....  6/19/98    10,000       1.75        2.81      1.75   9 yr., 3 mo.

Compensation Committee Interlocks and Insider Participation

  During 2000, the compensation committee of the Hollywood Casino Board of Directors was comprised of James A. Colquitt, Theodore H. Strauss and, for the period prior to March 17, 2000, William D. Pratt. Mr. Pratt, who also served as an executive officer of Hollywood Casino and as an executive officer and director of Greate Bay, resigned from the compensation committee effective March 17, 2000. Mr. Strauss is a Senior Managing Director of Bear, Stearns & Co., which served as an underwriter with respect to Hollywood Casino's 12 3/4% Senior Secured Notes and was an initial purchaser of Hollywood Casino's 11 1/4% Senior Secured Notes due 2007 and Floating Rate Notes due 2006 and our First Mortgage Notes.

Compensation of Directors

  Hollywood Casino's non-employee directors receive an annual fee of $50,000 for service on the Board of Directors and a fee of $1,000 for each committee meeting they attend as well as grants of stock options under the Directors' Plan. Directors who are Hollywood Casino officers or employees or are otherwise affiliated with Hollywood Casino are not presently expected to receive compensation for their services as directors. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Hollywood Casino Board of Directors or committees of the Hollywood Casino Board of Directors.

Employment Contracts

  Jack E. Pratt, formerly Chairman of the Board and Chief Executive Officer, Edward T. Pratt, Jr., formerly Vice Chairman of the Board, Vice President and Treasurer, and William D. Pratt, formerly Executive Vice President, Secretary and General Counsel, are under employment contracts with Hollywood Casino and have provided services to Greate Bay under intercompany service and allocation agreements ratified by the respective non-interested directors of the Board of Directors. Their employment contracts were executed during October 1989 and originally expired on September 30, 1992, but have subsequently been extended by amendment through December 31, 2003 with respect to Jack E. Pratt and to December 31, 2002 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to Greate Bay will continue to be provided pursuant to intercompany service agreements. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to Hollywood Casino. Upon expiration of the consulting term, each of the Pratt brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

  The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the compensation committee of the Hollywood Casino Board of Directors. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt brothers will be 75% of their respective highest annual salaries during the employment term of each contract. The death benefit is derived by multiplying each Pratt brother's highest annual salary during his employment term by 50%. The death benefit will be paid annually to a designated beneficiary for a period of ten years after death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $516,000, $257,000 and $233,000, respectively.

  Edward T. Pratt III, Chief Executive Officer and President, is under an employment contract with Hollywood Casino dated as of January 1, 2000 continuing through December 31, 2003 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 2000 of $468,000, subject to annual review and increase by the compensation committee of the Hollywood Casino Board of Directors. In addition, Mr. Pratt participates in Hollywood Casino's incentive bonus plans. In the event of a change in control of Hollywood Casino, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

  Paul C. Yates, Executive Vice President, Treasurer and Chief Financial Officer, is under an employment contract with Hollywood Casino dated as of January 1, 2000 continuing through December 31, 2002, unless sooner terminated by either party. The terms of Mr. Yates agreement provide for a minimum annual base compensation of $275,000 during 2000 and increasing to an annual base compensation of $300,000 effective January 1, 2001 for the remainder of the term of the contract. In addition, Mr. Yates participates in Hollywood Casino's incentive bonus plans; however, the employment agreement provides for a minimum annual bonus of $75,000. In the event of a change in control, the agreement provides that if Mr. Yates' employment were to be terminated, he would receive the remaining compensation and minimum bonus under his employment agreement payable in a lump sum or in equal monthly installments over the applicable period.

  Gary A. Gregg, General Manager of Hollywood Casino Shreveport, is under an employment agreement with Hollywood Casino Shreveport dated September 24, 2001 continuing through December 31, 2003 unless sooner terminated by Hollywood Casino Shreveport. The terms of Mr. Gregg's agreement provides for a minimum annual base salary of $225,000. In addition, commencing with the calendar year 2002 Mr. Gregg will be entitled to an incentive bonus based on the earnings before interest, taxes, depreciation, amortization, land lease and management fees achieved by Hollywood Casino Shreveport.



Stock Option Plans

  The Hollywood Casino Corporation 1996 Long-Term Incentive Plan. During 1996, Hollywood Casino's stockholders approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan. Hollywood Casino has reserved 3,000,000 shares of its class A common stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards to its employees and those of its subsidiaries.

  Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a committee of the Hollywood Casino Board of Directors. However, any common stock acquired pursuant to an award to a director, executive officer or 10% or greater stockholder must be held by that participant for at least six months from the date of the award, unless the committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100%, or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of Hollywood Casino's outstanding common stock, of the fair market value of the common stock on the date of grant and may be paid in cash or in shares of Hollywood Casino common stock valued at fair market value on the date of exercise.

  No participant in the 1996 Plan may currently receive awards during any fiscal year covering an aggregate of more than 500,000 shares of common stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit for each participant. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will, by the laws of descent and distribution or as otherwise allowed by the 1996 Plan. The 1996 Plan also provides that if a change in control occurs, all unmatured installments of awards will become fully accelerated and exercisable in full.

  The Hollywood Casino Corporation 1996 Non-Employee Director Stock
Plan. During 1996, Hollywood Casino's stockholders approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan. Hollywood Casino has reserved 150,000 shares of its class A common stock for grants of nonqualified stock options to its directors who are not employees, referred to as "outside directors," in order to attract and retain these individuals and encourage their performance.

  Under the Directors' Plan, an option to purchase 10,000 shares of common stock of Hollywood Casino was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director of Hollywood Casino after adoption of the Directors' Plan automatically receives an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors receive a nonqualified option to purchase 5,000 shares of Hollywood Casino common stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the common stock of Hollywood Casino on the date of grant and may be paid in cash or in shares of Hollywood Casino common stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of common stock of Hollywood Casino based on the market value of the common stock as of the end of the period for which such fee applies. Common stock received in lieu of a retainer fee is fully vested upon receipt.

  Options granted under the Directors' Plan extend for ten years from and may be exercised any time after the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after the termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will, by the laws of descent and distribution or as otherwise allowed by the Directors' Plan.

  The 1992 Hollywood Casino Corporation Stock Option Plan. During 1992, Hollywood Casino reserved 1,197,000 shares of its class B common stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan for its key executives. After the completion of its initial public offering in June 1993, all stock options outstanding under the 1992 Plan became exercisable for class A common stock and any options granted under the 1992 Plan after that date are to purchase class A common stock.

  Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with Hollywood Casino is terminated for cause, the options held by that participant will automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. The 1992 Plan provides that if any person or group, other than certain members of the Pratt family, becomes the beneficial owner of 51% or more of the total voting power of each class of Hollywood Casino's capital stock, subject to particular exceptions, the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Hollywood Casino's common stock at the time the option was granted. The exercise price of options granted under the 1992 Plan may be paid in cash or in shares of class A common stock valued at fair market value on the date of exercise.

Employee Retirement Savings Plan

  During 1993, Hollywood Casino adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan, a qualified defined contribution plan for the benefit of all of its employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of Section 401(k) of the Internal Revenue Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All of their employees who have completed one year of service and who have attained the age of 21, are eligible to participate in the Savings Plan.

  The Savings Plan provides for Hollywood Casino to make matching contributions based upon certain criteria, including levels of participation by its employees. Hollywood Casino accrued matching contributions totaling approximately $582,000 for the year ended December 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of September 14, 2001 certain information regarding the beneficial ownership of the common stock of Hollywood Casino by
(1) each person who is known by Hollywood Casino to own beneficially more than 5% of its common stock, (2) each of Hollywood Casino's directors and named executive officers and (3) all of Hollywood Casino's current directors and named executive officers as a group. Hollywood Casino owns beneficially and of record all of the issued and outstanding equity of HWCC-Shreveport, HWCC-Louisiana, HCS I and HCS II, Shreveport Capital and the partnership interests (subject to Shreveport Paddlewheels' residual interest) in Hollywood Casino Shreveport.



                               Shares of Common Stock      Percentage of
       Beneficial Owner        Beneficially Owned(1)  Outstanding Common Stock
       ----------------        ---------------------- ------------------------
Jack E. Pratt.................        8,668,277(2)              33.4%
Edward T. Pratt III...........        3,292,525(3)              12.7%
Edward T. Pratt, Jr...........        1,102,544                  4.4%
William D. Pratt..............        1,310,647(4)               5.2%
Paul C. Yates.................          300,000(5)               1.2%
Theodore H. Strauss...........          113,500(6)                 *
James A. Colquitt.............           37,500(6)                 *
Oliver B. Revell III..........           25,500(6)                 *
All directors and officers as
 a group (13 individuals).....       14,941,103(7)              55.2%
Par Investment Partners,
 L.P.(8)......................        1,603,300                  6.4%

--------
 *  Less than 1%
(1) Except as otherwise described, each individual has the sole power to vote and dispose of the common stock beneficially owned by him.
(2) Mr. Pratt's address is Two Galleria Tower, Suite 1000, 13455 Noel Road, Dallas, Texas 75240. Beneficial ownership is attributable to the following: (a) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,642,001 shares, or 6.6%, of Hollywood Casino's outstanding stock, (b) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, both less than 1% of Hollywood Casino's outstanding stock, (c) 1,082,432 shares, or 4.3%, of Hollywood Casino's outstanding stock owned of record either by adult children of Mr. Pratt or by family trusts and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval, (d) Mr. Pratt serves as successor trustee for certain other family trusts which own 14,600 shares, or less than 1%, of the Hollywood Casino's outstanding common stock, and (e) 975,136 shares, or 3.9%, of Hollywood Casino's outstanding common stock held by Mr. Pratt as custodian for his minor children. Also includes options to purchase 925,000 shares of Hollywood Casino's common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(3) Mr. Pratt's address is Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240. Beneficial ownership is attributable to 1,438,812 shares, or 5.8%, of Hollywood Casino's common stock owned of record by siblings of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval. Also includes options to purchase 920,000 shares of Hollywood Casino's common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(4) Beneficial ownership is attributable to the following: (a) 381,088 shares, or 1.5%, of Hollywood Casino's outstanding stock owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (b) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 200,294 shares, less than 1% of Hollywood Casino's outstanding stock. Also includes options to purchase 3,000 shares of Hollywood Casino's common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(5) Includes options to purchase 137,000 shares of Hollywood Casino's common stock exercisable within 60 days of the date hereof under the 1996 Plan.

(6) Includes 5,000 shares, 27,500 shares and 20,000 shares of Hollywood Casino's common stock for each of Messrs. Strauss, Colquitt and Revell, respectively, subject to options exercisable within 60 days of the date hereof under the Directors' Plan.


(7) Includes 2,095,500 shares of Hollywood Casino's common stock subject to options exercisable within 60 days of the date hereof.


(8) This information is based solely on the information contained in Par Investment Partners' Schedule 13G filed on July 23, 2001. The address for Par Investment Partners, L.P. is One Financial Center, Suite 1600, Boston, Massachusetts 02111.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

  We are party to a management agreement with HWCC-Shreveport. Under this agreement, HWCC-Shreveport manages the day-to-day operations of our Shreveport resort. The terms of the management agreement are described in the section entitled "Material Contracts--Management Services Agreement." We believe that the terms of the agreement are at least as favorable as those that could be obtained from third parties.

Trademark License Agreement

  We are party to a trademark license agreement with Hollywood Casino. Under this agreement, we have the right to use the "Hollywood" name and certain other trademarks in connection with our Shreveport resort. The terms of the trademark license agreement are described in the section entitled "Material Contracts-- Trademark License Agreement." We believe that the terms of the agreement are at least as favorable as those that could be obtained from third parties.

Marine Services Agreement

  We are party to an agreement with Shreveport Paddlewheels to provide certain marine services. The terms of the marine services agreement are described in the section entitled "Material Contracts--Marine Services Agreement." We believe that the terms of the agreement are at least as favorable as those that could be obtained from third parties.

Assignment of Joint Venture Agreement

  In connection with the assignment of all of New Orleans Paddlewheels' and a portion of Shreveport Paddlewheels' interest in QNOV to HWCC-Louisiana and Sodak Louisiana, we and those parties entered into an assignment agreement that provides for, among other things, the payment to Shreveport Paddlewheels of an amount equal to approximately 1% of our net revenues. The terms of the assignment agreement are described in the section entitled "Material Contracts--Assignment of Joint Venture Interest." HCS I and HCS II have assumed HWCC-Louisiana's obligations under this agreement. We believe that the terms of the agreement are at least as favorable as those that could be obtained from third parties.

Loan and Settlement Agreement

  New Orleans Paddlewheels, Shreveport Paddlewheels, HWCC-Louisiana, Sodak Louisiana and Hilton New Orleans are parties to a loan and settlement agreement. Under this agreement, HWCC-Louisiana and Sodak Louisiana agreed that we would reimburse $2.0 million of a $5.0 million payment made by Hilton
New Orleans to the City of New Orleans in ten monthly installments of $200,000, commencing with the opening of the Shreveport resort. HCS I and HCS II assumed HWCC-Louisiana's obligations to cause us to pay the $2.0 million under this agreement. We believe that the terms of the agreement are at least as favorable as those that could be obtained from third parties.

                       DESCRIPTION OF THE EXCHANGE OFFER

 Purpose and Effect

  On June 15, 2001, we sold the original notes to the initial purchasers. In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers requiring us to register the notes with the SEC and offer to exchange the registered notes for original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and we urge you to read the text of the registration rights agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself. Assuming the timely filing and effectiveness of the registration statement, we will not owe liquidated damages provided for in the registration rights agreement.

  The registration rights agreement further provides that we will, among other things, cause to be filed with the SEC this registration statement under the Securities Act with respect to an offer to exchange your original notes for newly issued registered notes. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your original notes. Any original notes not tendered will continue to be subject to particular restrictions on transfer. Accordingly, the liquidity of the market for the original notes could be adversely affected upon consummation of the exchange offer.

  In order to participate in the exchange offer, we require that you represent to us that:

    . you are acquiring the registered notes in the ordinary course of your business;

    . you are not engaging in, and do not intend to engage in, a distribution of the registered notes;

    . you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes;

    . you are not our "affiliate," meaning that you, directly, or indirectly through one or more intermediaries, do not control or are not controlled by or under common control with us; and

    . if you are a broker-dealer, you will receive registered notes for your own account, your registered notes will be acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your registered notes.

  You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration statement covering your original notes for a continuous offering of your original notes if:

    . we determine that we are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the staff of the SEC; or

    . any holder of Transfer Restricted Securities notifies us within 20 business days following the date the exchange offer is consummated that:

      (1) it is prohibited by law or SEC policy from participating in the exchange offer; or

      (2) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales; or

      (3) it is a broker-dealer and owns original notes acquired directly from us or any of our affiliates; or

    . we do not consummate the exchange offer within 30 business days after the exchange offer becomes effective.

  For purposes of the foregoing, "Transfer Restricted Securities" means each original note until the earliest to occur of:

    . the date on which the original note has been exchanged in the exchange offer for a registered note which is entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act,

    . the date on which the original note has been disposed of in accordance with a Shelf Registration Statement and the purchasers thereof have been issued a registered note, or

    . the date on which the registered note is distributed to the public pursuant to the resale exemption contained in Rule 144 under the Securities Act and each registered note held by a broker-dealer until the date on which the registered note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this registration statement, including the delivery of the prospectus contained herein.

  If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for at least two years. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your original notes in accordance with the Securities Act.

  Based on interpretations of the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, your registered notes issued in connection with the exchange offer in exchange for your original notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

    . the registered notes acquired in connection with the exchange offer are being obtained in the ordinary course of your business;

    . you are not engaging in, and do not intend to engage in, a distribution of the registered notes;


    . you do not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

    .  you are not our "affiliate."

  If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes, you cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with your secondary resale transaction. If you are a broker-dealer that receives registered notes for your own account in exchange for your original notes, where such original notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your registered notes. See the discussion under the section entitled "Plan of Distribution."


Consequences of Failure to Exchange

  Following the completion of the exchange offer, except as provided above and in the registration rights agreement we refer to, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your original notes. See the discussion under the section entitled "Risk Factors-- Failure to Exchange Original Notes."

Terms of the Exchange Offer

  Upon the terms and subject to the conditions discussed in this prospectus and in the letter of transmittal, we will accept any validly tendered original notes which are not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of your original notes. You may tender some or all of your notes in the exchange offer. However, you may tender your original notes only in integral multiples of $1,000 in principal amount.

  The form and terms of the registered notes will be the same as the form and terms of your original notes except that:

    . interest on the registered notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest was paid, from the date of the original issuance of your original notes; and

    . the registered notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

  This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to the Depository Trust Company's (DTC) nominee and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your original notes. We intend to conduct the exchange offer in accordance with the requirements of the Securities Act and the rules and regulations of the SEC under the Securities Act.

  We will have accepted your validly tendered original notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us. If the exchange agent does not accept any tendered original notes for exchange because of an invalid tender or for any other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

  If you participate in the exchange offer, you will not be required to pay brokerage commissions, fees, or, subject to the instructions in the letter of transmittal, transfer taxes in connection with the exchange of your original notes for registered notes. We will pay all charges and expenses, other than particular applicable taxes you may incur in connection with the exchange offer.

Expiration Date; Extensions; Amendments

  The exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, October 30, 2001, unless we, in our sole discretion, extend it. In no event do we intend to extend the expiration date beyond the thirtieth business day following the initial mailing of this prospectus. We will hold the exchange offer open for at least 20 business days. If we decide to extend the exchange offer, we will notify the exchange agent and each registered holder by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


  We reserve the right, in our sole discretion:

    .  to delay accepting your original notes;

    .  to extend the exchange offer;

    . to terminate the exchange offer if any of the conditions were not satisfied by giving oral or written notice of delay, extension or termination to the exchange agent; or

    .  to amend the terms of the exchange offer in any manner.

  If we make a material or fundamental change to the terms of the exchange offer, we will file a post effective amendment to the registration statement of which this prospectus is a part.

Procedures for Tendering Your Notes

  Only you may tender your original notes in the exchange offer. Except as stated under the heading "--Book Entry Transfer," to tender in the exchange offer, you must:

    . complete, sign and date the enclosed letter of transmittal, or a copy of it;

    . have the signature on the letter of transmittal guaranteed, if required by the letter of transmittal; and

    . mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent on or before the expiration date.

  In addition, either:

    . the exchange agent must receive certificates for your original notes and the letter of transmittal on or before the expiration date;

    . the exchange agent must receive a timely confirmation of a book-entry transfer of your original notes, if that procedure is available, into the account of the exchange agent at the DTC under the procedure for book-entry transfer described below before the expiration date of the exchange offer; or

    . you must comply with the guaranteed delivery procedures described below.

  For your original notes to be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address provided under "--Exchange Agent" before the expiration date of the exchange offer at the address provided under "--Exchange Agent."

  If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

  The method of delivery to the exchange agent of your original notes, your letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Do not send either a letter of transmittal or your original notes directly to us. You may request your broker, dealer, commercial bank, trust company or nominee to make the exchange on your behalf.

Procedure if your Original Notes are not Registered in your Name

  Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender the original notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender the original notes on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, before completing and executing a letter of transmittal and delivering the owner's original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

  Unless you are a registered holder who requests that the registered notes be mailed to you and issued in your name, or unless you are a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" which includes banks, brokers, dealers, municipal securities brokers and dealers, government securities brokers and dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.


  If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

Conditions to the Exchange Offer

  We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered original notes and our determination will be final and binding on you. We reserve the absolute right to reject any and all original notes not properly tendered or the acceptance of which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of original notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, we, the exchange agent, or any other person will not incur any liability for failure to give this notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

  We reserve the right to purchase or to make offers for any original notes that remain outstanding after the expiration date of the exchange offer or to terminate the exchange offer and, to the extent permitted by law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

  These conditions are for our sole benefit and we may assert them at any time or for any reason. We may waive in whole or in part at any time and from time to time these conditions in our sole discretion. Our failure to exercise any of our rights will not be a waiver of our rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  We will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any original notes, if at the time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the registered notes under the Trust Indenture Act. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

  In all cases, the issuance of registered notes will be made only after timely receipt by the exchange agent of certificates for original notes or a timely book-entry confirmation of the original notes into the exchange agent's account at DTC's book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and any other required documents. If we do not accept any tendered original notes for a valid reason or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes to you at our expense. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility under the book-entry transfer procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility. This will occur as promptly as practicable after the expiration or termination of the exchange offer for the original notes.

  Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer if at any time before the acceptance of the original notes for exchange or the exchange of the registered notes for the original notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

Book-Entry Transfer

  The exchange agent will make requests to establish accounts at DTC's book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of original notes being tendered by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the book-entry transfer facility in accordance with the appropriate procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the book-entry transfer facility, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, except as provided in the following paragraph, be transmitted to and received by the exchange agent on or before the expiration date of the exchange offer or the guaranteed delivery procedures below must be complied with.

  DTC's Automated Tender Offer Program, referred to by us as ATOP, is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for the original notes.

Guaranteed Delivery Procedures

  If a registered holder of original notes desires to tender any original notes and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:


    .  the tender is made through an Eligible Institution;

    . before the expiration date of the exchange offer, the exchange agent received from the Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the original notes and the amount of original notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and


    . the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

  You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address provided in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  The notice of withdrawal must:

    . specify the name of the person who deposited the original notes to be withdrawn;

    . identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of the original notes register the transfer of the original notes into the name of the person withdrawing the tender; and

    . specify the name in which any original notes are to be registered, if different from that of the holder who tendered the original notes.

  We will determine all questions as to the validity, form and eligibility of your notice and our determination will be final and binding on all parties. Any original notes withdrawn will not be considered to have been validly tendered. We will return any original notes which have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the above procedures before the expiration date.

Exchange Agent

  You should direct all executed letters of transmittal to State Street Bank and Trust Company, the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

              By Mail:                             Overnight Courier:
 State Street Bank and Trust Company       State Street Bank and Trust Company
     Corporate Trust Department                Corporate Trust Department
            P.O. Box 778                          2 Avenue de Lafayette
     Boston, Massachusetts 02102           Fifth Floor, Corporate Trust Window
     Attention: Mackenzie Elijah            Boston, Massachusetts 02111-1724
                                               Attention: Mackenzie Elijah
 By Hand in New York (as Drop Agent)
 State Street Bank and Trust Company               By Hand in Boston:
             61 Broadway                   State Street Bank and Trust Company
 15th Floor, Corporate Trust Window               2 Avenue de Lafayette
      New York, New York 10006             Fifth Floor, Corporate Trust Window
                                            Boston, Massachusetts 02111-1724
    Facsimile Transmission Number
  (for Eligible Institutions Only)                Confirm by telephone:
           (617) 662-1452                            (617) 662-1525

Fees and Expenses

  We currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

  Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be $100,000 in the aggregate. This amount includes fees and expenses of the trustee for the original and registered notes, accounting, legal, printing and related fees and expenses.

Transfer Taxes

  If you tender original notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register registered notes in the name of, or request that your original notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any transfer tax owed.

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                      DESCRIPTION OF THE REGISTERED NOTES

  You can find the definitions of certain terms used in this description under the caption "Certain Definitions." In this description, (1) the word "issuers" refers collectively to Hollywood Casino Shreveport and Shreveport Capital and not to any of their respective subsidiaries and (2) the words "we," "us" and "our" refer only to Hollywood Casino Shreveport and not to any of our subsidiaries.

  The issuers will issue the registered notes under an indenture among themselves and State Street Bank and Trust Company, as trustee. We refer to the original notes and the registered notes collectively as the "notes." The terms of the notes include those stated in the indenture governing the notes and those made part of that indenture by reference to the Trust Indenture Act of 1939. The notes are senior secured obligations of the issuers. The Collateral Documents define the terms of the agreements that will secure the notes and include intercreditor agreements (as described under the captions "Pari Passu Collateral Intercreditor Agreement," with respect to the Pari Passu Collateral, which also secures our outstanding First Mortgage Notes, and the "FF&E Collateral Intercreditor Agreement" with respect to the FF&E Collateral).

  Shreveport Capital is our wholly owned subsidiary and was incorporated for the purpose of serving as a co-issuer of the First Mortgage Notes and these notes in order to facilitate the original offering and subsequent resales of these notes and the First Mortgage Notes. We believe that certain prospective purchasers of these notes may be restricted in their ability to purchase debt securities of partnerships, such as us, unless the debt securities are jointly issued by a corporation. Shreveport Capital will not have any operations or any material assets and will not have any revenues. As a result, prospective investors should not expect Shreveport Capital to contribute to the amounts required to be paid on these notes.

  The following description is a summary of the material provisions of the indenture governing the notes, the registration rights agreement relating to the notes and the Collateral Documents. It does not restate any of those agreements in its entirety. We urge you to read the indenture governing the notes, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as holders of notes. Copies of these documents are available as set forth below under the caption "Where You Can Find More Information."

Brief Description of the Notes

  The notes:

  .  are senior secured obligations of the issuers;

  . are secured up to $10.0 million of principal obligations on a pari passu basis with the First Mortgage Notes by the Pari Passu Collateral;

  . are secured up to $29.0 million of principal obligations by a contractual first priority security interest in the FF&E Collateral;

  . rank pari passu in right of payment to all of the issuers' existing and future senior indebtedness, including the First Mortgage Notes; and

  . rank senior in right of payment to any of the issuers' existing and future subordinated indebtedness.

  While the First Mortgage Notes are guaranteed by HWCC-Louisiana, HCS I and HCS II, our direct and indirect parent entities, the notes are not guaranteed by these entities. As a result, holders of First Mortgage Notes have claims, rights and remedies against those guarantors and the Capital Stock pledged to secure those Guarantees that holders of notes will not have and the holders of notes will not share in any payments or proceeds from or with respect to such Guarantees and the collateral securing those Guarantees.

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However, it will be an event of default under the indenture governing the notes if at any time the trustee for the First Mortgage Notes or the holders of the First Mortgage Notes take any action to enforce their rights under or to realize upon the Guarantees of the First Mortgage Notes from HWCC-Louisiana, HCS I or HCS II. The notes and the First Mortgage Notes will be guaranteed by all of our future material Restricted Subsidiaries, if any. Future Guarantees of the First Mortgage Notes and up to $10.0 million of principal of each Guarantor's obligations under the Guarantees of the notes will be required to be secured by all of the assets of each such Guarantor. The indenture governing the First Mortgage Notes only permits Pari Passu Collateral to include our assets and not the assets of our Restricted Subsidiaries and, therefore, the indenture governing the First Mortgage Notes prohibits any Guarantees of the notes from being secured by the assets of those Restricted Subsidiaries. We do not currently have any Restricted Subsidiaries, other than Shreveport Capital.

Principal, Maturity and Interest

  The indenture governing the notes provides for the issuance by the issuers of notes with a maximum aggregate principal amount of $39.0 million. The issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes mature on August 1, 2006.

  Fixed interest on the notes accrues at the rate of 13% per annum and is payable semi-annually in arrears on each February 1 and August 1, each an "Interest Payment Date," commencing on August 1, 2001, to the holders of record of registered notes on the immediately preceding January 15 and July 15, respectively, each a "Record Date." Fixed interest will accrue from the date of original issuance of the registered notes or, if fixed interest has already been paid, from the date it was most recently paid. Fixed interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  In addition, the registered notes will accrue Contingent Interest. Contingent Interest will be calculated to accrue, each an "Accrual Period," as follows:

    (1) in the case of the First Accrual Period, from and including July 1, 2001 to, and including, the earlier of:

      (a) the end of the First Accrual Period if the corresponding principal amount of the notes has not become due and payable, or

      (b) the date of payment if the corresponding principal amount of the notes has become due and payable, whether at stated maturity, upon acceleration, upon any mandatory or optional redemption or otherwise;

    (2) in the case of each Semiannual Period following the First Accrual Period from, but not including, the end of the First Accrual Period or the end of the immediately preceding Semiannual Period, as applicable, to, and including, the end of each such Semiannual Period if the corresponding principal amount of the notes has not become due and payable; and

    (3) in the case of any Interim Period following the First Accrual Period from, but not including, the end of the First Accrual Period or most recent Semiannual Period, as applicable, to, and including, the date of payment if the corresponding principal amount of the notes has become due and payable, whether at stated maturity, upon acceleration, upon any mandatory or optional redemption or otherwise.

  Contingent Interest will be payable semiannually. On each Interest Payment Date after the First Accrual Period, commencing February 1, 2002, Contingent Interest with respect to the Accrual Period completed immediately prior to that Interest Payment Date will be payable to the holders of notes on the Record Date immediately preceding the applicable Interest Payment Date, unless all or a portion of such Contingent Interest is permitted to be deferred. The issuers may defer payment of all or a portion of accrued Contingent Interest then otherwise due and payable, and may continue to defer the payment of accrued Contingent Interest which has already been deferred if, and only to the extent that:

    (1) the payment of that portion of Contingent Interest on the applicable Interest Payment Date will cause our Adjusted Fixed Charge Coverage Ratio for our four consecutive fiscal quarters ending

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  immediately prior to the applicable Interest Payment Date to be less than
  1.5 to 1.0, but may not defer such portion, which, if paid, would not cause the Adjusted Fixed Charge Coverage Ratio to be less than 1.5 to 1.0; and

    (2) the principal amount of the notes corresponding to that Contingent Interest has not then matured and become due and payable, whether at stated maturity, upon acceleration, upon any mandatory or optional redemption or otherwise.

  Contingent Interest that is deferred will become due and payable, in whole or in part, upon the earlier of:

    (1) the next succeeding Interest Payment Date on which all or a portion of that Contingent Interest is not permitted to be deferred; and

    (2) the maturity of the corresponding principal amount of the notes, whether at stated maturity, upon acceleration, upon any mandatory or optional redemption or otherwise.

  No interest will accrue on deferred Contingent Interest.

No Recourse Against Shreveport Paddlewheels, L.L.C.

  Neither Shreveport Paddlewheels, L.L.C. nor any of its affiliates, other than us, will have any obligation to make any payments of any kind that become due on the notes.

Methods of Receiving Payments on the Notes

  If a holder of notes has given wire transfer instructions to the issuers, the issuers will pay all principal, interest, premium and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the issuers elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

  The trustee for the notes will initially act as paying agent and registrar. The issuers may change the paying agent or registrar without prior notice to the holders of notes, and either of the issuers may act as paying agent or registrar.

Transfer and Exchange

  A holder of notes may transfer or exchange notes in accordance with the indenture governing the notes. The registrar and the trustee for the notes may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents and the issuers may require a holder of notes to pay any taxes and fees required by law or permitted by the indenture governing the notes. The issuers are not required to transfer or exchange any note selected for redemption. Also, the issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

  The registered holder of a note will be treated as its owner for all purposes.

Guarantees

  While the First Mortgage Notes are guaranteed by HWCC-Louisiana, HCS I and HCS II, our direct and indirect parent entities, the notes will not be guaranteed by these entities. As a result, holders of First Mortgage Notes have claims, rights and remedies against those Guarantors and the Capital Stock pledged to secure those Guarantees that holders of notes will not have and the holders of notes will not share in any payments or proceeds from or with respect to such Guarantees and the collateral securing those Guarantees. However, it will be an event of default under the indenture governing the notes if at any time the trustee for the First Mortgage Notes or the holders of the First Mortgage Notes take any action to enforce their rights under or to realize upon the Guarantees of the First Mortgage Notes from HWCC-Louisiana, HCS I or HCS II.

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  Any of our future Restricted Subsidiaries that at any time has Total Assets in excess of $2.5 million will jointly and severally guarantee the issuers' obligations under the notes on a pari passu basis with Guarantees of the First Mortgage Notes. Future Guarantees of the First Mortgage Notes and up to $10.0 million of principal of each Guarantor's obligations under the Guarantees of the notes will be secured by all of the assets of each such Guarantor. The indenture governing the First Mortgage Notes only permits Pari Passu Collateral to include our assets and not the assets of our Restricted Subsidiaries and, therefore, the indenture governing the First Mortgage Notes prohibits any Guarantees of the notes from being secured by the assets of those Restricted Subsidiaries. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Security

  Up to $29.0 million of the issuers' principal obligations under the notes will be secured by a contractual first priority security interest in certain of the Shreveport resort's current furniture, fixtures and equipment and any substitutions and replacements thereof, other than FF&E acquired with the proceeds from up to $6.0 million of future permitted FF&E Financings, subject to the liens permitted by the Collateral Documents. We refer to this collateral in this prospectus as the "FF&E Collateral."

  The ability of the trustee for the notes to exercise remedies with respect to the FF&E Collateral varies depending on whether a court of competent jurisdiction determines, based on specific facts and circumstances, that an item of collateral is either generally movable or is Fixed FF&E Collateral. We refer to this moveable collateral in this prospectus as the "Moveable FF&E Collateral." See "Risk Factors--Limits on Remedies."

  The FF&E Collateral consists of:

  .  Gaming equipment, such as slot machines, table games and cage equipment;

  . Operating equipment, such as elevators, escalators, HVAC equipment and generators;

  .  Security equipment, such as closed circuit television equipment; and

  . Other FF&E, such as guest room furniture, slot stools, kitchen and laundry equipment.

  The FF&E Collateral consists of $30.0 million of furniture, fixtures and equipment that was purchased prior to the opening of the Shreveport resort on December 20, 2000. The trustee for the notes will not be permitted to foreclose upon, or exercise any other remedies with respect to, the Fixed FF&E Collateral independently of the holders of the liens on the real property and riverboat. However, pursuant to the terms of the intercreditor agreement relating to the FF&E Collateral entered into among the trustee for the notes, the trustee for the First Mortgage Notes and us, the holders of notes will have a contractual first priority right to the proceeds of the Fixed FF&E Collateral.

  The FF&E Collateral was acquired with the proceeds from an FF&E facility arranged by Bank of America, N.A., which was refinanced with a portion of the proceeds from the issuance and sale of the notes.

  In addition, up to $10.0 million of the issuers' principal obligations under the notes is secured on a pari passu basis with the First Mortgage Notes by a contractual first priority security interest in substantially all of the issuers' assets, whether now owned or hereafter acquired excluding the FF&E Collateral, including, without limitation, and subject to the liens permitted by the Collateral Documents:

    (1) a leasehold mortgage on all of the real property comprising the Shreveport resort, including all additions and improvements and component parts related to it and issues and profits from it;

    (2) a security interest in all furniture, fixtures and equipment which are part of the Shreveport resort, other than the FF&E Collateral otherwise pledged to secure the notes and up to $6.0 million of FF&E that may be acquired, leased or financed in the future through permitted FF&E Financings;

    (3) a contractual first priority security interest in the riverboat which is a part of the Shreveport resort;

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    (4) a contractual first priority security interest in all of our accounts receivable, general intangibles, inventory and other personal property not contemplated by clause (2) above;

    (5) a collateral assignment of our interests in the License Agreement, the Management Agreement and the principal agreements entered into by us in connection with the development, construction, ownership or operation of the Shreveport resort; and

    (6) to the extent permitted by law, a pledge of all licenses and permits relating to the Shreveport resort.

  We refer to this collateral in this prospectus as the "Pari Passu Collateral." The above mentioned liens and security interests may be subordinate or junior to mechanics' or maritime liens which, under applicable Louisiana or federal law, may have priority over the leasehold mortgage on the Shreveport resort, the security interest in the riverboat that is a part of the Shreveport resort or the security interest in the Fixed FF&E Collateral. However, with respect to the leasehold mortgage we have obtained title insurance on all of the Shreveport resort other than the riverboat that is a part of the Shreveport resort in favor of the trustee for the notes that insures, among other things, against losses from the enforcement of mechanics' liens. In addition, secured lenders of indebtedness incurred to purchase up to $6.0 million of additional FF&E in the future may be granted a security interest in such additional FF&E (other than FF&E Collateral) for the sole purpose of perfecting such lenders' security interests in such FF&E.

  The terms of the intercreditor agreement relating to the Pari Passu Collateral grant the holders of a majority in interest of the aggregate principal amount of indebtedness secured by the Pari Passu Collateral the sole right to enforce or exercise any right or remedy against and to foreclose upon the Pari Passu Collateral. As a result, in all likelihood the trustee for the First Mortgage Notes will be the controlling party, or the "representative trustee", under the intercreditor agreement relating to the Pari Passu Collateral and will have the sole power to act on behalf of the holders of both the First Mortgage Notes and the notes with respect to the rights and remedies of the holders of notes and First Mortgage Notes, which could impair the ability of holders of notes to enforce their rights and remedies with respect to the $10.0 million of the issuers' principal obligations secured with Pari Passu Collateral. For a more detailed description of these limits, see the caption "--Pari Passu Collateral Intercreditor Agreement" below. Subject to the terms of the intercreditor agreement relating to the Pari Passu Collateral, the proceeds received by the representative trustee from any sale or foreclosure of Pari Passu Collateral will be applied first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the trustee for the notes under the indenture governing the notes and to the trustee for the First Mortgage Notes under the indenture governing the First Mortgage Notes and thereafter to pay, ratably, amounts due and payable with respect to the First Mortgage Notes and the notes.

  Certain of the Liens created by the collateral documents securing the obligations under the First Mortgage Notes and the indenture governing the First Mortgage Notes may be deemed to attach to and encumber the Fixed FF&E Collateral due to its nature as either (a) a component part of the real estate or (b) an appurtenance to the riverboat vessel. The terms and provisions of the intercreditor agreement relating to the FF&E Collateral provide, among other things, that the Liens against the FF&E Collateral (including the Fixed FF&E Collateral) in favor of the trustee for the notes for the benefit of the holders of the notes shall be contractual first priority Liens, superior to any Liens arising from the collateral documents securing the obligations under the First Mortgage Notes. In addition, the intercreditor agreement relating to the FF&E Collateral confirms that the trustee for the notes will have the right to enforce or exercise any right to enforce or exercise any right or remedy against and to foreclose upon the Movable FF&E Collateral. The intercreditor agreement relating to the FF&E Collateral also grants to the trustee for the First Mortgage Notes the sole right to enforce or exercise any right or remedy against and to foreclose upon the Fixed FF&E Collateral. Subject to the terms of the intercreditor agreement relating to the FF&E Collateral, the trustee for the notes will have a priority right to the proceeds received by the trustee for the notes or the trustee for the First Mortgage Notes from any sale or foreclosure of FF&E Collateral whether such rights are exercised at the direction of the trustee for the notes or

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the First Mortgage Notes. The trustee for the notes will be entitled to appraisal rights with respect to any sale or foreclosure of Fixed FF&E Collateral directed by the trustee for the First Mortgage Notes or with respect to any casualty or condemnation of the riverboat or the real property involving the Fixed FF&E Collateral and will be entitled to receive an amount up to the appraised amount.

  Due to restrictions under the indenture governing the First Mortgage Notes, not more than $10.0 million of the principal of the notes, which we refer to as the "Restricted Pari Passu Collateral Amount," may be secured by the Pari Passu Collateral and not more than $29.0 million of principal of the notes, which we refer to as the "Restricted FF&E Collateral Amount," may be secured by the FF&E Collateral. As a result, the Collateral Documents will provide that the security interests for the benefit of the holders of notes in the Pari Passu Collateral will terminate upon application of proceeds from the enforcement or exercise of rights or remedies in respect of Pari Passu Collateral to the notes in a principal amount equal to the Restricted Pari Passu Collateral Amount and the security interests for the benefit of the holders of notes in the FF&E Collateral will terminate upon application of proceeds from the enforcement or exercise of rights or remedies in respect of FF&E Collateral to the notes in an amount equal to the Restricted FF&E Collateral Amount.

  So long as no default or event of default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture governing the notes, the intercreditor agreement relating to the Pari Passu Collateral, the intercreditor agreement relating to the FF&E Collateral and the Collateral Documents, the issuers and their Subsidiaries and any Guarantors will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the collateral pledged by them and to exercise any voting and other consensual rights pertaining to the collateral pledged by them. Upon the occurrence and during the continuance of a default or event of default:

    (1) all rights of the issuers, their Subsidiaries and any Guarantors to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the representative trustee which, to the extent permitted by law, will have the sole right to exercise such rights;

    (2) all rights of the issuers, their Subsidiaries and any Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the collateral will cease and such cash dividends, interest and other payments will be paid to the representative trustee; and

    (3) the representative trustee may sell the collateral or any part thereof in accordance with the terms of the Collateral Documents.

  Subject to the terms of the intercreditor agreement relating to the Pari Passu Collateral, and the intercreditor agreement relating to the FF&E Collateral and under the terms of the indenture governing the notes and the Collateral Documents, the trustee for the notes will determine the circumstances and manner in which the collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the collateral from the Liens created by the Collateral Documents and whether to foreclose on the collateral following a default or event of default. Moreover, upon the full and final payment and performance of all obligations of the issuers and any Guarantors under the notes and the indenture governing the notes, the Collateral Documents will terminate and the collateral will be released. The proceeds of any sale of the collateral pursuant to the indenture governing the notes and the related Collateral Documents following an event of default may not be sufficient to satisfy payments due on the notes. In addition, the amount of such proceeds permitted to be applied to the outstanding principal amount of the notes will be limited to the Restricted Pari Passu Collateral Amount or the Restricted FF&E Collateral Amount, as applicable.

Pari Passu Collateral Intercreditor Agreement

  The intercreditor agreement relating to the Pari Passu Collateral was entered into by the Partnership, the trustee for the notes and the trustee for the First Mortgage Notes and will govern, among other things, the determination of the controlling party with respect to the enforcement or exercise of rights or remedies with respect to the Pari Passu Collateral and the distribution of proceeds from the enforcement or exercise of rights or

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remedies with respect to the Pari Passu Collateral following acceleration of the notes or the First Mortgage Notes. State Street Bank and Trust Company also serves as the trustee for the First Mortgage Notes under the indenture governing the First Mortgage Notes. Under the Trust Indenture Act, if State Street Bank and Trust Company acquires a conflicting interest as a result of its serving as the trustee for the notes and the trustee for the First Mortgage Notes, it must eliminate that conflict within 90 days, apply to the Commission for permission to continue to serve in the face of that conflict or resign as either the trustee for the notes or the trustee for the First Mortgage Notes. The intercreditor agreement relating to the Pari Passu Collateral will:

    (a) provide that the Lien of the trustee for the notes on the Pari Passu Collateral will be equal in priority (regardless of the time or method of attachment or perfection) to the Lien in favor of, or for the benefit of, the holders of First Mortgage Notes and will secure the sum of:

      (1) the $10.0 million aggregate principal amount of notes; and

      (2) the $150.0 million aggregate principal amount of the First Mortgage Notes;

    (b) establish the relative interests of the trustee for the notes, the holders of notes, the trustee for the First Mortgage Notes and the holders of First Mortgage Notes;

    (c) not be for the benefit of any party other than holders of notes and holders of First Mortgage Notes;

    (d) grant the sole right to take, enforce or exercise any right or remedy to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Pari Passu Collateral or the collateral documents relating to the Pari Passu Collateral, to the holders, or the representatives thereof, of a majority in interest of the aggregate principal amount of the First Mortgage Notes and the notes (for such purposes, the trustee for the notes will represent the holders of notes and the trustee for the First Mortgage Notes will represent the holders of First Mortgage Notes) at the time outstanding, provided, however, that, subject to the terms of the intercreditor agreement relating to the FF&E Collateral, the holders of notes or the trustee for the notes may take or exercise any action or election or refrain from taking or exercising any action with respect to any FF&E Collateral or under any document that does not apply to the Pari Passu Collateral; provided, further, however, that the trustee for the First Mortgage Notes will have no duty or obligation to holders of notes or the trustee for the notes in taking or exercising any action or election or in refraining from taking or exercising any action with respect to any of the Pari Passu Collateral or the collateral documents with respect to the First Mortgage Notes;

    (e) provide that any money or funds realized with respect to the Pari Passu Collateral in connection with the enforcement or exercise of any right or remedy with respect to any Pari Passu Collateral following the acceleration of the notes or the First Mortgage Notes will be distributed as follows: first, to the payment of all reasonable expenses in connection with the collection, realization or administration of such funds or the exercise of rights or remedies; second, to each holder of notes or First Mortgage Notes secured by a Pari Passu Lien on the Pari Passu Collateral, a proportion of such remaining money or funds in the same proportion as the total outstanding obligations so secured held by such holder bears to the total outstanding obligations so secured until all such secured obligations have been paid in full; and third, to us or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct;

    (f) provide that all current and future assets of HWCC-Louisiana, HCS I and HCS II, including, without limitation, the shares of HCS I and HCS II owned by HWCC-Louisiana and the interests in the partnership owned by HCS I and HCS II, but excluding the $2.5 million in cash used by HWCC-Louisiana to fund its obligations under the Membership Interest Purchase Agreement, will be held for the sole benefit of the holders of First Mortgage Notes; and

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    (g) provide that each of the trustee for the notes, the holders of notes, the trustee for the First Mortgage Notes and the holders of First Mortgage Notes will have the right to alter or amend their respective agreements and documents with us in accordance with their terms and to release any collateral from their respective Liens in accordance with the terms of their respective agreements.

FF&E Collateral Intercreditor Agreement

  The intercreditor agreement relating to the FF&E Collateral was entered into by the Partnership, the trustee for the notes and the trustee for the First Mortgage Notes, and governs, among other things, the respective rights of the trustee for the notes and the trustee for the First Mortgage Notes with respect to (1) the nature and priority of the Liens held by each such trustee against the FF&E Collateral, (2) the enforcement or exercise of rights or remedies with respect to such Liens, and (3) the distribution of proceeds arising from the FF&E Collateral. State Street Bank and Trust Company serves as the trustee for the First Mortgage Notes and the trustee for the notes under the intercreditor agreement relating to the FF&E Collateral. Under the Trust Indenture Act, if State Street Bank and Trust Company acquires a conflicting interest as a result of its serving as the trustee for the notes and the trustee for the First Mortgage Notes, it must eliminate that conflict within 90 days, apply to the Commission for permission to continue to serve in the face of that conflict or resign as either the trustee for the notes or the trustee for the First Mortgage Notes.

  The intercreditor agreement relating to the FF&E Collateral will:

    (a) provide that the Liens arising from the Collateral Documents, which we refer to as the "New Liens," shall be first priority Liens on all FF&E Collateral, superior to the Liens arising from the Existing Collateral Documents, which we refer to as the "Existing Liens;"

    (b) provide that the Existing Liens, to the extent determined to encumber the FF&E Collateral, are and will be subordinate to the New Liens, but only with respect to the FF&E Collateral;

    (c) provide that the trustee for the notes shall have the sole right, subject to applicable law, to enforce or exercise any right or remedy with respect to any of the Movable FF&E Collateral;

    (d) grant the sole right to take, enforce or exercise any right or remedy to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Fixed FF&E Collateral to the holders, or the representatives thereof, of a majority in interest of the aggregate principal amount of the First Mortgage Notes; and

    (e) provide that the trustee for the notes shall have a first priority right to and interest in all money or funds representing the proceeds of the FF&E Collateral, regardless of whether such proceeds are proceeds of Movable FF&E Collateral or Fixed FF&E Collateral.

  Notwithstanding the foregoing, the nature and priority of the New Liens and the Existing Liens with respect to Pari Passu Collateral (that does not constitute FF&E Collateral) will be governed by the intercreditor agreement relating to the Pari Passu Collateral.

Certain Gaming Law Limitations

  The ability of the trustee for the notes to exercise remedies and realize upon collateral will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Louisiana unless the person is found qualified or suitable by the relevant Gaming Authorities. In order for the trustee for the notes or a purchaser at or after foreclosure to be found qualified or suitable, such Gaming Authorities would have discretionary authority to require the trustee for the notes, any or all of the holders of notes and any such purchaser to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay a filing fee and all costs of such investigation. If the trustee for the notes is unable or chooses not to qualify, be found suitable or licensed to own, operate or sell such assets, it would have to retain or sell to an entity licensed to operate or sell such assets, which would also be subject to the approval of the Louisiana Gaming Control Board. In addition, in any foreclosure sale or subsequent resale by the trustee for the notes, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events would have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on collateral may, without the appropriate approvals, be limited.

Certain Bankruptcy Limitations

  The right of the trustee for the notes to repossess and dispose of the collateral upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against either of the issuers or a Guarantor prior to the trustee for the notes having repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor such as the trustee for the notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, offspring, rents or profits of such collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured credit is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. To the extent the value of FF&E Collateral depreciates over time, delay in the ability to realize on this FF&E Collateral could impair the amounts holders of notes can recover. The court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, since the enforcement of the Lien of the trustee for the notes in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of notes may not have any consent rights with respect to the use of those funds by either of the issuers or any of their Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee for the notes could repossess or dispose of the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral.

Optional Redemption

  At any time prior to August 1, 2002, the issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture governing the notes at a redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of a Qualified Equity Offering; provided, however, that:

    (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture governing the notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering.

  Except pursuant to the preceding paragraph, the notes will not be redeemable at the issuers' option prior to August 1, 2003.

  On or after August 1, 2003, the issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................  106.50%
      2004...........................................................  103.25%
      2005 and thereafter............................................  100.00%

Mandatory Disposition Pursuant to Gaming Laws

  Each holder, by accepting a note, shall be deemed to have agreed that if any Gaming Authority requires that a person who is a holder or the beneficial owner of a note be licensed, qualified or found suitable under any applicable Gaming Law, the holder or beneficial owner, as the case may be, will apply for a license, qualification or finding of suitability within the time period required by the Gaming Authority. If the holder or beneficial owner fails to timely apply to be licensed or qualified or is found unsuitable, the holder or beneficial owner, as the case may be, will be required to dispose of its notes within the time specified by the Gaming Authority and the issuers will have the right to redeem the notes of the holder or beneficial owner, subject to approval of any applicable Gaming Authority, at the least of:

    (1) the principal amount of the notes;

    (2) the amount that the holder or beneficial owner paid for the notes; or

    (3) the fair market value of the notes.

  Immediately upon the imposition of a requirement to dispose of notes by a Gaming Authority, the holder or beneficial owner of the notes will, to the extent required by applicable law, have no further right:

    (1) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes; or

    (2) to receive any interest, dividends, economic interests or any other distributions or payments with respect to the notes or any remuneration in any form with respect to the notes from the issuers or the trustee for the notes.

  Any holder or beneficial owner of notes that is required to apply for a license, qualification or finding of suitability must pay all fees and costs of any investigation by the applicable Gaming Authorities. The issuers will notify the trustee for the notes in writing of any redemption pursuant to this section as soon as is practicable. The trustee for the notes will be required to report the names of the record holders of notes to any Gaming Authority when required by law.

  The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements under gaming laws, see "Business--Casino Regulation."

Mandatory Redemption

  The issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes. If the issuers redeem or make an offer to purchase the First Mortgage Notes, in whole or in part, the issuers will be required to make a like redemption or offer to purchase with respect to the notes on a pro rata basis in proportion to the respective principal amounts of the notes and the First Mortgage Notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to an offer on the terms set forth in the indenture governing the notes (a "Change of Control Offer"). In the Change of Control

Offer, the issuers will offer payment (a "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the issuers will mail a notice to each holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture governing the notes and described in such notice.

  On the Change of Control Payment Date, the issuers will, to the extent lawful:

    (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the trustee for the notes the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuers.

  The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee for the notes will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The provisions described above that require the issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture governing the notes are applicable. Except as described above with respect to a Change of Control, the indenture governing the notes does not contain provisions that permit the holders of notes to require that the issuers repurchase or redeem notes in the event of a takeover, recapitalization or similar transaction. No assurance can be given that the issuers will have sufficient funds at the time of a Change of Control in order to consummate a Change of Control Offer.

  The issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture governing the notes applicable to a Change of Control Offer made by the issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

  The indenture governing the First Mortgage Notes currently restricts us from purchasing any notes by treating such purchases as Restricted Payments. The indenture governing the First Mortgage Notes also requires the issuers to make an offer to purchase all outstanding First Mortgage Notes at a price of 101% of their principal amount upon a Change of Control, which would constitute a Restricted Payment under the indenture governing the notes. In the event a Change of Control occurs at a time when the issuers are prohibited from purchasing notes, the issuers could seek the consent of the holders of the First Mortgage Notes to the purchase of notes or could attempt to refinance the First Mortgage Notes. If the issuers do not obtain such a consent or refinance the First Mortgage Notes, the issuers would remain prohibited from purchasing notes. In such case, the issuers' failure to purchase tendered notes would constitute an event of default under the indenture governing the notes and the acceleration of the notes as a result of this event of default would, in turn, constitute an event of default under the indenture governing the First Mortgage Notes.

  The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Hollywood Casino and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Hollywood Casino and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

  We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale relating to FF&E Collateral (an "FF&E Asset Sale") unless:

    (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of such FF&E Asset Sale at least equal to the fair market value of the FF&E sold or otherwise disposed of;

    (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of that Board of Directors set forth in an Officers' Certificate delivered to the trustee for the notes; and

    (3) at least 75% of the consideration therefor received by us or the Restricted Subsidiary is in the form of cash.

  Within 270 days after the receipt of any Net Proceeds from an FF&E Asset Sale ("FF&E Proceeds"), we or the Restricted Subsidiary may apply such FF&E Proceeds to acquire FF&E that is used or useful in a line of business permitted by the covenant entitled "--Line of Business;" provided, however, that we or the Restricted Subsidiary, as the case may be, grant to the trustee for the notes, on behalf of the holders of notes, a first priority security interest on any such FF&E acquired with the FF&E Proceeds of any such FF&E Asset Sale on the terms set forth in the indenture governing the notes, the intercreditor agreement relating to the FF&E Collateral and the Collateral Documents. Pending the final application of any such FF&E Proceeds, we or the applicable Restricted Subsidiary may invest such FF&E Proceeds in Cash Equivalents which will be held in an account in which the trustee for the notes shall have a first priority security interest for the benefit of the holders of notes.

  Any FF&E Proceeds from FF&E Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "FF&E Excess Proceeds." Within ten days following the date that the aggregate amount of FF&E Excess Proceeds exceeds $5.0 million, the issuers will make an offer (an "FF&E Asset Sale Offer") to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the FF&E Excess Proceeds. The offer price in any FF&E Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any FF&E Excess Proceeds remain after consummation of a FF&E Asset Sale Offer, the issuers may use such FF&E Excess Proceeds for any purpose not otherwise prohibited by the indenture governing the notes and the Collateral Documents. If the aggregate principal amount of notes tendered pursuant to such FF&E Asset Sale Offer exceeds the amount of FF&E Excess Proceeds, the trustee for the notes shall select the notes to be purchased on a pro rata basis. Upon completion of each FF&E Asset Sale Offer, the amount of FF&E Excess Proceeds shall be reset at zero.

  We will not, and will not permit any of our Restricted Subsidiaries to, consummate any other Asset Sale (a "Pari Passu Asset Sale") unless:

    (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of such Pari Passu Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of that Board of Directors set forth in an Officers' Certificate delivered to the trustee for the notes; and

    (3) at least 75% of the consideration therefor received by us or the Restricted Subsidiary is in the form of cash. For purposes of this provision and not for purposes of the definition of "Net Proceeds" (except to the extent set forth in that definition with respect to the conversion of non-cash proceeds to cash), each of the following shall be deemed to be cash:

      (a) any liabilities (as shown on our or the Restricted Subsidiary's most recent balance sheet) of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Restricted Subsidiary's Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or the Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by us or any Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted by us or the Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

  Within 270 days after the receipt of any Net Proceeds from a Pari Passu Asset Sale ("Pari Passu Proceeds"), we or the Restricted Subsidiary may apply such Pari Passu Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by the covenant entitled "--Line of Business;" provided, however, that we or the Restricted Subsidiary, as the case may be, grant to the trustee for the notes, on behalf of the holders of notes, and the trustee for the First Mortgage Notes, on behalf of the holders of First Mortgage Notes, a first priority security interest, subject to Permitted Liens, on any such property or assets acquired or constructed with the Pari Passu Proceeds of any such Pari Passu Asset Sale on the terms set forth in the indenture governing the notes, the intercreditor agreement relating to the Pari Passu Collateral, the indenture governing the First Mortgage Notes and the Collateral Documents. Pending the final application of any such Pari Passu Proceeds, we or the applicable Restricted Subsidiary may invest such Pari Passu Proceeds in Cash Equivalents which will be held in an account in which each of the trustee for the notes and the trustee for the First Mortgage Notes shall have a first priority security interest, subject to Permitted Liens, for the benefit of the holders of notes and the holders of First Mortgage Notes, respectively.

  Any Pari Passu Proceeds that are not applied or invested as provided in the preceding paragraph will constitute "Pari Passu Excess Proceeds." Within ten days following the date that the aggregate amount of Pari Passu Excess Proceeds exceeds $5.0 million, the issuers will make an offer (a "Pari Passu Asset Sale Offer") to all holders of notes and all holders of First Mortgage Notes to purchase the maximum principal amount of notes and First Mortgage Notes that may be purchased out of the Pari Passu Excess Proceeds, pro rata in proportion to the respective principal amounts of notes and First Mortgage Notes. The offer price in any Pari Passu Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Pari Passu Excess Proceeds remain after consummation of an Pari Passu Asset Sale Offer, the issuers may use such Pari Passu Excess Proceeds for any purpose not otherwise prohibited by the indenture governing the notes and the Collateral Documents. If the aggregate principal amount of notes and First Mortgage Notes tendered pursuant to such Pari Passu Asset Sale Offer exceeds the amount of Pari Passu Excess Proceeds, the trustee for the notes and the trustee for the First Mortgage Notes shall select the notes and First Mortgage Notes to be purchased on a pro rata basis based on the principal amount of notes and First Mortgage Notes tendered. Upon completion of each Pari Passu Asset Sale Offer, the amount of Pari Passu Excess Proceeds shall be reset at zero.

Events of Loss

  Within 360 days after any Event of Loss with respect to any FF&E Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million (an "FF&E Event of Loss"), we or our affected Restricted Subsidiary, as the case may be, will apply the Net Loss Proceeds from such FF&E Event of Loss ("FF&E Loss Proceeds") to the rebuilding, repair, replacement or construction of FF&E, with no concurrent obligation to make any purchase of any notes; provided, however, that we deliver to the trustee for the notes an

Officers' Certificate certifying that we have available from FF&E Loss Proceeds or other sources sufficient funds to repair or rebuild such damaged or lost FF&E or replace such damaged or lost FF&E with suitable substitute FF&E.

  Any FF&E Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the foregoing paragraph of this covenant will be deemed "Excess FF&E Loss Proceeds." Within ten days following the date that the aggregate amount of Excess FF&E Loss Proceeds exceeds $5.0 million, we will make an offer (an "FF&E Event of Loss Offer") to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess FF&E Loss Proceeds. The offer price in any FF&E Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Excess FF&E Loss Proceeds remain after consummation of an FF&E Event of Loss Offer, we may use such Excess FF&E Loss Proceeds for any purpose not otherwise prohibited by the indenture governing the notes and the Collateral Documents. If the aggregate principal amount of notes tendered pursuant to an FF&E Event of Loss Offer exceeds the Excess FF&E Loss Proceeds, the trustee for the notes will select the notes to be purchased on a pro rata basis based on the principal amount of notes tendered. Upon completion of any such FF&E Event of Loss Offer, the amount of Excess FF&E Loss Proceeds shall be reset at zero.

  Pending their final application, all FF&E Loss Proceeds will be invested in Cash Equivalents held in an account in which the trustee for the notes has a first priority security interest for the benefit of the holders of notes. These pledged funds and securities will be released to us to pay for or reimburse us for the actual cost of a permitted use of FF&E Loss Proceeds as provided above, or the FF&E Event of Loss Offer, pursuant to the terms of the Collateral Documents. We or the applicable Restricted Subsidiary will grant to the trustee for the notes, on behalf of the holders of notes, a first priority security interest on any FF&E rebuilt, repaired, replaced or constructed with such FF&E Loss Proceeds on the terms set forth in the indenture governing the notes, the intercreditor agreement relating to the FF&E Collateral and the Collateral Documents.

  Within 360 days after any Event of Loss with respect to any Pari Passu Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million (a "Pari Passu Event of Loss"), we or our affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Pari Passu Event of Loss ("Pari Passu Loss Proceeds") to the rebuilding, repair, replacement or construction of improvements to the Shreveport resort, with no concurrent obligation to make any purchase of any notes; provided, however, that:

    (1) we deliver to the trustee for the notes within 60 days of such Pari Passu Event of Loss a written opinion from a reputable contractor that the Shreveport resort with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed and operating within 360 days of the Pari Passu Event of Loss;

    (2) an Officers' Certificate certifying that we have available from Pari Passu Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and

    (3) the Pari Passu Loss Proceeds are less than $75.0 million.

  Any Pari Passu Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the foregoing paragraph of this covenant will be deemed "Excess Pari Passu Loss Proceeds." Within ten days following the date that the aggregate amount of Excess Pari Passu Loss Proceeds exceeds $5.0 million, we will make an offer (a "Pari Passu Event of Loss Offer") to all holders of notes and holders of First Mortgage Notes to purchase the maximum principal amount of notes and First Mortgage Notes that may be purchased out of the Excess Pari Passu Loss Proceeds, pro rata in proportion to the respective principal amounts of notes and First Mortgage Notes. The offer price in any Pari Passu Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Excess Pari Passu Loss Proceeds remain after consummation of a Pari Passu Event of Loss Offer, we may use such Excess Pari Passu Loss Proceeds for any purpose not otherwise prohibited by the indenture governing the notes and the Collateral Documents. If the aggregate principal amount of notes and First Mortgage Notes tendered pursuant to a Pari Passu Event of Loss Offer exceeds the Excess Pari Passu Loss Proceeds, the trustee for the notes and the trustee for the First Mortgage Notes will select the notes and First Mortgage Notes to be purchased on a pro rata basis based on the principal amount of notes and First Mortgage Notes tendered. Upon completion of any such Pari Passu Event of Loss Offer, the amount of Excess Pari Passu Loss Proceeds shall be reset at zero.

  Pending their final application, all Pari Passu Loss Proceeds will be invested in Cash Equivalents held in an account in which each of the trustee for the notes and the trustee for the First Mortgage Notes has a first priority security interest, subject to Permitted Liens, for the benefit of the holders of notes and First Mortgage Notes, respectively, on a pari passu basis. These pledged funds and securities will be released to us to pay for or reimburse us for the actual cost of a permitted use of Pari Passu Loss Proceeds as provided above, or the Pari Passu Event of Loss Offer, pursuant to the terms of the Collateral Documents. We or the applicable Restricted Subsidiary will grant to each of the trustee for the notes and the trustee for the First Mortgage Notes, on behalf of the holders of notes and First Mortgage Notes, respectively, a first priority security interest, subject to Permitted Liens, on any property or asset rebuilt, repaired, replaced or constructed with such Pari Passu Loss Proceeds on the terms set forth in the indenture governing the notes, the intercreditor agreement relating to the Pari Passu Collateral and the Collateral Documents.

  In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any property or assets that have a fair market value (or replacement cost, if greater) in excess of $5.0 million, we or the affected Restricted Subsidiary, as the case may be, will be required to receive consideration:

    (1) at least equal to the fair market value (evidenced by a resolution of our Board of Directors set forth in an Officers' Certificate delivered to the trustee for the notes) of the property or assets subject to the Event of Loss; and

    (2) with respect to any "Event of Loss" of any portion of the hotel, riverboat casino or parking structure and restaurant and entertainment promenade that are a part of the Shreveport resort, at least 90% of which is in the form of Cash Equivalents.

Compliance with Securities Laws

  The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, a Pari Passu Asset Sale Offer, an FF&E Asset Sale Offer, a Pari Passu Event of Loss Offer or an FF&E Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Event of Loss provisions of the indenture governing the notes, the issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the indenture governing the notes by virtue of such conflict.

Selection and Notice

  If less than all of the notes are to be redeemed at any time, the trustee for the notes will select notes for redemption as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee for the notes shall deem fair and appropriate.

  No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in any capacity, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) or dividends or distributions payable to us or one of our Restricted Subsidiaries;

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our Equity Interests or of any direct or indirect parent of us;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the notes, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) a payment at any time of interest or principal on Indebtedness permitted by clauses (8) of the second paragraph under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Equity" and (c) a purchase of up to $5.0 million principal amount of First Mortgage Notes in open market transactions; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

      (a) no default or event of default shall have occurred and be continuing or would occur as a consequence thereof; and

      (b) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Equity;" and

      (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after August 10, 1999 (excluding Restricted Payments permitted by clauses (2) through (5) and (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

        (i) 50% of our Consolidated Net Income for the period, taken as one accounting period, from August 10, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, less 100% of such deficit), plus

        (ii) 100% of the aggregate net cash proceeds we received since August 10, 1999 as a contribution to our common equity capital, other than amounts contributed directly or indirectly by Hollywood Casino to us which have been or will be deposited into the Equity Escrow Account and pursuant to the Completion Capital Agreement, plus

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        (iii) 50% of any cash dividends we received or any of our
      Restricted Subsidiaries after August 10, 1999 from one of our Unrestricted Subsidiaries, to the extent such dividends were not otherwise included in our Consolidated Net Income for that period, plus

        (iv) to the extent that any Restricted Investment that was made after August 10, 1999 is sold for cash or otherwise liquidated or repaid for cash, the sum of

                (A) 50% of the cash proceeds with respect to such Restricted
              Investment in excess of the aggregate amount invested in that Restricted Investment, less the cost of disposition, if any, and

                (B) the aggregate amount invested in that Restricted
              Investment, plus

        (v) to the extent that any Subsidiary that was designated as an Unrestricted Subsidiary after August 10, 1999 is redesignated as a Restricted Subsidiary, the lesser of

                (A) the amount of the Investment in the Subsidiary treated as a Restricted Payment at and since the time that the Subsidiary was designated as an Unrestricted Subsidiary, as determined by the last paragraph of this covenant, and

                (B) the fair market value of the Investment in the Subsidiary as of the date that it is redesignated as a Restricted
              Subsidiary.

  With respect to any payments made pursuant to (a) clauses (1) through (4) and
(7) below, so long as no default has occurred and is continuing or would be caused thereby, (b) clause (5) below, regardless of whether any default or event of default has occurred and is continuing or would be caused thereby and
(c) clauses (6) and (8) below, so long as no default or event of default in the payment when due of any principal, interest, premium or liquidated damages, if any, on the notes shall have occurred or be continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture governing the notes;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness of ours or any of our Restricted Subsidiaries that is a Guarantor or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (4)(c)(ii) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness of us or any of our Restricted Subsidiaries that is a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment to the Manager of:

      (a) cost reimbursements in the amounts permitted by the Technical Services Agreement and the Management Agreement; and

      (b) management fees in the amounts permitted by the Management Agreement, the terms of the Manager Subordination Agreement and the requirement that all such payments are made in compliance with the covenant entitled "Restriction on Payment of Management Fees;"

    (5) the payment to: (a) HCS I or HCS II of any amounts that they may be required to pay to Shreveport Paddlewheels pursuant to the Assignment Agreement; and (b) Shreveport Paddlewheels of amounts required to be paid to it by us pursuant to the terms of the Assignment Agreement and the Marine Services Agreement;

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    (6) any redemption required pursuant to the provisions of the indenture governing the notes described under the caption "--Mandatory Disposition Pursuant to Gaming Laws" above;

    (7) payments by us to any of our Affiliates with respect to reimbursements for costs incurred by such Affiliates in connection with the provision or procurement of goods or services by such Affiliates to us in the ordinary course of business; and

    (8) payments by us to HWCC-Louisiana, HCS I and HCS II in amounts equal to the Tax Amount.

  The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by us or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by our Board of Directors whose resolution with respect thereto shall be delivered to the trustee for the notes. Our Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee for the notes an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture governing the notes.

 Incurrence of Indebtedness and Issuance of Preferred Equity

  We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred equity; provided, however, that, the issuers may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred equity or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness so long as no default or event of default has occurred and is continuing (collectively, "Permitted Debt"):

    (1) the incurrence by us and our Restricted Subsidiaries of (a) Indebtedness represented by the original notes issued on June 15, 2001 and the notes to be issued in exchange for the original notes pursuant to the Registration Rights Agreement; and (b) their respective obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness;

    (2) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture governing the notes to be incurred under the first paragraph of this covenant or clauses (1), (2), and (8) of this paragraph;

    (3) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries as provided in the covenant entitled "Advances to Restricted Subsidiaries;" provided, however, that:

      (a) such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

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      (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or any of our Restricted Subsidiaries thereof; or (2) any sale or other transfer of any such Indebtedness to a Person other than us or any of our Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or that Restricted Subsidiary, as the case may be, that was not permitted by this clause
    (3);

    (4) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture governing the notes to be outstanding;

    (5) the Guarantee by us or any of our Restricted Subsidiaries of Indebtedness permitted to be incurred by another provision of this covenant;

    (6) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business;

    (7) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for the purposes of this covenant; provided, however, in each such case, that the amount thereof is included in Fixed Charges of us or the applicable Restricted Subsidiary as accrued;

    (8) the incurrence by us of FF&E Financing; provided, however, that (a) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof, (b) no Indebtedness incurred under the notes is utilized for the purchase or lease of such FF&E and (c) the aggregate principal amount of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, does not exceed $6.0 million outstanding at any time;

    (9) the Guarantee by us of Indebtedness incurred by any minority or women owned business enterprise that provides goods or services to us; provided, however, that:

      (a) the Indebtedness is directly related to the construction, development or operation of the Shreveport resort; and

      (b) the total amount of Guarantees for which we have become and may become obligated pursuant to this clause may not exceed an aggregate of $200,000;

    (10) Indebtedness existing on June 15, 2001, including the First Mortgage Notes; and

    (11) the incurrence by any of our Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by the applicable Restricted Subsidiary that was not permitted by this clause (11).

  We will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other of our Indebtedness unless that Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that none of our Indebtedness will be deemed to be contractually subordinated in right of payment to any other of our Indebtedness solely by virtue of being unsecured.

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  For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify that item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

 Liens

  We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

    (2) make loans or advances to us or any of our Restricted Subsidiaries;
  or

    (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) the notes, the indenture governing the notes, the First Mortgage Notes, the indenture governing the First Mortgage Notes, the Guarantees of the First Mortgage Notes, any Guarantees of the notes, the Collateral Documents and the collateral documents with respect to the First Mortgage Notes;

    (2) applicable law;

    (3) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (4) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (5) the acquisition of the Capital Stock of any Person, or property or assets of any Person by us or any Restricted Subsidiary, if the encumbrances or restrictions (a) existed at the time of the acquisition and were not incurred in contemplation thereof and (b) are not applicable to any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired;

    (6) purchase money obligations or capital lease obligations for FF&E acquired with FF&E Financing that impose restrictions of the type described in clause (3) of the first paragraph of this covenant on the FF&E so acquired;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

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    (9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

    (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  Neither we nor any Guarantor may, directly or indirectly (1) consolidate or merge with or into another Person (whether or not we or the Guarantor is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Restricted Subsidiaries' properties or assets, taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either (a) we or the Guarantor, as applicable, is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than us or the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the Person formed by or surviving any such consolidation or merger (if other than us or the Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our of the Guarantor's obligations, as applicable, under the notes, the indenture governing the notes, the Registration Rights Agreement, any Guarantee of the notes and the Collateral Documents pursuant to agreement reasonably satisfactory to the trustee for the notes;

    (3) immediately after such transaction no default or event of default exists;

    (4) such transaction would not result in the loss or suspension or material impairment of any of our or any of our Restricted Subsidiaries' Gaming Licenses unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

    (5) in the event we consolidate or merge, we or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, or, in the case of a consolidation or merger of a Guarantor or the sale, assignment, transfer, conveyance or other disposition of the property or assets of the Guarantor, we will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Equity;" and

    (6) such transaction would not require any holder or beneficial owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided, however, that such holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

  In addition, neither we nor any Guarantor may, directly or indirectly, lease all or substantially all of our or its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Restricted Subsidiaries.

  Notwithstanding the foregoing, we may reorganize as a corporation or other business entity in accordance with the procedures established in the indenture governing the notes, provided that we have delivered to the trustee for the notes an Opinion of Counsel in the United States reasonably acceptable to the trustee for the

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notes confirming that the reorganization is not adverse to a holder of the notes (it being recognized that the reorganization will not be deemed adverse to the holders of notes solely because:

    (1) of the accrual of deferred tax liabilities resulting from the reorganization; or

    (2) the successor or surviving corporation is either subject to income tax as a corporate entity or is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Internal Revenue Code of 1986, as amended, or any similar state or local law).

 Transactions with Affiliates

  We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated Person; and

    (2) we deliver to the trustee for the notes:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of our Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved unanimously by the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, other than in connection with the Software
    Agreement, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) payments made pursuant to the Management Agreement, License Agreement, Tax Sharing Agreement, Technical Services Agreement, Assignment Agreement and Marine Services Agreement;

    (2) purchases of goods and services in the ordinary course of business;

    (3) transactions between or among us and/or our Restricted Subsidiaries;

    (4) Restricted Payments that are permitted by the covenant entitled "Restricted Payments;"

    (5) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of our or our Restricted Subsidiaries, officers, directors, employees or consultants in the ordinary course of business; and

    (6) any other transactions that do not involve, in the aggregate for all such transactions, the payment of more than $250,000 in consideration in any one calendar year.

 Limitation on Status as Investment Company

  The issuers and its Subsidiaries are prohibited from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

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 Sale and Leaseback Transactions

  We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that we may enter into a sale and leaseback transaction if:

    (1) we could have:

      (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Equity;" and

      (b) incurred a Lien to secure such Indebtedness pursuant to the covenant entitled "--Liens;"

    (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors and set forth in an Officers' Certificate delivered to the trustee for the notes, of the property that is the subject of such sale and leaseback transaction; and

    (3) the transfer of assets in such sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant entitled "--Repurchase at the Option of Holders--Asset Sales."

 Additional Subsidiary Guarantees

  If we or any of our Restricted Subsidiaries acquires or creates a Restricted Subsidiary after June 15, 2001 that at any time has Total Assets of $2.5 million or more, then that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and Collateral Documents pledging all of its assets and securing such Guarantor's obligations under the Guarantee of the notes for up to $10.0 million of principal with Pari Passu Collateral and deliver an Opinion of Counsel to the trustee for the notes within ten Business Days of the date on which it was acquired or created. However, the indenture governing the First Mortgage Notes only permits Pari Passu Collateral to include our assets and not the assets of our Restricted Subsidiaries and, therefore, the indenture governing the First Mortgage Notes prohibits any Guarantees of the notes from being secured by the assets of those Restricted Subsidiaries. Any Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless we designate that Guarantor to be an Unrestricted Subsidiary in accordance with the indenture governing the notes or is otherwise released from its obligations as a Guarantor as provided in the indenture governing the notes.

 Designation of Restricted and Unrestricted Subsidiaries

  Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all of our and our Restricted Subsidiaries' outstanding Investments in the Restricted Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant entitled "--Restricted Payments" or for future Investments under one or more clauses of the definition of Permitted Investments, as we shall determine. That designation will only be permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a default.

 Limitation on Issuances and Sales of Equity Interests in Subsidiaries

  All of our Restricted Subsidiaries, other than Shreveport Capital, shall be wholly owned by us, by one or more of our Restricted Subsidiaries or by us and one or more of its Restricted Subsidiaries.

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  We will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any of our Restricted Subsidiaries to any Person (other than us or one of our Restricted Subsidiaries), unless:

    (1) the transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

    (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant entitled "Repurchase at the Option of Holders--Asset Sales."

  In addition, we will not permit any of our Restricted Subsidiaries to issue any of its Equity Interests to any Person other than to us or one or more of our Restricted Subsidiaries.

 Line of Business

  We will not, and will not permit any of our Subsidiaries to, engage in any business or investment activities other than a Permitted Business. Neither we nor any of our Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which we or such Subsidiary is not licensed on June 15, 2001 if the holders of notes would be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence will not prohibit us or any of our Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the holders, but reserves the discretionary right to require the licensing or qualification of any holders.

 Advances to Restricted Subsidiaries

  All advances, other than equity contributions, to Restricted Subsidiaries made by us after June 15, 2001 will be evidenced by intercompany notes in our favor. These intercompany notes will be pledged pursuant to the Collateral Documents to the trustee for the notes as collateral to secure up to $10.0 million of our principal obligations under the notes on a pari passu basis with the First Mortgage Notes. Each intercompany note will be payable upon demand and will bear interest at a rate equal to the then current fair market interest rate.

 Insurance

  Until the notes have been paid in full, we will, and will cause our Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

    (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

    (2) comprehensive general liability insurance with minimum limits of $1.0 million;

    (3) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25.0 million;

    (4) business interruption insurance; and

    (5) property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than the lesser of (a) 120% of the outstanding principal amount of the notes and First Mortgage Notes plus accrued and unpaid fixed interest and
  (b) 100% of actual replacement value (as determined at each policy renewal

                                       88
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  based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 2% of the insured value of the Shreveport resort or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

  All insurance required by this covenant (except worker's compensation) will name us and the trustee for the notes as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to us and the trustee for the notes (unless a default or event of default has occurred and is then continuing, in which case all losses are payable solely to the trustee for the notes), with no recourse against the trustee for the notes for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. We will deliver to the trustee for the notes on each anniversary of the date of original issuance of the notes a certificate of an insurance agent describing the insurance policies obtained by us and our Restricted Subsidiaries, together with an Officer's Certificate stating that such policies comply with this covenant and the related applicable provisions of the Collateral Documents.

 Amendments to Certain Agreements

  Neither of the issuers nor any of their Restricted Subsidiaries will amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying any provision of any of the Collateral Documents, Management Agreement, License Agreement, Tax Sharing Agreement, Technical Services Agreement, Assignment Agreement, Marine Services Agreement, Side Agreement and Contribution and Assumption Agreement; provided, however, that (1) any such agreement may be amended or modified so long as the terms of such agreement as so amended or modified are no less favorable to the holders of notes than the terms of such agreement as of the date of the indenture governing the First Mortgage Notes and (2) any of the Collateral Documents may be amended, waived or modified as set forth below under the caption "--Amendment, Supplement and Waiver."

 Restriction on Payment of Management Fees

  We will not, directly or indirectly, pay to the Manager or any of our Affiliates any Management Fees, except pursuant to the Management Agreement in accordance with the indenture governing the notes. Amounts payable pursuant to the Management Agreement may not be prepaid, and no payment of Management Fees, either current or accrued, will be made:

    (1) if at the time of payment of such Management Fee, a default or an event of default shall have occurred and be continuing or shall occur as a result thereof; or

    (2) to the extent such payment would cause our Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Management Fee is proposed to be paid to be less than 1.5 to 1 (calculated on a pro forma basis after adding back Management Fees that were deducted from Consolidated Cash Flow during that period and deducting from Consolidated Cash Flow Management Fees to be paid pursuant to this provision); provided, however, that, with respect to periods prior to the time when internal financial statements are available for four full fiscal quarters of 2001, such Fixed Charge Coverage Ratio will be calculated with respect to the number of full fiscal quarters (but in no event less than one full fiscal quarter) for which internal financial statements are available for 2001.

  Any Management Fees not permitted to be paid pursuant to this covenant will be deferred and will accrue and may be paid only at such time that they would otherwise be permitted to be paid hereunder. The right to receive payment of the Management Fee will be subordinate in right of payment to the right of the holders of notes to receive payments pursuant to the notes.

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

 Further Assurances

  The issuers will, and will cause each of their Restricted Subsidiaries to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates assurances and other instruments as may be required from time to time in order to:

    (1) carry out more effectively the purposes of the Collateral Documents;

    (2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

    (3) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

    (4) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the trustee for the notes any of the rights granted now or hereafter intended by the parties thereto to be granted to the trustee for the notes under any other instrument executed in connection therewith or granted to us under the Collateral Documents or under any other instrument executed in connection therewith.

 Restrictions on Activities of HWCC-Louisiana, HCS I, HCS II and Shreveport Capital

  None of HWCC-Louisiana, HCS I, HCS II or Shreveport Capital may:

    (A) hold any material assets; provided, however, that (a) HWCC-Louisiana may hold shares of HCS I and HCS II and the $2.5 million in cash that it will use to fund its obligations under the Membership
  Interest Purchase Agreement until such obligations are paid pursuant to the Membership Interest Purchase Agreement; and (b) HCS I and HCS II may each hold interests in us;

    (B) consolidate or merge with or into any other Person, other than as permitted in the covenant entitled "Merger, Consolidation or Sale of Assets;"

    (C) become liable or pay for any obligations; provided, however, that each of them may become liable for or pay for (a) (1) its obligations under the indenture governing the First Mortgage Notes, the First Mortgage Notes, the Guarantees of the First Mortgage Notes, the Registration Rights Agreement with respect to the First Mortgage Notes, the collateral documents with respect to the First Mortgage Notes and any performance, surety or appeal bonds incurred in the ordinary course of business, (2) any judgments and (3) its obligations under agreements in existence on August 10, 1999; and (b) Shreveport Capital may be a co-obligor with respect to Indebtedness if we are also an obligor of such Indebtedness and the net proceeds thereof are received by us or one or more of our Restricted Subsidiaries other than Shreveport Capital; or

    (D) engage in any significant business activities, other than those that are reasonably necessary for HCS I to take in its capacity as our managing general partner.

 Payments for Consent

  The issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture governing the notes or the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

 Reports

  Whether or not required by the SEC, so long as any notes are outstanding, the issuers and any Guarantors will furnish to the holders of notes, within 15 days following the time periods specified in the SEC's rules and regulations:

    (1) all consolidated quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the issuers' certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if the issuers were required to file such reports.

  If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the consolidated quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries as required by the rules and regulations of the SEC.

  In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the issuers and Guarantors, if any, will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuers have agreed that, for so long as any notes remain outstanding, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Events of Default and Remedies

  Each of the following is an event of default under the indenture governing the notes:

    (1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the notes; provided, however, that payments of Contingent Interest that are permitted to be deferred as provided in the indenture governing the notes will not become due for this purpose until such payment is required to be made pursuant to the terms of the indenture governing the notes;

    (2) default in payment when due of the principal of, or premium, if any, on the notes;

    (3) (a) default in the payment of principal of, premium, if any, interest and liquidated damages, if any, on notes required to be purchased with respect to a Change of Control Offer, Pari Passu Asset Sale Offer, Pari Passu Event of Loss Offer, FF&E Asset Sale or FF&E Event of Loss Offer, when due and payable; and (b) failure to perform or comply with the provisions described under (A) "--Certain Covenants--Merger, Consolidation or Sale of Assets" or "--Limitation on Use of Proceeds" or (B) "--Certain Covenants--Restricted Payments," but only if the failure under this clause
  (B) is caused by a Restricted Payment described in the first set of clauses
  (1) through (3) of the first paragraph of the covenant entitled "--Certain Covenants--Restricted Payments;"

    (4) failure by either of the issuers or any of their Restricted Subsidiaries for 60 days after notice thereof to comply with the any of the other agreements in the indenture governing the notes not set forth in clause (3) above;

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

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after August 10, 1999, if that default:

      (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (6) failure by either of the issuers or any of their Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (7) breach by either of the issuers or any Guarantor in any material respect of any representation or warranty or agreement in any of the Collateral Documents or in any certificates delivered in connection therewith, the repudiation by any of them of any of its obligations under any of the Collateral Documents, the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the trustee for the notes or holders of at least 25% in outstanding principal amount of notes or the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason;

    (8) except as permitted by the indenture governing the notes, any Guarantee by a Guarantor with Total Assets of $5.0 million or more shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor with Total Assets of $5.0 million or more, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee;

    (9) certain events of bankruptcy or insolvency with respect to either of the issuers or any of their Restricted Subsidiaries;

    (10) if HWCC-Louisiana, HCS I, HCS II and us ever fail to own collectively 100% of the issued and outstanding Equity Interests of Shreveport Capital;

    (11) any revocation, suspension or loss of any gaming license which results in the cessation or suspension of business at the Shreveport resort for a period of more than 90 consecutive days; provided, however, that, in any event, there shall not be an event of default under this clause if the suspension of business results from a Pari Passu Event of Loss or a FF&E Event of Loss and we are complying with the covenant entitled "Repurchase at the Option of Holders--Event of Loss;" or

    (12) if at any time the trustee for the First Mortgage Notes or the holders of First Mortgage Notes take any action to enforce their rights under or to realize upon the Guarantees of the First Mortgage Notes from HWCC-Louisiana, HCS I or HCS II or the sale, conveyance or other disposition of any Capital Stock pledged to secure the Guarantees of the First Mortgage Notes in connection with the exercise of any right or remedy under those guarantees by the First Mortgage Notes Trustee or the holders of First Mortgage Notes.

  In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to either of the issuers or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of their Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee for the notes or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

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

  Holders of notes may not enforce the indenture governing the notes or the notes, except as provided in the indenture governing the notes. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee for the notes in its exercise of any trust or power. The trustee for the notes may withhold from holders of notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest or liquidated damages) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee for the notes may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture governing the notes, except a continuing default or event of default in the payment of interest or liquidated damages on, or the principal of, the notes.

  In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the issuers with the intention of avoiding payment of the premium that the issuers would have had to pay if the issuers then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture governing the notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to August 1, 2003, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the issuers with the intention of avoiding the prohibition on redemption of the notes prior to August 1, 2003, then the premium specified in the indenture governing the notes shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  The issuers are required to deliver to the trustee for the notes annually a statement regarding compliance with the indenture governing the notes. Upon becoming aware of any default or event of default, the issuers are required to deliver to the trustee for the notes a statement specifying such default or event of default.

 No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

  No director, officer, employee, partner, incorporator or stockholder of either of the issuers shall have any liability for any obligations of either of the issuers under the notes, the indenture governing the notes, or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

 Legal Defeasance and Covenant Defeasance

  The issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of any Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

    (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

    (2) the issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee for the notes, and the issuers' and any Guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture governing the notes.

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

  In addition, the issuers may, at their option and at any time, elect to have the obligations of the issuers and any Guarantors released with respect to certain covenants that are described in the indenture governing the notes ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes. In addition, the Liens securing the Collateral will be released upon Covenant Defeasance or Legal Defeasance.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the issuers must irrevocably deposit with the trustee for the notes, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and fixed interest, the maximum remaining amount payable as Contingent Interest, and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the issuers shall have delivered to the trustee for the notes an Opinion of Counsel reasonably acceptable to the trustee for the notes confirming that (a) the issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture governing the notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the issuers shall have delivered to the trustee for the notes an Opinion of Counsel reasonably acceptable to the trustee for the notes confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no default or event of default shall have occurred and be continuing either: (a) on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture governing the notes) to which either of the issuers or any of their Restricted Subsidiaries is a party or by which either of the issuers or any of their Restricted Subsidiaries is bound;

    (6) the issuers must have delivered to the trustee for the notes an opinion of counsel to the effect that, assuming no intervening bankruptcy of either of the issuers or any Guarantor between the date of the deposit and the 91st day following the deposit and assuming that no holder is an "insider" of either of the issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the issuers must deliver to the trustee for the notes an Officers' Certificate stating that the deposit was not made by the issuers with the intent of preferring the holders of notes over the other creditors of either of the issuers with the intent of defeating, hindering, delaying or defrauding creditors of either of the issuers or others; and

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

    (8) the issuers must deliver to the trustee for the notes an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

  Notwithstanding the above, the trustee for the notes shall pay us from time to time upon our request any cash or Government Securities held by it as provided in the third paragraph of this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee for the notes (which may be the opinion delivered under clause (1) of the third paragraph of this section), are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance.

 Amendment, Supplement and Waiver

  Except as provided in the next three succeeding paragraphs, the indenture governing the notes, the notes, any Guarantees of the notes or the Collateral Documents may be amended or supplemented by the issuers, any Guarantors and the trustee for the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture governing the notes, the notes, the Guarantees of the notes or the Collateral Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

    (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a default or event of default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture governing the notes relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

    (8) release any Guarantor from any of its obligations under its Guarantee or the notes Indenture, except in accordance with the terms of the indenture governing the notes;

    (9) release all or substantially all of the collateral from the Lien of the indenture governing the notes or the Collateral Documents (except in accordance with the provisions thereof); or

    (10) make any change in the preceding amendment and waiver provisions.

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  Any amendment to, or waiver of, the provisions of any of the Collateral
Documents relating to the covenant entitled "Liens" or the security provisions of the indenture governing the notes will require the consent of the holders of at least 85% in principal amount of the notes then outstanding.

  Notwithstanding the preceding, without the consent of any holder of notes, the issuers, any Guarantors and the trustee for the notes may amend or supplement the indenture governing the notes, the notes, any Guarantees of the notes or the Collateral Documents:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of the either of the issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of that issuers' assets;

    (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture governing the notes of any such holder;

    (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture governing the notes under the Trust Indenture Act; or

    (6) to enter into additional or supplemental Collateral Documents.

 Satisfaction and Discharge

  The indenture governing the notes will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

      (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuers) have been delivered to the trustee for the notes for cancellation; or

      (b) all notes that have not been delivered to the trustee for the notes for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee for the notes as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for the notes for cancellation for principal, fixed interest, the maximum amount payable as Contingent Interest and premium and liquidated damages, if any, to the date of maturity or redemption;

    (2) no default or event of default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the issuers or any Guarantor is a party or by either of the issuers or any Guarantor is bound;

    (3) the issuers and any Guarantor has paid or caused to be paid all sums payable by them under the indenture governing the notes; and

    (4) the issuers have delivered irrevocable instructions to the trustee for the notes under the indenture governing the notes to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

  In addition, the issuers must deliver an Officers' Certificate and an Opinion of Counsel to the trustee for the notes stating that all conditions precedent to satisfaction and discharge have been satisfied.

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  Notwithstanding the above, the trustee for the notes shall pay us from time to time upon our request any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee for the notes, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge.

Concerning the Trustee

  If the trustee for the notes becomes a creditor of either of the issuers or any Guarantor, the indenture governing the notes limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee for the notes will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee for the notes, subject to certain exceptions. The indenture governing the notes provides that in case an event of default shall occur and be continuing, the trustee for the notes will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee for the notes will be under no obligation to exercise any of its rights or powers under the indenture governing the notes at the request of any holder of notes, unless such holder shall have offered to the trustee for the notes security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

  Except as provided below, your notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  The notes will be represented by a note in registered, global form without interest coupons (the "Global Note"). The Global Note will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the DTC or its participants directly to discuss these matters.

  DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised us that, pursuant to procedures established by it:

    (1) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Note; and

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    (2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  Investors in the Global Note who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Note who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in the Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Except as described below, owners of interest in the Global Note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

  Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture governing the notes, the issuers and the trustee for the notes will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our trustee's agents has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the registered notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the registered notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised us that it will take any action permitted to be taken by a holder of registered notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such

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Participant or Participants has or have given such direction. However, if there is an event of default under the registered notes, DTC reserves the right to exchange the Global Note for legended registered notes in certificated form, and to distribute such registered notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, it is under no obligation to perform or to continue to perform these procedures, and may discontinue them at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

 Transfers of Interests in Global Notes for Certificated Notes

  An entire Global Note may be exchanged for definitive registered notes in registered, certificated form without interest coupons ("Certificated Notes") if:

    (1) DTC (a) notifies the issuers that it is unwilling or unable to continue as Depositary for the Global Notes and the issuers thereupon fail to appoint a successor Depositary within 120 days or (b) has ceased to be a clearing agency registered under the Exchange Act,

    (2) the issuers, at their option, notify the trustee for the notes in writing that it elects to cause the issuance of Certificated Notes or

    (3) there shall have occurred and be continuing a default or an event of default with respect to the registered notes. In any such case, the issuers will notify the trustee for the notes in writing that, upon surrender by the Direct and Indirect Participants of their interest in the Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related notes.

  In addition, beneficial interests in the Global Note held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the trustee for the notes in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants in accordance with DTC's customary procedures.

  Neither the issuers nor the trustee will be liable for any delay by the holder of the Global Note or DTC in identifying the beneficial owners of notes, and the issuers and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

 Same Day Settlement and Payment

  The indenture governing the notes requires that payments in respect of the notes represented by the Global Note, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the issuers will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The registered notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such registered notes will, therefore, be required by DTC to be settled in immediately available funds. The issuers expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

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Certain Definitions

  Set forth below are certain defined terms used in the indenture governing the notes. We refer you to the indenture governing the notes for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Adjusted Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to Adjusted Fixed Charges of such Person and its Restricted Subsidiaries for such period (calculated in the same manner as the Fixed Charge Coverage Ratio is calculated).

  "Adjusted Fixed Charges" means, with respect to any Person for any period, the Fixed Charges of such Person and its Restricted Subsidiaries for such period, plus any Contingent Interest to the extent paid in such period.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that Shreveport Paddlewheels shall not be deemed to be our "Affiliate." For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

  "Asset Sale" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of our assets and Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture governing the notes described above under the caption "--Repurchase at the Option of Holders--Change of Control" and the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of our Restricted
  Subsidiaries or the sale of Equity Interests by us in any of our Subsidiaries.

  Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2) a transfer of assets between or among us and our Restricted
  Subsidiaries;

    (3) an issuance of Equity Interests by one of our Restricted Subsidiaries to us or to another Restricted Subsidiary;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

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    (5) the sale or other disposition of cash or Cash Equivalents; and

    (6) a Restricted Payment or Permitted Investment that is permitted by the covenant entitled "Certain Covenants--Restricted Payments."

  "Assignment Agreement" means the Amended and Restated Assignment of Joint Venture Interest dated as of September 22, 1998, among Sodak Louisiana, L.L.C., a Louisiana limited liability company, HWCC Louisiana, Shreveport Paddlewheels and New Orleans Paddlewheels, Inc., a Louisiana corporation, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendment to Certain Agreements."

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

  "Board of Directors" means:

    (1) with respect to a corporation, the Board of Directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the managing general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

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    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

  "Change of Control" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Hollywood Casino and its Subsidiaries taken as a whole;

    (2) the liquidation or dissolution of, or the adoption of a plan relating to the liquidation or dissolution of, either of the Issuers or Hollywood Casino or any successor thereto;

    (3) Hollywood Casino becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any Person or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Principals, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 30% or more of the total voting power entitled to vote in the election of the Board of Directors of Hollywood Casino or such other Person surviving the transaction and, at such time, the Principals collectively shall fail to beneficially own, directly or indirectly, securities representing greater than the combined voting power of Hollywood Casino's or such other Person's Voting Stock as is beneficially owned by such person or group;

    (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Hollywood Casino's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Hollywood Casino was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceasing for any reason to constitute a majority of the Hollywood Casino's Board of Directors then in office;

    (5) Hollywood Casino consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Hollywood Casino, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Hollywood Casino is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Hollywood Casino outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance;

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    (6) the first day on which Hollywood Casino ceases to Beneficially Own
  100% of our outstanding Equity Interests', other than our Equity Interests owned by Paddlewheels on August 10, 1999; or

    (7) the termination or repudiation by the Manager of the Management
  Agreement.

  "Collateral Documents" means, collectively, all of the agreements, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the trustee for the notes in the collateral securing the notes.

  "Completion Capital Agreement" means the Completion Capital Agreement dated as of August 10, 1999, among Hollywood Casino, HWCC-Louisiana, HCS I, HCS II and us, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "--Amendments to Certain Agreements."

  "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

    (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

    (2) provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

    (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (4) any pre-opening expenses to the extent that such preopening expenses were deducted in computing Consolidated Net Income on a consolidated basis and determined in accordance with GAAP; plus

    (5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense, other than pre-opening expenses, that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

  Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, and of our Restricted Subsidiaries shall be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equityholders.

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  "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

    (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

    (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (4) the cumulative effect of a change in accounting principles shall be excluded;

    (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries; and

    (6) for purposes of calculating our Consolidated Net Income and our Restricted Subsidiaries for any period, Net Income will be reduced by the amount of any Paddlewheels Revenue Participation payable with respect to such period.

  "Contingent Interest" means:

    (1) for the purpose of the First Accrual Period and any Semiannual Period, the product of 1.3% multiplied by our Consolidated Cash Flow for such First Accrual Period or Semiannual Period, as applicable;

    (2) for the purpose of any Interim Period occurring after the date that internal financial statements for the prior two fiscal quarters are available, the product of (a) 1.3% multiplied by our Consolidated Cash Flow for those two fiscal quarters and (b) a fraction, the numerator of which is the number of days from the end of the most recent Semiannual Period to the date of payment and the denominator of which is 180;

    (3) for the purpose of an Accrual Period that ends prior to the completion of the First Accrual Period or for any Interim Period occurring prior to the date that internal financial statements for the immediately preceding two fiscal quarters are available, the product of (1) 1.3% multiplied by our Consolidated Cash Flow for all completed calendar months during such period for which financial statements are available and (2) a fraction, the numerator of which is the number of days from the first date of the First Accrual Period to the date of payment and the denominator of which is the aggregate number of days for all completed months included in such period;

in each case, multiplied by a fraction, the numerator of which is the principal amount of notes outstanding on the close of business on that Record Date and the denominator of which is $39.0 million; provided, however, that Contingent Interest that accrues in respect of any four consecutive fiscal quarters (excluding any Contingent Interest deferred from prior periods) shall not exceed the product of (a) 1.3% multiplied by $100.0 million and (b) a fraction, the numerator of which is such principal amount of outstanding notes and the denominator of which is $39.0 million.

  "Contribution and Assumption Agreement" means the Contribution and Assumption Agreement dated as of July 21, 1999, among HWCC-Louisiana, HCS I, HCS II and Shreveport Paddlewheels, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

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  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant entitled "--Certain Covenants--Restricted Payments."

  "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher according to S&P or Moody's at the time any investment or rollover therein is made.

  "Equity Escrow Account" means the account into which $44.7 million in cash was deposited on August 10, 1999 representing equity contributions made to us by HCS I, HCS II and Shreveport Paddlewheels.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Event of Loss" means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

  "FF&E" means furniture, fixtures or equipment used in the ordinary course of our businesses and our Restricted Subsidiaries.

  "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which are utilized solely to finance the acquisition of (or entry into a capital lease by us or a Restricted Subsidiary with respect to) FF&E, other than the FF&E comprising the FF&E Collateral.

  "First Accrual Period" means the period beginning on July 1, 2001 through and including December 31, 2001.

  "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

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    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

    (1) the consolidated interest expense (excluding Contingent Interest, if any, paid or accrued) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or any of our Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or limited liability company, the combined federal, state and local income tax rate that was or would have been used to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana Gaming Control Board, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by either of the Issuers, Hollywood Casino, the Manager or any of their respective Subsidiaries.

  "Gaming Law" means the gaming laws of any jurisdiction or jurisdictions to which either of the Issuers or any of our Subsidiaries is, or may at any time after August 10, 1999, be subject.

  "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary on August 10, 1999 or at any time thereafter to own, lease, operate or otherwise conduct the business of either of the Issuers or any of their Restricted Subsidiaries.

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  "Government Securities" means securities that are:

    (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

  "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

  "Guarantor" means any of our Restricted Subsidiaries that executes a Guarantee in accordance with the provisions of the indenture governing the notes.

  "HCS I" means HCS I, Inc., a Louisiana corporation.

  "HCS II" means HCS II, Inc., a Louisiana corporation.

  "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Hollywood Casino" means Hollywood Casino Corporation, a Delaware corporation.

  "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) banker's acceptances;

    (4) Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

    (6) any Hedging Obligations;

    (7) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such

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  Indebtedness shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the Indebtedness so incurred; and

    (8) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; and

    (9) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) thereof and any amendments, modifications or supplements thereto, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

  The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Intercompany Notes" means the intercompany notes issued by our Restricted Subsidiaries in favor of us or a Guarantor to evidence advances by us or that Guarantor.

  "Interim Period" means any period, other than the First Accrual Period, that begins on any January 1 and ends before the next June 30 and any period that begins on any July 1 and ends before the next December 31.

  "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Restricted Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer our Restricted Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant entitled "--Certain Covenants--Restricted Payments." The acquisition by us or any of our Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by us or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant entitled "Certain Covenants--Restricted Payments."

  "Joint Venture Agreement" means the Third Amended and Restated Joint Venture Agreement of Hollywood Casino Shreveport dated as of July 21, 1999, among Shreveport Paddlewheels, HCS I and HCS II, as amended by the August 1999 Amendment to the Third Amended and Restated Joint Venture Agreement of Hollywood Casino Shreveport dated as of August 2, 1999, among Shreveport Paddlewheels, HCS I and HCS II, as in effect on August 10, 1999, as amended by that certain December 2000 Amendment to Third Amended and Restated Joint Venture Agreement of Hollywood Casino Shreveport dated December 20, 2000, among the parties thereto.

  "License Agreement" means the License Agreement dated as of August 10, 1999, between Hollywood Casino and us, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof,

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any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

  "Management Agreement" means the Management Services Agreement dated as of September 22, 1998, between us and the Manager relating to the management of the Shreveport resort, as amended by the Amendment to Management Services Agreement dated as of August 2, 1999 between the parties thereto, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

  "Management Fees" means any fees payable to the Manager pursuant to the Management Agreement.

  "Manager" means HWCC-Shreveport, Inc., a Louisiana corporation.

  "Manager Subordination Agreement" means the Manager Subordination Agreement dated as of June 15, 2001, among us, the Manager and the trustee for the notes.

  "Marine Services Agreement" means the Marine Services Agreement dated as of September 22, 1998, between us and Shreveport Paddlewheels, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

  "Membership Interest Purchase Agreement" means the Purchase Agreement dated as of March 31, 1999, among HWCC Louisiana, Sodak Gaming and Sodak Louisiana, L.L.C., as in effect on August 10, 1999.

  "Minimum Facilities" means, with respect to the Shreveport resort, a riverboat casino which has in operation at least 1,600 gaming positions, a hotel which has at least 350 hotel rooms, two restaurants with seating for at least 500 people, two bars, an entertainment lounge and parking for at least 1,800 vehicles.

  "Net Income" means, with respect to any specified Person:

    (1) the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends or distributions, excluding, however:

      (a) any gain (but not loss), together with any related provision for taxes or Tax Amount on such gain (but not loss), realized in connection with: (I) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (II) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

      (b) any extraordinary gain (but not loss), together with any related provision for taxes or Tax Amount on such extraordinary gain (but not loss); less

    (2) in the case of any Person that is a partnership or limited liability company, the Tax Amount of such Person for such period.

  "Net Loss Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes or the portion of the Tax Amount attributable to such Event of Loss paid or payable as a result thereof.

  "Net Proceeds" means the aggregate cash proceeds received by us or any of our Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses

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incurred as a result thereof and taxes or the portion of the Tax Amount attributable to such Asset Sale paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither we nor any of our Restricted Subsidiaries:

      (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

      (b) are directly or indirectly liable as a guarantor or otherwise; or

      (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Paddlewheels Revenue Participation" means the amount payable by us to Shreveport Paddlewheels equal to 1% of the Complex Net Revenues (as defined in the Assignment Agreement) pursuant to the terms of the Assignment Agreement.

  "Pari Passu Lien" means a Lien on the Pari Passu Collateral that ranks pari passu with the Lien of the trustee for the notes for the ratable benefit of the holders of notes pursuant to the Intercreditor Agreement in substantially the form attached as an exhibit to the indenture governing the notes.

  "Permitted Business" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming business (including developing and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

  "Permitted Investments" means:

    (1) any Investment in us or in any of our Restricted Subsidiaries;

    (2) any Investment in Cash Equivalents or Government Securities;

    (3) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

      (a) such Person becomes our Restricted Subsidiary; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our Restricted Subsidiaries;

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    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Repurchase at the Option ofHolders-- Asset Sales;"

    (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

    (6) Hedging Obligations;

    (7) one or more Investments by us in any entities the sole purpose of which is to develop, construct and/or operate golf courses; provided, however, that:

      (a) the aggregate amount of all such Investments does not exceed $3.0 million; and

      (b) the development, construction and operation of such golf course would satisfy the provisions of the covenant entitled "Line of Business;"

    (8) any Investment by us or any of our Restricted Subsidiaries in persons required in order to secure liquor and/or other licenses or permits under applicable law incident to the operation by us or any of our Restricted Subsidiaries of a Permitted Business; provided, however, that the aggregate amount of such Investment shall at no time exceed $100,000;

    (9) any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by us or any of our Restricted Subsidiaries which settlements have been entered into in the ordinary course of business; and

    (10) Investments not otherwise permitted by the foregoing clauses (1) through (9) in an aggregate outstanding amount of not more than $250,000.

  "Permitted Liens" means:

    (1) Liens on the assets of the Issuers and any Guarantors created by the indenture governing the First Mortgage Notes, the indenture governing the notes, the First Mortgage Notes, the notes, the Collateral Documents, any Liens securing future Guarantees of the notes and the collateral documents securing the First Mortgage Notes and Guarantees of the First Mortgage Notes;

    (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or any of our Restricted Subsidiaries

    (3) Liens on property existing at the time of acquisition thereof by us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

    (4) Liens existing on August 10, 1999;

    (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (7) Liens on FF&E, other than the FF&E Collateral, to secure Indebtedness permitted by clause (8) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuances of Preferred Equity;"

    (8) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation;

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    (9) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with our or any of our Subsidiaries' business or assets incurred in the ordinary course of business;

    (10) ground leases in respect of real property on which facilities owned or leased by us or any of our Restricted Subsidiaries is located;

    (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

    (12) Liens arising from UCC financing statements regarding property leased by us or any of our Restricted Subsidiaries;

    (13) Liens incurred and pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and social security benefits; and

    (14) without limiting our ability or the ability of any of our Subsidiaries to create, incur, assume or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided, however, that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced or substitute property or assets, the value of which is (and, for property or assets having an aggregate fair market value of more than $100,000, as determined by our Board of Directors to be) not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

  "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); provided, if such Indebtedness is secured by a Lien described in clause (7) of the definition of "Permitted Liens," then the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness will not exceed the then current fair market value of the asset so encumbered;

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

  "Principals" means:

    (1) Jack Pratt, Edward T. Pratt, Jr., William D. Pratt, Crystal A. Pratt, Maria A. Pratt and Edward T. Pratt, III, their respective estates and members of the immediate family (including adopted children) of any of them who acquire Voting Stock of Hollywood Casino from any such estates;

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    (2) C.A. Pratt Partners, Ltd., a Texas limited partnership; provided, however, that, in each case, the majority of the voting equity interest of the partnership is Beneficially Owned by a Person named in clause (1); and

    (3) The WDP, Jr. Family Trust; provided, however, that a Person named in clause (1) is:

      (a) the Beneficial Owner of a majority of the Voting Stock of Hollywood Casino held by such trust, or

      (b) if the trust is irrevocable, the trustee of the irrevocable trust is a Person named in clause (1).

  "Qualified Equity Offering" means an offering of Hollywood Casino's common stock which results in net proceeds to Hollywood Casino of at least $20.0 million, but only to the extent that the net proceeds of the offering are contributed directly or indirectly as equity by Hollywood Casino to us.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Semiannual Period" means each period that begins on January 1 and ends on the next June 30 or each period that begins on July 1 and ends on the next December 31.

  "Shreveport Paddlewheels" means Shreveport Paddlewheels, L.L.C., a Louisiana limited liability company.

  "Side Agreement" means the Side Agreement dated as of January 16, 1998, among Queen of New Orleans at the Hilton Joint Venture, HWCC-Louisiana and Sodak Louisiana, L.L.C., as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "--Amendments to Certain Agreements."

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "Sodak Gaming" means Sodak Gaming, Inc., a South Dakota corporation.

  "Software Agreement" means the License Agreement, Proposal and Maintenance and Support Agreement, dated October 12, 2000, by and between us and Advanced Casino Systems Corporation.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Amount" means payments by us to HCS I and HCS II in amounts sufficient to permit HCS I and HCS II to fulfill the obligations with respect to all taxes of HWCC-Louisiana, HCS I and HCS II; provided, however, that so long as HWCC-Louisiana, HCS I and HCS II file a consolidated, combined, unitary or similar federal, state or local income or franchise tax return with Hollywood Casino, the payment by us with respect to such taxes shall be an amount sufficient to permit HWCC-Louisiana, HCS I and HCS II to fulfill their respective obligations under the Tax Sharing Agreement solely with respect to their respective obligations thereunder that are attributable to our income.

  "Tax Sharing Agreement" means the Tax Sharing Agreement dated August 10, 1999, between Hollywood Casino and its domestic corporate Subsidiaries, including HWCC-Louisiana, HCS I and HCS II as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

  "Technical Services Agreement" means the Technical Services Agreement dated as of September 22, 1998, between the Manager and us, as in effect on August 10, 1999 or as amended or modified pursuant to the provisions of the covenant entitled "Amendments to Certain Agreements."

  "Total Assets" means, with respect to any Person, the aggregate of all assets of such Person and its subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

  "Unrestricted Subsidiary" means HCS - Golf Course LLC, Shreveport Golf Company and any other of our Subsidiaries other than Shreveport Capital that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

    (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries.

  Any designation of our Subsidiaries as an Unrestricted Subsidiary shall be evidenced to the trustee for the notes by filing with the trustee for the notes a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant entitled "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture governing the notes and any Indebtedness of such Subsidiary shall be deemed to be incurred by one of our Restricted Subsidiaries as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Equity," we shall be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by any of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no default or event of default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the material United States federal income tax consequences relevant to the exchange of your original notes for registered notes. This discussion is a summary for general information purposes only, and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his, her or its personal circumstances.

  This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

  We urge you to consult your own tax advisors regarding the particular United States federal tax consequences to you of exchanging your original notes for registered notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Exchange of Original Notes for Registered Notes

  Based on an opinion from Weil, Gotshal & Manges LLP, our tax counsel, the exchange of your original notes for registered notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. Accordingly, not only will the exchange offer have no federal income tax consequences to you if you exchange your original notes for registered notes (i.e., you will not recognize gain or loss for federal income tax purposes, there will be no change in your tax basis, and your holding period will carry over to the registered notes), but the federal income tax consequences of holding and disposing of the registered notes will also be the same as those that would apply to your original notes.

                              PLAN OF DISTRIBUTION

  If you are a broker-dealer that receives registered notes for your own account in exchange for your original notes pursuant to the exchange offer, where your original notes were acquired as a result of market-making activities or other trading activities (other than original notes acquired directly from us or our affiliates), you must acknowledge that you will deliver a prospectus in connection with any resale of your registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by you in connection with resales of registered notes received in exchange for your original notes where your original notes were acquired as a result of market-making activities or other trading activities (other than original notes acquired directly from us or our affiliates). We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to you for use in connection with any such resale.


  We will not receive any proceeds from any sale of registered notes by broker-dealers. If you are a broker-dealer, registered notes you receive for your own account in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. You may make resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. If you are a broker-dealer that resells registered notes that were received by you for your own account in connection with the exchange offer and you participate in a distribution of your registered notes, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of registered notes and any commissions or concessions received by you may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that you will deliver and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to you, if you are a broker-dealer that requests these documents in the letter of transmittal or otherwise. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify you, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the registered notes offered by this prospectus will be passed upon for the issuers by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

  The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the periods ended June 30, 2001 and 2000 which are included herein, Deloitte &Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and included herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                      WHERE YOU CAN FIND MORE INFORMATION

  The issuers are currently subject to the periodic reporting and other information requirements of the Exchange Act. The issuers have agreed that, whether or not required to do so by the rules and regulations of the SEC, so long as any registered notes remain outstanding, they will furnish to the holders of the registered notes, (1) all consolidated quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all reports that would be required to be filed with the SEC on form 8-K if the issuers were required to file such reports. From and after the time a registration statement with respect to the registered notes is declared effective by the SEC, the issuers will file such information with the SEC, provided the SEC will accept such filing. Anyone who receives this prospectus may obtain a copy of the indenture governing the notes, each of the collateral documents and the registration rights agreement without charge by writing to the issuers, c/o William D. Pratt, Executive Vice President, Secretary and General Counsel, Hollywood Casino Shreveport, Two Galleria Tower, 13455 Noel Road, Suite 2200, Dallas, Texas 75240.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Hollywood Casino Shreveport and Subsidiaries:
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets as of December 31, 2000 and 1999............  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998....................................................  F-4
  Consolidated Statement of Changes in Partners' Capital (Deficiency) for
   the Three Years Ended December 31, 2000................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Independent Accountants' Report......................................... F-18
  Consolidated Balance Sheet as of June 30, 2001 (Unaudited).............. F-19
  Consolidated Statements of Operations for the Three Months Ended June
   30, 2001 and 2000 (Unaudited).......................................... F-20
  Consolidated Statements of Operations for the Six Months Ended June 30,
   2001 and 2000 (Unaudited).............................................. F-21
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   2001 and 2000 (Unaudited).............................................. F-22
  Notes to Consolidated Financial Statements (Unaudited).................. F-23

                          INDEPENDENT AUDITORS' REPORT

To Hollywood Casino Shreveport:

  We have audited the accompanying consolidated balance sheets of Hollywood Casino Shreveport (a Louisiana general partnership and formerly known as QNOV) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in partners' capital (deficiency) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Hollywood Casino Shreveport and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 15, 2001

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                    December 31,  December 31,
                                                        2000          1999
                                                    ------------  ------------
Assets
Current Assets:
  Cash and cash equivalents........................ $ 37,352,000  $ 19,014,000
  Accounts receivable, net of allowance of $90,000
   in 2000.........................................      851,000           --
  Inventories......................................    1,826,000           --
  Interest receivable..............................      231,000     1,432,000
  Prepaid expenses and other current assets........    1,394,000       620,000
                                                    ------------  ------------
      Total current assets.........................   41,654,000    21,066,000
                                                    ------------  ------------
Property and Equipment:
  Land improvements................................    1,619,000           --
  Buildings and improvements.......................   93,825,000           --
  Riverboat........................................   44,520,000           --
  Furniture and equipment..........................   42,561,000        23,000
  Construction in progress.........................    2,621,000    36,155,000
                                                    ------------  ------------
                                                     185,146,000    36,178,000
  Less--accumulated depreciation...................     (508,000)       (2,000)
                                                    ------------  ------------
                                                     184,638,000    36,176,000
                                                    ------------  ------------
Cash restricted for construction project...........    9,530,000   147,310,000
                                                    ------------  ------------
Other Assets:
  Deferred financing costs, net....................    5,978,000     4,928,000
  Other............................................      584,000           --
                                                    ------------  ------------
      Total other assets...........................    6,562,000     4,928,000
                                                    ------------  ------------
                                                    $242,384,000  $209,480,000
                                                    ============  ============
Liabilities and Partners' Capital
Current Liabilities:
  Current maturities of long-term debt and capital
   lease obligations............................... $ 11,919,000  $    400,000
  Accounts payable.................................   17,720,000    11,648,000
  Accrued liabilities--
    Salaries and wages.............................    2,745,000        35,000
    Interest.......................................    8,229,000     7,637,000
    Gaming and other taxes.........................      128,000           --
    Insurance......................................       86,000           --
    Other..........................................      662,000           --
  Due to affiliates................................      950,000       230,000
  Other current liabilities........................      731,000           --
                                                    ------------  ------------
      Total current liabilities....................   43,170,000    19,950,000
                                                    ------------  ------------
Long-Term Debt.....................................  150,027,000   151,359,000
                                                    ------------  ------------
Capital Lease Obligations..........................   20,000,000           --
                                                    ------------  ------------
Other Noncurrent Liabilities.......................       13,000           --
                                                    ------------  ------------
Commitments and Contingencies (Note 6)
Partners' Capital..................................   29,174,000    38,171,000
                                                    ------------  ------------
                                                    $242,384,000  $209,480,000
                                                    ============  ============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE 1)

                                              Year Ended December 31,
                                        --------------------------------------
                                            2000         1999         1998
                                        ------------  -----------  -----------
Revenues:
  Casino............................... $  7,194,000  $       --   $       --
  Rooms................................      302,000          --           --
  Food and beverage....................    1,330,000          --           --
  Other................................       74,000          --        89,000
                                        ------------  -----------  -----------
                                           8,900,000          --        89,000
Less--promotional allowances...........   (1,146,000)         --           --
                                        ------------  -----------  -----------
Net revenues...........................    7,754,000          --        89,000
                                        ------------  -----------  -----------
Expenses:
  Casino...............................    5,193,000          --           --
  Rooms................................       88,000          --           --
  Food and beverage....................      413,000          --           --
  Other................................      143,000          --       210,000
  General and administrative...........      321,000          --       986,000
  Preopening and development...........   14,794,000      991,000       90,000
  Depreciation and amortization........      506,000        2,000          --
                                        ------------  -----------  -----------
    Total expenses.....................   21,458,000      993,000    1,286,000
                                        ------------  -----------  -----------
Loss from operations...................  (13,704,000)    (993,000)  (1,197,000)
                                        ------------  -----------  -----------
Non-operating (expense) income:
  Interest income......................    5,795,000    3,644,000      296,000
  Interest expense, net of capitalized
   interest of $11,814,000 and
   $1,052,000 in 2000 and 1999,
   respectively........................   (9,991,000)  (6,946,000)     (50,000)
                                        ------------  -----------  -----------
    Total non-operating (expense)
     income............................   (4,196,000)  (3,302,000)     246,000
                                        ------------  -----------  -----------
Net loss............................... $(17,900,000) $(4,295,000) $  (951,000)
                                        ============  ===========  ===========


       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

  CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIENCY) (NOTE 1)
                  For the Three Years Ended December 31, 2000

                                        HWCC-      Sodak                       Shreveport
                            Former    Louisiana, Louisiana,  HCS I,   HCS II, Paddlewheels,
                          Partners(1)    Inc.    L.L.C.(2)    Inc.     Inc.      L.L.C.      Totals
                          ----------- ---------- ---------- --------  ------- ------------- --------
                                                   (amounts in thousands)
Balances, January 1,
 1998...................    $(6,218)   $   --     $   --    $    --    $ --      $  --      $ (6,218)
Cash distributions......     (6,000)       --         --         --      --         --        (6,000)
Assumption of
 partnership
 obligations............      5,000        --         --         --      --         --         5,000
Non-cash distribution of
 net liabilities........      3,134        --         --         --      --         --         3,134
Capital contributions...        --       2,500      2,500        --      --         --         5,000
Net loss................       (916)       (17)       (18)       --      --         --          (951)
                            -------    -------    -------   --------   -----     ------     --------
Balances, December 31,
 1998...................     (5,000)     2,483      2,482        --      --         --           (35)
Adjust recorded value of
 Sodak Louisiana,
 L.L.C.'s
 investment(2)..........        --         --      (2,499)       --      --         --        (2,499)
Merger of Sodak
 Louisiana, L.L.C.(2)...        --         (29)        29        --      --         --           --
Contribution of
 interest(3)............        --      (2,441)       --       2,417      24        --           --
Capital contributions...        --         --         --      43,560     440      1,000       45,000
Assignment of interest..        --         --         --        (990)    (10)     1,000          --
Net loss................        --         (13)       (12)    (4,227)    (43)       --        (4,295)
                            -------    -------    -------   --------   -----     ------     --------
Balances, December 31,
 1999...................     (5,000)       --         --      40,760     411      2,000       38,171
Capital contributions...        --         --         --       9,176      93        --         9,269
Partnership
 distributions..........                                        (364)     (2)       --          (366)
Net loss................        --         --         --     (17,721)   (179)       --       (17,900)
                            -------    -------    -------   --------   -----     ------     --------
Balances, December 31,
 2000...................    $(5,000)   $   --     $   --    $ 31,851   $ 323     $2,000     $ 29,174
                            =======    =======    =======   ========   =====     ======     ========

--------
(1) Hilton New Orleans Corporation and New Orleans Paddlewheels, Inc. withdrew as partners and transferred their interests to HWCC-Louisiana, Inc., Sodak Louisiana, L.L.C. and Shreveport Paddlewheels, L.L.C. during September 1998. At the time of such transfer, all assets and liabilities of the joint venture had been distributed to the withdrawing partners with the exception of a $5,000,000 obligation to the City of New Orleans (see Note
     1).

(2) Sodak Louisiana L.L.C. became a wholly owned subsidiary of HWCC-Louisiana, Inc. on April 23, 1999 and was merged into HWCC-Louisiana, Inc. on July 9, 1999. The adjustment to the recorded value is a purchase adjustment (see
     Note 1).

(3) On July 21, 1999, HWCC-Louisiana, Inc. contributed its ownership interest in Hollywood Casino Shreveport to its wholly owned subsidiaries, HCS I, Inc. and HCS II, Inc.

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 1)

                                             Year Ended December 31,
                                     -----------------------------------------
                                         2000           1999          1998
                                     -------------  -------------  -----------
Operating Activities:
Net loss...........................  $ (17,900,000) $  (4,295,000) $  (951,000)
Adjustments to reconcile net loss
 to net cash (used in) provided by
 operating activities:
  Depreciation and amortization,
   including accretion of
   discount........................      1,658,000        362,000          --
  Provision for doubtful accounts..         90,000            --           --
  Increase in accounts receivable..       (941,000)           --           --
  Increase in accounts payable and
   accrued liabilities.............     10,250,000     13,594,000      726,000
  Net change in intercompany
   balances........................      1,067,000        230,000          --
  Net change in other current
   assets and liabilities..........       (668,000)    (2,052,000)  (2,009,000)
  Net change in other noncurrent
   assets and liabilities..........       (523,000)           --     2,847,000
                                     -------------  -------------  -----------
Net cash (used in) provided by
 operating activities..............     (6,967,000)     7,839,000      613,000
                                     -------------  -------------  -----------
Investing Activities:
Purchases of property and
 equipment.........................   (116,117,000)   (35,028,000)  (1,957,000)
Investment in unconsolidated
 affiliate.........................        (48,000)           --           --
Net change in cash restricted for
 construction project..............    137,780,000   (147,310,000)         --
                                     -------------  -------------  -----------
Net cash provided by (used in)
 investing activities..............     21,615,000   (182,338,000)  (1,957,000)
                                     -------------  -------------  -----------
Financing Activities:
Proceeds from issuance of long-term
 debt..............................         35,000    150,000,000          --
Capital contributions..............      5,900,000     45,000,000    5,000,000
Repayments of long-term debt.......         (2,000)           --           --
Deferred financing costs...........     (1,955,000)    (5,221,000)         --
Partner distributions..............       (288,000)           --    (6,000,000)
                                     -------------  -------------  -----------
Net cash provided by (used in)
 financing activities..............      3,690,000    189,779,000   (1,000,000)
                                     -------------  -------------  -----------
Net increase (decrease) in cash and
 cash equivalents..................     18,338,000     15,280,000   (2,344,000)
Cash and cash equivalents at
 beginning of year.................     19,014,000      3,734,000    6,078,000
                                     -------------  -------------  -----------
Cash and cash equivalents at end of
 year..............................  $  37,352,000  $  19,014,000  $ 3,734,000
                                     =============  =============  ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, History, Business and Basis of Presentation

  Hollywood Casino Shreveport ("HCS") is a general partnership registered in the state of Louisiana. The original partnership agreement was amended on September 22, 1998 to include as partners in what is now referred to as HCS the following companies: HWCC-Louisiana, Inc. ("HCL"), a Louisiana corporation wholly owned by Hollywood Casino Corporation ("HCC"); Sodak Louisiana, L.L.C. ("Sodak"), a Louisiana limited liability company; and Shreveport Paddlewheels, L.L.C. ("Paddlewheels"), a Louisiana limited liability company. The general partnership was originally formed in May 1992 for the purpose of developing and operating a riverboat casino in New Orleans, Louisiana. Originally named Queen of New Orleans at the Hilton Joint Venture ("QNOV"), the partnership was 50%- owned by Hilton New Orleans Corporation ("Hilton") and 50%-owned by New Orleans Paddlewheels, Inc. ("NOP"). Hilton and NOP are collectively referred to herein as the "former partners." QNOV's riverboat operations in New Orleans commenced in February 1994 and were discontinued in October 1997.

  During October 1996, QNOV received approval from state gaming authorities to relocate its license to operate to the City of Shreveport, Louisiana, approximately 180 miles east of Dallas, Texas. Subsequent to receiving approval to relocate, QNOV made the decision in 1997 not to conduct gaming operations in Shreveport. The former partners sought to transfer the license to operate in Shreveport to another interested party. Under Louisiana gaming regulations, the license to operate a riverboat gaming operation is not transferable; however, the ownership of an entity licensed to operate is transferable, subject to the approval of the Louisiana Gaming Control Board (the "LGCB"). Accordingly, the transfer of the license to operate in Shreveport was structured as the acquisition of the interests of the former partners in QNOV. The former partners disposed of QNOV's assets other than its license to operate and satisfied all but one of its obligations so that when the former partners withdrew on September 22, 1998, QNOV's only asset was its license to operate in Shreveport (which had no recorded value) and its only liability was a $5,000,000 obligation to the City of New Orleans. The $5,000,000 obligation was paid by HCS in August 1999 upon the issuance of $150,000,000 of 13% First Mortgage Notes with contingent interest due 2006 (the "First Mortgage Notes") (see Note 3).

  Upon admission of the new partners, HCS proceeded with entirely new plans to develop, own and operate a riverboat gaming complex to be constructed in Shreveport (the "Shreveport Casino"). The Shreveport Casino was completed and opened on December 20, 2000. Prior to opening, HCS had no operating activities other than development, financing and construction activities with respect to the Shreveport Casino. The Shreveport Casino consists of a three-level riverboat dockside casino with approximately 1,434 slot machines and 68 table games and a 403-room, all suite, art deco style hotel. The project also includes approximately 42,000 square feet of restaurant and entertainment facilities being developed by a third party.

  Riverboat gaming operations in Louisiana are subject to regulatory control by the LGCB. HCS's current license to operate the Shreveport Casino expires on October 15, 2004.

  It was originally anticipated that HCS would develop the Shreveport Casino with each of HCL and Sodak having a 50% interest in the development and subsequent operations. Once operations commenced, Paddlewheels was to have a residual interest in the event that the project was ever sold amounting to 10% plus any capital contributions made by Paddlewheels to HCS or otherwise credited to their account. On March 31, 1999, HCL entered into a definitive agreement with Sodak's parent to acquire Sodak for the $2,500,000 Sodak had contributed to HCS, with $1,000 to be paid at closing and the remainder to be paid six months after the opening of the Shreveport Casino. Because the remaining obligation to Sodak was contingent at December 31, 1999, the accompanying consolidated balance sheet of HCS at that date includes an adjustment in the amount of $2,499,000 to reduce the recorded value of construction in progress and partners' capital to reflect the difference between the amount paid by HCL to acquire Sodak's partnership interest and the previously recorded

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES investment by Sodak in HCS. When the additional $2,499,000 obligation with respect to the acquisition price to Sodak was recorded by HCL in June 2000, the adjustment to the recorded value of construction in progress was reversed and an additional capital contribution was recorded (see Note 9). The revised structure of the partnership was approved by the LGCB on April 20, 1999. As a result of the acquisition, HCL obtained an effective 100% ownership interest in HCS with Paddlewheels retaining their residual interest. During July 1999, Sodak was merged into HCL.

  Also during July 1999, HCL formed two new, wholly owned subsidiaries, HCS I, Inc. and HCS II, Inc., both Louisiana corporations. HCL contributed $1,000 of capital to each entity, along with 99% of its interest in HCS to HCS I, Inc. and the remaining 1% to HCS II, Inc. In addition, the HCS joint venture agreement was amended and restated on July 21, 1999, to reflect, among other things, the admission of HCS I, Inc. and HCS II, Inc. as partners of HCS and the withdrawal of HCL as managing partner of HCS. As a result, HCS I, Inc. now has an effective 99% interest in HCS and has become its managing general partner. HCS II, Inc. now has an effective 1% interest in HCS. Paddlewheels retained its 10% residual interest in HCS. The revised partnership structure was approved by the LGCB on July 20, 1999. HCL contributed an additional $300,000 to HCS through HCS I, Inc. and HCS II, Inc. in July 1999. Once HCS secured financing for the Shreveport Casino (see Note 3), HCL contributed an additional $43,700,000 to HCS through HCS I, Inc. and HCS II, Inc. HCL also loaned $1,000,000 to Paddlewheels which Paddlewheels contributed to HCS. HCL contributed an additional $5,900,000 to HCS through HCS I, Inc. and HCS II, Inc. in December 2000 to meet liquidity requirements. Capital contributions from HCC, HCL's parent, were used by HCL to make the capital contributions to its subsidiaries and the loan to Paddlewheels.

  Additionally, in July 1999, HCS formed a new, wholly owned subsidiary, Shreveport Capital Corporation ("Shreveport Capital"), a Louisiana corporation. HCS contributed $1,000 of capital to Shreveport Capital. Shreveport Capital was formed for the sole purpose of being a co-issuer with respect to the First Mortgage Notes and is not expected to have any operating activities, acquire any assets or incur any other liabilities. Accordingly, separate financial statements of Shreveport Capital are not included herein because management has determined that such information is not material to investors.

  The accompanying consolidated financial statements include the accounts of HCS and its wholly owned subsidiaries, Shreveport Capital and HCS-Golf Course, LLC ("Golf"). All significant intercompany balances have been eliminated in consolidation. Golf, a Delaware corporation, was formed in 2000 to own an initial 49% interest in Shreveport Golf Company, a joint venture formed to develop and operate a golf course to be used by patrons of the Shreveport Casino. Golf's investment in Shreveport Golf Company is accounted for under the equity method. As of December 31, 2000, capital contributions amounting to $48,000 have been made to Shreveport Golf Company and are included in other noncurrent assets on the accompanying consolidated balance sheet.

  HCS estimates that a significant amount of the Shreveport Casino's revenues are derived from patrons living in the Dallas/Ft. Worth and east Texas areas. The Shreveport Casino faces intense competition from other riverboat gaming operations in Shreveport and Bossier City, Louisiana and management believes that this competition will continue in the future.

(2) Summary of Significant Accounting Policies

  The significant accounting policies followed in the preparation of the accompanying consolidated financial statements are discussed below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Casino revenues, promotional allowances and departmental expenses--

  HCS recognizes the net win from gaming activities (the difference between gaming wins and losses) as casino revenues. Casino revenues are net of accruals for anticipated payouts of progressive jackpots. Such anticipated jackpot payouts are included in other accrued liabilities on the accompanying consolidated balance sheet at December 31, 2000.

  The estimated value of rooms, food and beverage and other items which were provided to customers without charge has been included in revenues and a corresponding amount has been deducted as promotional allowances. The cost of such complimentaries has been included in casino expenses on the accompanying consolidated statement of operations for the year ended December 31, 2000. Costs of complimentaries allocated from the rooms, food and beverage and other operating departments to the casino department amounted to $42,000, $1,276,000 and $49,000, respectively, during the 2000 period subsequent to opening.

 Cash and cash equivalents--

  Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as treasury bills and fixed repurchase agreements.

 Cash Restricted for Construction Project--

  Cash restricted for construction project consists of investments in government securities which are to be used for specified purposes and which were purchased with net proceeds from the First Mortgage Notes (see Note 3) as required by the indenture for the First Mortgage Notes. Prior to opening on December 20, 2000, such restricted cash included (1) funds to be used for construction which were subject to meeting certain conditions prior to their disbursement and (2) funds to be used to complete and open the Shreveport Casino in the event the construction funds in (1) above were not sufficient. Restricted cash also includes an account with funds to be used to make the first three semiannual interest payments with respect to the First Mortgage Notes; the restrictions on such account were removed when the third interest payment was made on February 1, 2001. Interest earned, but not yet received, on restricted cash investments is included in interest receivable on the accompanying consolidated balance sheets. Upon receipt, interest is included in cash restricted for construction project.

  Cash restricted for construction project is comprised of the following:

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
      Construction reserve............................  $      --   $114,964,000
      Interest reserve................................   9,530,000    27,275,000
      Completion reserve..............................         --      5,071,000
                                                        ----------  ------------
                                                        $9,530,000  $147,310,000
                                                        ==========  ============

 Allowance for doubtful accounts--

  The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. Provisions for doubtful accounts amounting to $90,000 were made during the year ended December 31, 2000. No provisions were required prior to opening.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

 Inventories--

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

 Property and equipment--

  Property and equipment have been recorded at cost and are being depreciated utilizing the straight-line method over the estimated useful lives of the assets as follows:

      Land improvements............................................. 20 years
      Buildings, riverboats and improvements........................ 25-40 years
      Operating equipment........................................... 3-7 years

  A portion of the interest incurred on construction financing was capitalized during the construction period. Such capitalized costs have been allocated to the individual components of property and equipment and other assets and, since opening, are being amortized over the useful lives of the related assets.

 Deferred financing costs--

  The costs of issuing long-term debt, including all underwriting, licensing, legal and accounting fees, have been deferred and are being amortized over the term of the related debt issues using either the effective interest method or, where appropriate, the straight-line method approximating the effective interest method. Amortization of such costs amounted to $998,000 and $293,000, respectively, during the years ended December 31, 2000 and 1999 and is included in interest expense on the accompanying consolidated statements of operations.

 Long-lived assets--

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. HCS does not believe that any such events or changes have occurred.

 Accrued insurance--

  HCS is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCS's ultimate liability may differ from the amounts accrued.

 Preopening and development costs--

  Preopening and development costs include, among other things, organizational costs, marketing and promotional costs, hiring and training of new employees and other operating costs incurred prior to opening the project. Preopening costs are accounted for under the provisions of Statement of Position 98-5 issued by the American Institute of Certified Public Accountants which requires that such costs be expensed as incurred.

 Employee stock options--

  HCS has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows an entity to continue to

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES measure compensation cost for employee stock options using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to remain with the accounting under Opinion 25 are required to make pro forma disclosures of net income as if the fair value based method of accounting under SFAS 123 had been applied. HCL, as managing general partner of HCS, has elected to account for employee-based compensation under Opinion 25. During September 1999, HCC issued stock options to an employee of HCS for 50,000 shares of HCC common stock at an exercise price of $2.50 per share, the market price on the date of grant. Pro forma compensation expense for the year ended December 31, 2000 would be $26,000 and for the period from the grant date (September 16, 1999) through December 31, 1999 would be $8,000.

 Income taxes--

  HCS is a partnership and its tax attributes, including income and expense items, are passed through to its partners. Accordingly, the accompanying consolidated financial statements do not reflect state or federal income taxes.

 Recent accounting pronouncement--

  In June 1998, the Financial Accounting Standards Board issued a new statement, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which has been amended to be effective for fiscal years beginning after June 15, 2000. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of partners' capital until a hedged transaction occurs. The adoption of SFAS 133 as of January 1, 2001 had no impact on the consolidated financial position or results of operations of HCS.

(3) Long-term Debt

  Long-term debt at December 31, 2000 and 1999 consists of the following:

                                                   December 31,  December 31,
                                                       2000          1999
                                                   ------------  ------------
   13% First Mortgage Notes, with contingent
    interest, due 2006(a)......................... $150,000,000  $150,000,000
   Note payable, net of discount of $87,000 and
    $241,000, respectively(b).....................    1,913,000     1,759,000
   Other..........................................       33,000           --
                                                   ------------  ------------
   Total indebtedness.............................  151,946,000   151,759,000
   Less-current maturities........................   (1,919,000)     (400,000)
                                                   ------------  ------------
     Total long-term debt......................... $150,027,000  $151,359,000
                                                   ============  ============

--------
(a) In August 1999, HCS and Shreveport Capital issued the First Mortgage Notes. Fixed interest on the First Mortgage Notes at the annual rate of 13% is payable on each February 1 and August 1. In addition, contingent interest accrues and is payable on each interest date after the Shreveport Casino begins operations. The amount of contingent interest is equal to 5% of the consolidated cash flow of HCS for the applicable period subject to a maximum contingent interest of $5,000,000 for any four consecutive fiscal quarters.

  The First Mortgage Notes are secured by, among other things, (1) a first priority security interest in the net proceeds from the issue of the First Mortgage Notes; (2) a first priority security interest in substantially all

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES of the assets that will comprise the Shreveport Casino other than up to $35,000,000 in assets secured by equipment financing; (3) a collateral assignment of the Shreveport Casino's interest in the principal agreements under which it will be constructed, operated and managed; and (4) a collateral assignment of certain licenses and permits with respect to the construction, operation and management of the Shreveport Casino. In addition, the First Mortgage Notes are guaranteed on a senior secured basis by HCL, HCS I, Inc. and HCS II, Inc. (collectively, the "Guarantors"). Such guarantees are secured by a first priority secured interest in substantially all of the Guarantors' assets, including a pledge of the capital stock of HCS I, Inc. and HCS II, Inc. and their partnership interests in HCS. The security interest does not include $2,499,000 held by HCL to fund its acquisition of Sodak (see Note 1).

  The First Mortgage Notes may be redeemed at any time on or after August 1, 2003 at 106.5% of the then outstanding principal amount, decreasing to 103.25% and 100% on August 1, 2004 and 2005, respectively. HCS may also redeem up to 35% of the First Mortgage Notes at a redemption price of 113% plus accrued interest at any time prior to August 1, 2002 with the net cash proceeds of an equity offering by HCC resulting in at least $20,000,000, but only to the extent that such proceeds are contributed by HCC as equity to HCS.

  The indenture to the First Mortgage Notes contains various provisions limiting the ability of HCS to borrow money, pay distributions on its equity interests or prepay debt, make investments, create liens, sell its assets or enter into mergers or consolidations. In addition, the indenture restricts the ability of the Guarantors and Shreveport Capital Corporation to acquire additional assets, become liable for additional obligations or engage in any significant business activities.

(b) The partners of HCS agreed that HCS would contingently reimburse Hilton for $2,000,000 it paid in connection with the relocation of the license to Shreveport (see Note 1); such repayment is to be made in monthly installments of $200,000, without interest, commencing with the opening of the Shreveport Casino. The $2,000,000 liability, net of a discount in the original amount of $308,000, and the related adjustment to the recorded value of project costs were recorded upon the issuance of the First Mortgage Notes in August 1999.

  Scheduled payments of long-term debt as of December 31, 2000 are set forth below:

     2001.......................................................... $  2,006,000
     2002..........................................................        6,000
     2003..........................................................        7,000
     2004..........................................................        8,000
     2005..........................................................        6,000
     Thereafter....................................................  150,000,000
                                                                    ------------
                                                                    $152,033,000
                                                                    ============

(4) Leases

 Capital Lease--

  HCS entered into a financing lease agreement with third party lessors for $30,000,000 to acquire furniture, fixtures and equipment for the Shreveport Casino. During the construction period, HCS paid only interest on outstanding borrowings together with a fee of .5% per annum on the undrawn portion of the $30,000,000. Effective with the opening of the Shreveport Casino, the outstanding borrowings became payable in equal quarterly installments plus interest at LIBOR plus 4% (currently 10.57%) over a three year period to fully amortize the obligation. The lease is treated as a capital lease for financial reporting purposes. Borrowings

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES under the lease are collateralized by the furniture, fixture and equipment purchased. The lease agreement contains certain covenants substantially similar to those included in the indenture for the First Mortgage Notes (see Note 3).

  The original cost of the assets acquired under the capital lease agreements is included in furniture and equipment on the accompanying consolidated balance sheet at December 31, 2000 in the amount of $30,000,000. Amortization expense with respect to these assets amounted to $172,000 during the year ended December 31, 2000 with the same amount included in accumulated amortization at December 31, 2000.

  Future minimum lease payments under the capital lease obligation are as follows:

   2001........................................................... $ 12,740,000
   2002...........................................................   11,696,000
   2003...........................................................   10,652,000
                                                                   ------------
   Total minimum lease payments...................................   35,088,000
   Less--amount representing interest.............................   (5,088,000)
                                                                   ------------
   Present value of future minimum lease payments.................   30,000,000
   Current capital lease obligation...............................  (10,000,000)
                                                                   ------------
   Long-term capital lease obligation............................. $ 20,000,000
                                                                   ============

 Operating Leases--

  In May 1999, HCS entered into a ground lease with the City of Shreveport for the land on which the Shreveport Casino was built. The term of the lease began when construction commenced and will end on the tenth anniversary of the date the Shreveport Casino opened. HCS has options to renew the lease on the same terms for up to an additional forty years. The lease may be further renewed after that time at prevailing rates and terms for similar leases. The City of Shreveport may terminate the lease as a result of, among other things, a default by HCS under the lease. HCS may terminate the lease at any time if the operation of the Shreveport Casino becomes uneconomic. Base rental payments under the lease were $10,000 per month during the construction period. The base rental amount increased to $450,000 per year upon opening and continue at that amount for the remainder of the initial ten-year lease term. During the first five-year renewal term, the base annual rental will be $402,500. Subsequent renewal period base rental payments will increase by 15% during each of the next four five-year renewal terms with no further increases. In addition to the base rent, HCS pays monthly percentage rent of not less than $500,000 per year equal to 1% of monthly adjusted gross revenues and the amount, if any, by which monthly parking facilities net income exceeds the parking income credit, as all such terms are defined in the lease agreement. Ground lease rentals amounted to $213,000 and $56,000, respectively, for the years ended December 31, 2000 and 1999, including percentage rentals amounting to $78,000 during 2000. Costs incurred under the ground lease during the construction period were capitalized. In addition, the ground lease agreement also calls for payments in lieu of admission fees to the City of Shreveport and payments to the local school board amounting to 3.225% and .5375% of Net Gaming Proceeds (as defined in the agreement), respectively. The payments in lieu of admission fees are subject to an initial credit of $600,000. These additional charges amounted to $304,000 during the 2000 period subsequent to opening.

  HCS also leases office space, warehouse space and certain equipment under lease agreements accounted for as operating leases. The lease agreements expire at various dates through 2005. Total rental expense for such leases amounted to $324,000 and $9,000, respectively, during the years ended December 31, 2000 and 1999.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

  Future minimum lease payments as of December 31, 2000 under operating lease obligations (other than the ground lease) having an initial or remaining noncancellable term in excess of one year are as follows:

     2001............................................................ $  392,000
     2002............................................................    396,000
     2003............................................................    338,000
     2004............................................................    204,000
     2005............................................................    125,000
                                                                      ----------
                                                                      $1,455,000
                                                                      ==========

(5) Transactions with Affiliates

  The operations of the Shreveport Casino are managed by HWCC--Shreveport, Inc. ("Shreveport Management"), a wholly owned subsidiary of HCC, under the terms of a management agreement. The management agreement became effective when the LGCB approved the development of the Shreveport Casino and will remain in effect as long as HCS holds its license, unless sooner terminated in accordance with its terms. Under the terms of the management agreement, HCS pays Shreveport Management basic and incentive management fees for its services. The basic fee is equal to 2% of gross revenues, as defined in the agreement, from the operations of the Shreveport Casino. The incentive fee is equal to the sum of
(1) 5% of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the agreement, in excess of $25,000,000 and up to $35,000,000; (2) 7% of EBITDA in excess of $35,000,000 and up to $40,000,000;
and (3) 10% of EBITDA over $40,000,000. In addition, HCS reimburses Shreveport Management for expenses incurred in connection with services provided under the management agreement. Total management fees incurred amounted to $156,000 for the year ended December 31, 2000 and are included in general and administrative expenses on the accompanying consolidated statement of operations. Management fees payable at December 31, 2000 amounting to $156,000 are included in due to affiliates on the accompanying consolidated balance sheet.

  HCS also entered into a Technical Services Agreement with Shreveport Management to provide certain construction and project supervision services prior to the opening of the Shreveport Casino. HCS reimbursed Shreveport Management for expenses incurred in connection with services provided under the Technical Services Agreement. Such costs amounted to $888,000 and $291,000, respectively, for the years ended December 31, 2000 and 1999. Amounts payable under the agreement amounting to $105,000 and $56,000 are included in due to affiliates on the accompanying consolidated balance sheets at December 31, 2000 and 1999, respectively.

  The Shreveport Casino's casino system software was provided and installed by Advanced Casino Systems Corporation ("ACSC"). ACSC is a wholly owned subsidiary of Greate Bay Casino Corporation ("GBCC") which has certain officers, directors and principal shareholders in common with HCC. Total costs incurred in connection with the installation of the software system amounting to $2,626,000 are included in operating equipment on the accompanying consolidated balance sheet at December 31, 2000. Unpaid charges of $156,000 are included in due to affiliates on the accompanying consolidated balance sheet at December 31, 2000. No such costs were incurred prior to 2000.

  The Shreveport Casino has also entered into a maintenance and support agreement with ACSC effective as of October 12, 2000 which provides for a monthly fee of $11,000 (subject to change upon 60 days written notice) commencing 90 days after installation of ACSC's casino system plus additional services at rates charged by ACSC to third parties. The agreement has an initial term of one year with automatic annual renewals unless notice of termination is given.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

  HCS has also entered into a Marine Services Agreement with Paddlewheels to provide certain marine services for so long as Paddlewheels remains a joint venture partner in HCS. The Marine Services Agreement became effective on September 22, 1998 and, in addition to the reimbursement of Paddlewheels for its direct expenses incurred, if any, HCS pays a monthly fee of $30,000 effective with the opening of the Shreveport Casino. HCS expensed $12,000 under the agreement during 2000 and has included a liability of the same amount in due to affiliates on the accompanying consolidated balance sheet at December 31, 2000.

(6) Commitments and Contingencies

  During November 2000, HCS entered into bank revolving credit facilities of $2,000,000 for working capital needs and $4,000,000 to meet liquidity requirements under Louisiana gaming regulations. The facilities are available for a period of one year and advances under both facilities accrue interest at the Wall Street Journal Prime Rate plus 2%. The agreements contain certain reporting requirements and advances are subject to specified collateral agreements. No amounts were outstanding under the credit facilities at December 31, 2000.

  For so long as it remains a joint venture partner in HCS, Paddlewheels will receive, among other things, an amount equal to 1% of "complex net revenues", as defined, of the Shreveport Casino, which approximates net revenues, in exchange for the assignment by Paddlewheels and its affiliates of their joint venture interest in HCS to HCL and Sodak. Allocations to Paddlewheels of such amounts are reflected as partnership distributions to HCS I, Inc. and HCS II, Inc. Such interest amounted to $78,000 during 2000 and is included in due to affiliates on the accompanying consolidated balance sheet at December 31, 2000.

  On April 23, 2000, the construction site for the Shreveport Casino suffered tornado damage which delayed the opening of the facility. Management filed damage claims and received reimbursements from its insurance carrier during 2000 in the amount of approximately $1,700,000 to cover the damage incurred. In addition, management is seeking to recover lost profits and related claims under its business interruption insurance coverage. The recovery of these amounts is currently subject to litigation and management is unable to determine the amount, if any, that will ultimately be received.

  Third parties could assert obligations against HCS for liabilities that have arisen or that might arise against QNOV or the former partners with respect to any period prior to September 22, 1998. Management believes in the event such a claim arises, it would be adequately covered under either existing indemnification agreements with the former partners or insurance policies maintained by QNOV or the former partners.

  HCS is or may become a party in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss cannot be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of these proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCS and its subsidiaries.

(7) Louisiana Regulatory Matters

  Riverboat gaming operations in Louisiana are subject to regulatory control by the LGCB. Louisiana law requires that HCS maintain its Owners' License in order to operate. HCS's Owner's License was renewed by the LGCB through October 15, 2004. If it were determined that gaming laws were violated by a licensee, the gaming license held by the licensee could be limited, conditioned, suspended, or revoked. In addition, the licensee and other persons involved could be subject to substantial fines. Limitation or conditioning or suspension of any gaming license could, and revocation would, have a materially adverse affect on the consolidated operations of HCS.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

(8) Employee Retirement Savings Plan

  HCS participates in a retirement savings plan under Section 401(k) of the Internal Revenue Code sponsored by HCC which covers all of its employees who meet certain eligibility requirements as to age and period of employment. The plan allows employees to contribute up to 15% of their salary on a pre-tax basis (subject to statutory limitations) and invest such monies in a choice of mutual funds on a tax-deferred basis. HCS matches a portion of the participating employees' contributions to the plan and may, from time to time, make additional discretionary contributions. For the year ended December 31, 2000, HCS expensed $6,000 as company contributions to the plan.

(9) Supplemental Cash Flow Information

  HCS paid interest, net of amounts capitalized, totaling $8,170,000 during the year ended December 31, 2000; no interest was paid during the years ended December 31, 1999 or 1998. HCS paid no income taxes during any of the years ended December 31, 2000, 1999 or 1998.

  During 2000, HCS I, Inc. and HCS II, Inc. made non-cash capital contributions to HCS consisting of (1) certain project related costs incurred by HCL in prior years ($445,000) and (2) the assumption of certain liabilities ($425,000).

  During 2000, HCS obtained proceeds under capital lease obligations amounting to $30,000,000 used to purchase fixed assets during the construction period (Note 4).

  During June 2000, HCS I, Inc. and HCS II, Inc. made a non-cash capital contribution in the amount of $2,499,000 to HCS consisting of project costs incurred by Sodak which were acquired by HCL and contributed to HCS I, Inc. and HCS II, Inc.

  The issuance of a note to Hilton by HCS at a discounted face amount of $1,692,000 (see Note 3(b)) and the associated project costs have been excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 1998 as a non-cash transaction.

(10) Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Interest receivable and interest payable--The carrying amount of interest receivable and payable approximates fair value because of the short maturity of the obligation.

  Cash restricted for construction project--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Note payable--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Long-term debt--The fair value of HCS's long-term debt is estimated based on either the quoted market price of the underlying debt issue or on the discounted cash flow of future payments utilizing current rates available to HCS for debt of similar remaining maturities. Debt obligations with a short remaining maturity are valued at the carrying amount.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

  The estimated carrying amounts and fair values of HCS's financial instruments are as follows:

                                December 31, 2000         December 31, 1999
                            ------------------------- -------------------------
                              Carrying                  Carrying
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
Financial Assets:
  Cash and cash
   equivalents............. $ 37,352,000 $ 37,352,000 $ 19,014,000 $ 19,014,000
  Interest receivable......      231,000      231,000    1,432,000    1,432,000
  Cash restricted for
   construction project....    9,530,000    9,530,000  147,310,000  147,310,000
Financial Liabilities:
  Interest payable......... $  8,229,000 $  8,229,000 $  7,637,000 $  7,637,000
  13% First Mortgage Note..  150,000,000  159,375,000  150,000,000  160,500,000
  Note payable.............    1,913,000    1,913,000    1,759,000    1,759,000
  Other notes..............       33,000       33,000          --           --

(11) Selected Quarterly Financial Data (Unaudited)

                                              Quarter
                          ---------------------------------------------------
                             First       Second        Third        Fourth
                          -----------  -----------  -----------  ------------
Year Ended December 31,
 2000
  Net revenues........... $       --   $       --   $       --   $  7,779,000
                          ===========  ===========  ===========  ============
  Net loss............... $(2,115,000) $(2,118,000) $(3,608,000) $(10,059,000)
                          ===========  ===========  ===========  ============
Year Ended December 31,
 1999
  Net revenues........... $       --   $       --   $       --   $        --
                          ===========  ===========  ===========  ============
  Net loss............... $   (24,000) $    (7,000) $(1,632,000) $ (2,632,000)
                          ===========  ===========  ===========  ============

                        INDEPENDENT ACCOUNTANTS' REPORT

To Hollywood Casino Shreveport:

  We have reviewed the accompanying condensed consolidated balance sheet of Hollywood Casino Shreveport and subsidiaries as of June 30, 2001, the related condensed consolidated statements of operations for the three and six month periods ended June 30, 2001 and 2000 and of cash flows for the six month periods ended June 30, 2001 and 2000. These financial statements are the responsibility of the Partnership's management.

  We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

  We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Hollywood Casino Shreveport and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, partners' capital and cash flows for the year then ended (not presented herein); and in our report dated
March 15, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

Dallas, Texas
August 3, 2001

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     June 30,
                                                       2001      December 31,
                                                   (Unaudited)       2000
                                                   ------------  ------------
   Assets
   Current Assets:
    Cash and cash equivalents..................... $ 34,026,000  $ 37,352,000
    Accounts receivable, net of allowances of
     $632,000 and $90,000, respectively...........    1,515,000       851,000
    Inventories...................................    2,121,000     1,826,000
    Interest receivable...........................          --        231,000
    Prepaid expenses and other current assets.....      906,000     1,394,000
                                                   ------------  ------------
     Total current assets.........................   38,568,000    41,654,000
                                                   ------------  ------------
   Property and Equipment:
    Land improvements.............................    1,665,000     1,619,000
    Buildings and improvements....................   95,829,000    93,825,000
    Riverboat.....................................   44,934,000    44,520,000
    Furniture and equipment.......................   46,848,000    42,561,000
    Construction in progress......................      762,000     2,621,000
                                                   ------------  ------------
                                                    190,038,000   185,146,000
    Less--accumulated depreciation................   (8,399,000)     (508,000)
                                                   ------------  ------------
                                                    181,639,000   184,638,000
                                                   ------------  ------------
   Cash restricted for construction project.......          --      9,530,000
                                                   ------------  ------------
   Other Assets:
    Deferred financing costs, net.................    5,631,000     5,978,000
    Other.........................................      729,000       584,000
                                                   ------------  ------------
     Total other assets...........................    6,360,000     6,562,000
                                                   ------------  ------------
                                                   $226,567,000  $242,384,000
                                                   ============  ============




    The accompanying introductory notes and notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                        June 30,
                                                          2001     December 31,
                                                      (Unaudited)      2000
                                                      ------------ ------------
   Liabilities and Partners' Capital
   Current Liabilities:
    Current maturities of long-term debt and capital
     lease obligations..............................  $    791,000 $ 11,919,000
    Accounts payable................................     7,914,000   17,720,000
    Accrued liabilities--
     Salaries and wages.............................     3,062,000    2,745,000
     Interest.......................................     8,428,000    8,229,000
     Gaming and other taxes.........................     3,044,000      128,000
     Insurance......................................     1,318,000       86,000
     Other..........................................     2,281,000      662,000
    Due to affiliates...............................     2,168,000      950,000
    Other current liabilities.......................     1,260,000      731,000
                                                      ------------ ------------
     Total current liabilities......................    30,266,000   43,170,000
                                                      ------------ ------------
   Long-Term Debt...................................   190,187,000  150,027,000
                                                      ------------ ------------
   Capital Lease Obligations........................           --    20,000,000
                                                      ------------ ------------
   Other Noncurrent Liabilities.....................        86,000       13,000
                                                      ------------ ------------
   Commitments and Contingencies (Note 6)
   Partners' Capital................................     6,028,000   29,174,000
                                                      ------------ ------------
                                                      $226,567,000 $242,384,000
                                                      ============ ============



    The accompanying introductory notes and notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                     Three Months Ended June
                                                               30,
                                                     -------------------------
                                                         2001         2000
                                                     ------------  -----------
   Revenues:
    Casino.........................................  $ 37,927,000  $       --
    Rooms..........................................     2,737,000          --
    Food and beverage..............................     6,748,000          --
    Other..........................................       880,000          --
                                                     ------------  -----------
                                                       48,292,000          --
    Less--promotional allowances...................   (12,300,000)         --
                                                     ------------  -----------
    Net revenues...................................    35,992,000          --
                                                     ------------  -----------
   Expenses:
    Casino.........................................    30,399,000          --
    Rooms..........................................       421,000          --
    Food and beverage..............................     1,924,000          --
    Other..........................................     1,167,000          --
    General and administrative.....................     6,899,000          --
    Preopening.....................................           --     1,012,000
    Depreciation and amortization..................     4,005,000        3,000
                                                     ------------  -----------
     Total expenses................................    44,815,000    1,015,000
                                                     ------------  -----------
   Loss from operations............................    (8,823,000)  (1,015,000)
                                                     ------------  -----------
   Non-operating (expense) income:
    Interest income................................       107,000    1,727,000
    Interest expense, net of capitalized interest
     of $2,418,000 in 2000.........................    (6,078,000)  (2,830,000)
                                                     ------------  -----------
     Total non-operating expense...................    (5,971,000)  (1,103,000)
                                                     ------------  -----------
   Loss before extraordinary item..................   (14,794,000)  (2,118,000)
   Extraordinary item--loss on early extinguishment
    of debt........................................      (843,000)         --
                                                     ------------  -----------
   Net loss........................................  $(15,637,000) $(2,118,000)
                                                     ============  ===========

    The accompanying introductory notes and notes to consolidated financial statements are an integral part of these consolidated financial statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                       Six Months Ended June
                                                                30,
                                                      -------------------------
                                                          2001         2000
                                                      ------------  -----------
   Revenues:
    Casino..........................................  $ 74,646,000  $       --
    Rooms...........................................     5,169,000          --
    Food and beverage...............................    13,456,000          --
    Other...........................................     2,140,000          --
                                                      ------------  -----------
                                                        95,411,000          --
    Less--promotional allowances....................   (21,672,000)         --
                                                      ------------  -----------
    Net revenues....................................    73,739,000          --
                                                      ------------  -----------
   Expenses:
    Casino..........................................    64,399,000          --
    Rooms...........................................     1,034,000          --
    Food and beverage...............................     4,956,000          --
    Other...........................................     2,470,000          --
    General and administrative......................    11,383,000          --
    Preopening......................................           --     1,408,000
    Depreciation and amortization...................     7,891,000        6,000
                                                      ------------  -----------
     Total expenses.................................    92,133,000    1,414,000
                                                      ------------  -----------
   Loss from operations.............................   (18,394,000)  (1,414,000)
                                                      ------------  -----------
   Non-operating (expense) income:
    Interest income.................................       399,000    3,812,000
    Interest expense, net of capitalized interest of
     $3,818,000
     in 2000........................................   (12,147,000)  (6,631,000)
                                                      ------------  -----------
     Total non-operating expense....................   (11,748,000)  (2,819,000)
                                                      ------------  -----------
   Loss before extraordinary item...................   (30,142,000)  (4,233,000)
   Extraordinary item--loss on early extinguishment
    of debt.........................................      (843,000)         --
                                                      ------------  -----------
   Net loss.........................................  $(30,985,000) $(4,233,000)
                                                      ============  ===========


    The accompanying introductory notes and notes to consolidated financial statements are an integral part of these consolidated financial statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                    Six Months Ended June 30,
                                                    --------------------------
                                                        2001          2000
                                                    ------------  ------------
OPERATING ACTIVITIES:
 Net loss.......................................... $(30,985,000) $ (4,233,000)
 Adjustments to reconcile net loss to net cash
  (used in) provided
  by operating activities:
  Depreciation and amortization, including
   accretion of discount
   and amortization of premium.....................    8,718,000       490,000
  Extraordinary item...............................      843,000           --
  Provision for doubtful accounts..................      542,000           --
  Increase in accounts receivable..................   (1,206,000)          --
  (Decrease) increase in accounts payable and
   accrued liabilities.............................   (3,523,000)    6,814,000
  Net change in intercompany balances..............    1,172,000           --
  Net change in other current assets and
   liabilities.....................................      953,000       620,000
  Net change in other noncurrent assets and
   liabilities.....................................       74,000           --
                                                    ------------  ------------
 Net cash (used in) provided by operating
  activities.......................................  (23,412,000)    3,691,000
                                                    ------------  ------------
INVESTING ACTIVITIES:
 Purchases of property and equipment...............   (4,892,000)  (65,109,000)
 Investment in unconsolidated affiliate............     (146,000)          --
 Net change in cash restricted for construction
  project..........................................    9,530,000    46,032,000
                                                    ------------  ------------
 Net cash provided by (used in) investing
  activities.......................................    4,492,000   (19,077,000)
                                                    ------------  ------------
FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt..........   40,170,000           --
 Capital contributions.............................    8,675,000           --
 Repayments of long-term debt......................   (1,203,000)          --
 Payments on capital lease obligation..............  (30,000,000)          --
 Deferred financing costs..........................   (1,258,000)   (1,849,000)
 Bank overdrafts...................................          --      1,077,000
 Partner distributions.............................     (790,000)     (289,000)
                                                    ------------  ------------
 Net cash provided by (used in) financing
  activities.......................................   15,594,000    (1,061,000)
                                                    ------------  ------------
 Net decrease in cash and cash equivalents.........   (3,326,000)  (16,447,000)
 Cash and cash equivalents at beginning of period..   37,352,000    19,014,000
                                                    ------------  ------------
 Cash and cash equivalents at end of period........ $ 34,026,000  $  2,567,000
                                                    ============  ============


    The accompanying introductory notes and notes to consolidated financial statements are an integral part of these consolidated financial statements.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


(1) Organization, Business and Basis of Presentation

  Hollywood Casino Shreveport ("HCS") is a general partnership registered in the state of Louisiana. The original partnership agreement was amended on September 22, 1998 to include as partners in what is now referred to as HCS the following companies: HWCC-Louisiana, Inc. ("HCL"), a Louisiana corporation wholly owned by Hollywood Casino Corporation ("HCC"); Sodak Louisiana, L.L.C. ("Sodak"), a Louisiana limited liability company; and Shreveport Paddlewheels, L.L.C. ("Paddlewheels"), a Louisiana limited liability company. The general partnership was originally formed in May 1992 for the purpose of developing and operating a riverboat casino in New Orleans, Louisiana. Originally named Queen of New Orleans at the Hilton Joint Venture ("QNOV"), the partnership was 50%- owned by Hilton New Orleans Corporation ("Hilton") and 50%-owned by New Orleans Paddlewheels, Inc. ("NOP"). Hilton and NOP are collectively referred to herein as the "former partners." QNOV's operations in New Orleans commenced in February 1994 and were discontinued in October 1997.

  During October 1996, QNOV received approval from state gaming authorities to relocate its license to operate to the City of Shreveport, Louisiana, approximately 180 miles east of Dallas, Texas. Subsequent to receiving approval to relocate, QNOV made the decision in 1997 not to conduct gaming operations in Shreveport. The former partners sought to transfer the license to operate in Shreveport to another interested party. Under Louisiana gaming regulations, the license to operate a riverboat gaming operation is not transferable; however, the ownership of an entity licensed to operate is transferable, subject to the approval of the Louisiana Gaming Control Board (the "LGCB"). Accordingly, the transfer of the license to operate in Shreveport was structured as the acquisition of the interests of the former partners in QNOV. The former partners disposed of QNOV's assets other than its license to operate and satisfied all but one of its obligations so that when the former partners withdrew on September 22, 1998, QNOV's only asset was its license to operate in Shreveport (which had no recorded value) and its only liability was a $5,000,000 obligation to the City of New Orleans. The $5,000,000 obligation was paid by HCS in August 1999 upon the issuance of $150,000,000 of 13% First Mortgage Notes with contingent interest due 2006 (the "First Mortgage Notes") (see Note 3).

  Upon admission of the new partners, HCS proceeded with entirely new plans to develop, own and operate a riverboat gaming complex to be constructed in Shreveport (the "Shreveport Casino"). The Shreveport Casino was completed and opened on December 20, 2000. Prior to opening, HCS had no operating activities other than development, financing and construction activities with respect to the Shreveport Casino. The Shreveport Casino consists of a three-level riverboat dockside casino with approximately 1,454 slot machines and 66 table games and a 403-room, all suite, art deco style hotel. The project also includes approximately 42,000 square feet of restaurant and entertainment facilities being developed by a third party lessee (see Note 6).

  Riverboat gaming operations in Louisiana are subject to regulatory control by the LGCB. HCS's current license to operate the Shreveport Casino expires on October 15, 2004.

  It was originally anticipated that HCS would develop the Shreveport Casino with each of HCL and Sodak having a 50% interest in the development and subsequent operations. Once operations commenced, Paddlewheels was to have a residual interest in the event that the project was ever sold amounting to 10% plus any capital contributions made by Paddlewheels to HCS or otherwise credited to their account. On March 31, 1999, HCL entered into a definitive agreement with Sodak's parent to acquire Sodak for the $2,500,000 Sodak had contributed to HCS, with $1,000 paid at closing and the remainder paid by HCL in June 2001. The revised structure of the partnership was approved by the LGCB on April 20, 1999. As a result of the acquisition, HCL obtained an effective 100% ownership interest in HCS with Paddlewheels retaining their residual interest. During July 1999, Sodak was merged into HCL.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)


  Also during July 1999, HCL formed two new, wholly owned subsidiaries, HCS I, Inc. and HCS II, Inc., both Louisiana corporations. HCL contributed $1,000 of capital to each entity, along with 99% of its interest in HCS to HCS I, Inc. and the remaining 1% to HCS II, Inc. In addition, the HCS joint venture agreement was amended and restated on July 21, 1999, to reflect, among other things, the admission of HCS I, Inc. and HCS II, Inc. as partners of HCS and the withdrawal of HCL as managing partner of HCS. As a result, HCS I, Inc. now has an effective 99% interest in HCS and has become its managing general partner. HCS II, Inc. now has an effective 1% interest in HCS. Paddlewheels retained its 10% residual interest in HCS. The revised partnership structure was approved by the LGCB on July 20, 1999. HCL contributed an additional $300,000 to HCS through HCS I, Inc. and HCS II, Inc. in July 1999. Once HCS secured financing for the Shreveport Casino (see Note 3), HCL contributed an additional $43,700,000 to HCS through HCS I, Inc. and HCS II, Inc. HCL also loaned $1,000,000 to Paddlewheels which Paddlewheels contributed to HCS. HCL made additional capital contributions to HCS through HCS I, Inc. and HCS II, Inc. of $8,675,000 in May 2001 and $5,900,000 in December 2000. Capital contributions from HCC, HCL's parent, were used by HCL to make the capital contributions to its subsidiaries and the loan to Paddlewheels.

  Additionally, in July 1999, HCS formed a new, wholly owned subsidiary, Shreveport Capital Corporation ("Shreveport Capital"), a Louisiana corporation. HCS contributed $1,000 of capital to Shreveport Capital. Shreveport Capital was formed for the sole purpose of being a co-issuer with respect to the First Mortgage Notes and is not expected to have any operating activities, acquire any assets or incur any other liabilities. Accordingly, separate financial statements of Shreveport Capital are not included herein because management has determined that such information is not material to investors.

  The accompanying consolidated financial statements include the accounts of HCS and its wholly owned subsidiaries, Shreveport Capital and HCS-Golf Course, LLC ("Golf"). All significant intercompany balances have been eliminated in consolidation. Golf, a Delaware corporation, was formed in 2000 to own an initial 49% interest in Shreveport Golf Company, a joint venture formed to develop and operate a golf course to be used by patrons of the Shreveport Casino. Golf's current 50% ownership interest in Shreveport Golf Company is accounted for under the equity method. As of June 30, 2001 and December 31, 2000, capital contributions amounting to $194,000 and $48,000, respectively, had been made to Shreveport Golf Company and are included in other noncurrent assets on the accompanying consolidated balance sheets.

  HCS estimates that a significant amount of the Shreveport Casino's revenues are derived from patrons living in the Dallas/Ft. Worth and east Texas areas. The Shreveport Casino faces intense competition from other riverboat gaming operations in Shreveport and Bossier City, Louisiana and management believes that this competition will continue in the future.

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The consolidated financial statements as of June 30, 2001 and for the three and six month periods ended June 30, 2001 and 2000 have been prepared by HCS without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of HCS as of June 30, 2001, the results of its operations for the three and six month periods ended June 30, 2001 and 2000 and its cash flows for the six month periods ended June 30, 2001 and 2000.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)


  During January and April 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached consensuses requiring that the "cash-back" feature of customer loyalty programs should be reported as a reduction in net revenues rather than as an expense. The new presentation requirements have been adopted by HCS effective with the first quarter of 2001. Accordingly, all such costs are included in the accompanying consolidated statements of operations for the three and six month periods ended June 30, 2001 as promotional allowances. The changes result only in a reclassification within the consolidated statements of operations and do not affect the consolidated loss from operations or net loss.

  In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations" ("SFAS 141") and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 142 establishes new standards for goodwill acquired in a business combination and requires that goodwill and other intangible assets be periodically reviewed for impairment rather than being amortized. SFAS 142 is effective for fiscal years beginning after December 15, 2001 with earlier application permitted. HCS is currently evaluating the impact of the adoption of SFAS 142; however, it does not expect the adoption to have a material effect on its consolidated financial statements.

(2) Cash Restricted for Construction Project

  Cash restricted for construction project consisted of investments in governments securities which were to be used for specified purposes and which were purchased with net proceeds from the First Mortgage Notes (see Note 3) as required by the indenture for the First Mortgage Notes. Restricted cash at December 31, 2000 was comprised of an account with the remaining funds set aside to make interest payments with respect to the First Mortgage Notes; the restrictions on such account were removed on the February 1, 2001 interest payment date. Interest earned, but not yet received, on restricted cash investments was included in interest receivable on the accompanying consolidated balance sheet at December 31, 2000.

(3) Long-term Debt

  Long-term debt at June 30, 2001 and December 31, 2000 consists of the following:

                                                      June 30,    December 31,
                                                        2001          2000
                                                    ------------  ------------
   13% First Mortgage Notes, with contingent
    interest, due 2006 (a)......................... $150,000,000  $150,000,000
   13% Senior Secured Notes, with contingent
    interest, due 2006, including premium of
    $1,163,000 (b).................................   40,163,000           --
   Note payable, net of discount of $15,000 and
    $87,000, respectively (c)......................      785,000     1,913,000
   Other...........................................       30,000        33,000
                                                    ------------  ------------
   Total indebtedness..............................  190,978,000   151,946,000
   Less-current maturities.........................     (791,000)   (1,919,000)
                                                    ------------  ------------
     Total long-term debt.......................... $190,187,000  $150,027,000
                                                    ============  ============

(a) In August 1999, HCS and Shreveport Capital Corporation issued the First Mortgage Notes. Fixed interest on the First Mortgage Notes at the annual rate of 13% is payable on each February 1 and August 1. In addition, contingent interest accrues and is payable on each interest payment date subsequent to the

                 HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)

   opening of the Shreveport Casino. The amount of contingent interest is equal to 5% of the consolidated cash flow of HCS for the applicable period subject to a maximum contingent interest of $5,000,000 for any four consecutive fiscal quarters. No contingent interest was incurred during either of the three or six month periods ended June 30, 2001. Accrued contingent interest amounted to $77,000 at both June 30, 2001 and December 31, 2000. Payment of contingent interest may be deferred to the extent that payment would result in certain financial coverage ratios not being met.

  The First Mortgage Notes are secured by, among other things, (1) a first priority security interest in substantially all of the assets that comprise the Shreveport Casino other than assets secured by the Senior Secured Notes (see 3(b)) and up to $6,000,000 in assets that may be acquired with future equipment financing; (2) a collateral assignment of the Shreveport Casino's interest in the principal agreements under which it was constructed and is currently operated and managed; and (3) a collateral assignment of certain licenses and permits with respect to the operation and management of the Shreveport Casino. In addition, the First Mortgage Notes are guaranteed on a senior secured basis by HCL, HCS I, Inc. and HCS II, Inc. (collectively, the "Guarantors"). Such guarantees are secured by a first priority secured interest in substantially all of the Guarantors' assets, including a pledge of the capital stock of HCS I, Inc. and HCS II, Inc. and their partnership interests in HCS.

  The First Mortgage Notes may be redeemed at any time on or after August 1, 2003 at 106.5% of the then outstanding principal amount, decreasing to 103.25% and 100% on August 1, 2004 and 2005, respectively. HCS may also redeem up to 35% of the First Mortgage Notes at a redemption price of 113% plus accrued interest at any time prior to August 1, 2002 with the net cash proceeds of an equity offering by HCC resulting in at least $20,000,000, but only to the extent that such proceeds are contributed by HCC as equity to HCS.

  The indenture to the First Mortgage Notes contains various provisions limiting the ability of HCS to borrow money, pay distributions on its equity interests or prepay debt, make investments, create liens, sell its assets or enter into mergers or consolidations. In addition, the indenture restricts the ability of the Guarantors and Shreveport Capital Corporation to acquire additional assets, become liable for additional obligations or engage in any significant business activities.

(b) In June 2001, HCS and Shreveport Capital Corporation issued $39,000,000 of 13% Senior Secured Notes, with contingent interest, due August 2006 (the "Senior Secured Notes"). The Senior Secured Notes were issued with a premium to yield interest at an effective rate of 12.21% per annum. Fixed interest on the Senior Secured Notes at the annual rate of 13% is payable on each February 1 and August 1. In addition, contingent interest accrues and is payable on each interest payment date. The amount of contingent interest is equal to 1.3% of the consolidated cash flow of HCS for the applicable period subject to a maximum contingent interest of $1,300,000 for any four consecutive fiscal quarters. No contingent interest was incurred during either of the three or six month periods ended June 30, 2001. Payment of contingent interest may be deferred to the extent that payment would result in certain financial coverage ratios not being met. Proceeds from the Senior Secured Notes were used, in part, to retire HCS's capital lease obligations (see Note 4) with the remainder available for working capital purposes.

  Under the terms of certain intercreditor collateral agreements, the Senior Secured Notes are secured by, among other things, (1) a security interest in certain furniture, fixtures and equipment acquired prior to the opening of the Shreveport Casino for $30,000,000 and (2) a security interest on an equal basis in up to $10,000,000 of the collateral which secures the First Mortgage Notes (see 3(a)). The furniture, fixtures and equipment in (1) above were obtained with the proceeds from the capital lease obligation retired with a portion of the proceeds from the Senior Secured Notes.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)


  The Senior Secured Notes may be redeemed on the same terms and conditions as the First Mortgage Notes (see 3(a)). The indenture to the Senior Secured Notes also carries substantially the same limitations, covenants and restrictions as those included in the indenture to the First Mortgage Notes (see 3(a)).

(c) The partners of HCS agreed that HCS would contingently reimburse Hilton for $2,000,000 it paid in connection with the relocation of QNOV's license to Shreveport (see Note 1); such repayment is being made in monthly installments of $200,000, without interest, commencing with the opening of the Shreveport Casino. The $2,000,000 liability, net of a discount in the original amount of $308,000, and the related adjustment to the recorded value of project costs were recorded upon the issuance of the First Mortgage Notes in August 1999.

  Scheduled payments of long-term debt as of June 30, 2001 are set forth below:

   2001 (six months)............................................... $    803,000
   2002............................................................        6,000
   2003............................................................        7,000
   2004............................................................        8,000
   2005............................................................        6,000
   Thereafter......................................................  189,000,000
                                                                    ------------
                                                                    $189,830,000
                                                                    ============

(4) Leases

  Capital Lease -

  HCS entered into a financing lease agreement with third party lessors for $30,000,000 to acquire furniture, fixtures and equipment for the Shreveport Casino. During the construction period, HCS paid only interest on outstanding borrowings together with a fee of .5% per annum on the undrawn portion of the $30,000,000. Effective with the opening of the Shreveport Casino, the outstanding borrowings became payable in twelve equal quarterly installments plus interest at LIBOR plus 4%. The lease was treated as a capital lease for financial reporting purposes. Borrowings under the lease were collateralized by the furniture, fixture and equipment purchased. The lease was retired in June 2001 with a portion of the proceeds from the Senior Secured Notes (see Note 3(b)).

  The $30,000,000 original cost of the assets acquired under the capital lease agreement was included in furniture and equipment on the accompanying consolidated balance sheet at December 31, 2000. Amortization expense with respect to the assets amounted to $1,108,000 and $2,438,000, respectively, during the second quarter and year to date periods through the termination date of the capital lease obligation (June 15, 2001). Accumulated amortization at December 31, 2000 with respect to these assets amounted to $172,000. No revisions were made to the carrying value or the estimated useful lives of the assets as a result of the satisfaction and discharge of the capital lease obligation.

  Operating Leases -

  In May 1999, HCS entered into a ground lease with the City of Shreveport for the land on which the Shreveport Casino was built. The term of the lease began when construction commenced and will end on the

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)

tenth anniversary of the date the Shreveport Casino opened. HSC has options to renew the lease on the same terms for up to an additional forty years. The lease may be further renewed after that time at prevailing rates and terms for similar leases. The City of Shreveport may terminate the lease as a result of, among other things, a default by HCS under the lease. HCS may terminate the lease at any time if the operation of the Shreveport Casino becomes uneconomic. Base rental payments under the lease were $10,000 per month during the construction period. The base rental amount increased to $450,000 per year upon opening and continue at that amount for the remainder of the initial ten-year lease term. During the first five-year renewal term, the base annual rental will be $402,500. Subsequent renewal period base rental payments will increase by 15% during each of the next four five-year renewal terms with no further increases. In addition to the base rent, HCS pays monthly percentage rent of not less than $500,000 per year equal to 1% of monthly adjusted gross revenues and the amount, if any, by which monthly parking facilities net income exceeds the parking income credit, as all such terms are defined in the lease agreement. Ground lease rentals amounted to $486,000 and $30,000, respectively, for the three month periods ended June 30, 2001 and 2000 and $1,023,000 and $60,000, respectively, for the six month periods ended June 30, 2001 and 2000. Such amounts for 2001 include percentage rentals of $343,000 and $737,000, respectively, for the three and six month periods ended June 30, 2001. Costs incurred under the ground lease during the construction period were capitalized. In addition, the ground lease agreement calls for payments in lieu of admission fees to the City of Shreveport and payments to the local school board amounting to 3.225% and .5375% of Net Gaming Proceeds (as defined in the agreement), respectively. These additional charges amounted to $1,452,000 and $2,894,000, respectively, during the three and six month periods ended June 30, 2001.

  HCS also leases office space, warehouse space and certain equipment under lease agreements accounted for as operating leases. The lease agreements expire at various dates through 2006. Total rental expense for such leases amounted to $762,000 and $31,000, respectively, for the three month periods ended June 30, 2001 and 2000 and $1,403,000 and $35,000, respectively, for the six month periods ended June 30, 2001 and 2000.

  Future minimum lease payments as of June 30, 2001 under operating lease obligations (other than the ground lease) having an initial or remaining noncancellable term in excess of one year are as follows:

   2001 (six months)................................................. $  247,000
   2002..............................................................    493,000
   2003..............................................................    432,000
   2004..............................................................    257,000
   2005..............................................................    167,000
   Thereafter........................................................      5,000
                                                                      ----------
                                                                      $1,601,000
                                                                      ==========

(5) Transactions with Affiliates

  The operations of the Shreveport Casino are managed by HWCC--Shreveport, Inc. ("Shreveport Management"), a wholly owned subsidiary of HCC, under the terms of a management agreement. The management agreement became effective when the LGCB approved the development of the Shreveport Casino and will remain in effect as long as HCS holds its license, unless sooner terminated in accordance with its terms. Under the terms of the management agreement, HCS pays Shreveport Management basic and incentive management fees for its services. The basic fee is equal to 2% of gross revenues, as defined in the agreement, from the operations of the Shreveport Casino. The incentive fee is equal to the sum of
(1) 5% of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the agreement, in excess of

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)

$25,000,000 and up to $35,000,000; (2) 7% of EBITDA in excess of $35,000,000 and up to $40,000,000; and (3) 10% of EBITDA over $40,000,000. In addition, HCS reimburses Shreveport Management for expenses incurred in connection with services provided under the management agreement. Total management fees incurred amounted to $709,000 and $1,473,000, respectively, for the three and six month periods ended June 30, 2001 and are included in general and administrative expenses on the accompanying consolidated statements of operations. Management fees payable of $1,629,000 and $156,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets at June 30, 2001 and December 31, 2000. Under the indentures governing the First Mortgage Notes and Senior Secured Notes (Note 3), management fees are subordinated to all payments under the First Mortgage Notes and Senior Secured Notes and may not be paid to the extent that their payment would result in certain financial coverage ratios not being met.

  The Shreveport Casino's casino system software was provided and installed by Advanced Casino Systems Corporation ("ACSC"). ACSC is a wholly owned subsidiary of Greate Bay Casino Corporation ("GBCC") which has certain officers, directors and principal shareholders in common with HCC. Costs incurred in connection with the installation of the software system amounting to $2,626,000 are included in operating equipment on the accompanying consolidated balance sheets at both June 30, 2001 and December 31, 2000. The Shreveport Casino also has a maintenance and support agreement with ACSC effective as of October 12, 2000 which provides for a monthly fee of $11,000 (subject to change upon 60 days written notice) commencing 90 days after installation of ACSC's casino system plus additional services at rates charged by ACSC to third parties. The agreement has an initial term of one year with automatic annual renewals unless notice of termination is given. HCS incurred charges and fees to ACSC amounting to $126,000 and $181,000, respectively, during the three and six month periods ended June 30, 2001. Unpaid charges of $194,000 and $156,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets at June 30, 2001 and December 31, 2000.

  HCS also has a Marine Services Agreement with Paddlewheels to provide certain marine services for so long as Paddlewheels remains a joint venture partner in HCS. The Marine Services Agreement became effective on September 22, 1998 and, in addition to the reimbursement of Paddlewheels for its direct expenses incurred, if any, HCS pays a monthly fee of $30,000 effective with the opening of the Shreveport Casino. HCS expensed $90,000 and $180,000, respectively, under the agreement during the three and six month periods ended June 30, 2001. Unpaid charges of $30,000 and $12,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets at June 30, 2001 and December 31, 2000.

(6) Commitments and Contingencies

  During November 2000, HCS entered into bank revolving credit facilities of $2,000,000 for working capital needs and $4,000,000 to meet liquidity requirements under Louisiana gaming regulations. The facilities were available for a period of one year. No amounts were borrowed under the credit facilities and they were canceled during June 2001.

  For so long as it remains a joint venture partner in HCS, Paddlewheels receives, among other things, an amount equal to 1% of "complex net revenues", as defined, of the Shreveport Casino, which approximates net revenues, in exchange for the assignment by Paddlewheels and its affiliates of their joint venture interest in HCS to HCL and Sodak. Allocations to Paddlewheels of such amounts are reflected as partnership distributions to HCS I, Inc. and HCS II, Inc. Such interests amounted to $355,000 and $737,000, respectively, during the three and six month periods ended June 30, 2001. Unpaid distributions of $124,000 and $78,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets at June 30, 2001 and December 31, 2000.

                  HOLLYWOOD CASINO SHREVEPORT AND SUBSIDIARIES

                                  (Unaudited)


  HCS has agreed to reimburse up to $579,000 of construction finish out costs to be incurred by an outside lessee with respect to approximately 42,000 square feet of restaurant and entertainment facilities to be operated on property leased from the Shreveport Casino. No liability for such reimbursement has been reflected on the accompanying consolidated balance sheets at June 30, 2001 or December 31, 2000 as the underlying construction work has not yet begun. Once the rental period commences, the Shreveport Casino is to receive $6 per square foot annually, payable on a monthly basis, together with percentage rentals as specified in the lease agreement. The lessee is a limited liability company in which certain relatives of a principal stockholder and director of HCC hold directly or indirectly a 22.5% interest.

  On April 23, 2000, the construction site for the Shreveport Casino suffered tornado damage which contributed to the delay in opening the facility. Management filed damage claims and received reimbursements from its insurance carrier during 2000 in the amount of approximately $1,700,000 to cover substantially all of the cost of repairing the damage incurred. Management is also pursuing delayed opening claims with its carriers. To the extent the delay in the facility's opening was the responsibility of contractors, management is also seeking to recover damages from those entities. For this and other reasons, HCS has withheld payment of approximately $2.6 million which the general contractor is currently seeking and which is included in accounts payable on the accompanying consolidated balance sheet at June 30, 2001. Both the recovery of any amounts by HCS from either its insurance companies or the contractors and the need to pay the general contractor the amounts being withheld are currently subject to litigation and management is unable to determine the amounts, if any, that will ultimately be received or paid.

(7) Supplemental Cash Flow Information

  HCS paid interest, net of amounts capitalized, totaling $11,121,000 and $5,470,000, respectively, during the six month periods ended June 30, 2001 and 2000. HCS paid no income taxes during either of the six month periods ended June 30, 2001 or 2000.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                        OF HOLLYWOOD CASINO CORPORATION

  The following selected consolidated financial information of Hollywood Casino Corporation for each of the five years in the period ended December 31, 2000 is derived from its audited, consolidated financial statements. The financial information for 1996 include the operating results of Greate Bay Casino Corporation. On December 31, 1996, Hollywood Casino distributed its approximate 80% ownership interest in Greate Bay to its stockholders. In 1998, our results of operations were negatively impacted by a significant increase in gaming taxes imposed by the Illinois legislature. Gaming taxes incurred by the Aurora casino increased by $11.6 million in 1998. Holders of our notes will not have any claims against the net assets of Hollywood Casino.


                                       Year Ended December 31,
                             ------------------------------------------------
                               2000      1999      1998    1997(1)     1996
                             --------  --------  --------  --------  --------
                                            (in thousands)
Statement of Operations
 Data:
Net revenues................ $311,455  $277,132  $245,222  $246,809  $512,519
                             --------  --------  --------  --------  --------
Expenses:
 Departmental...............  214,855   191,728   174,298   164,805   408,708
 General and
  administrative............   20,368    19,235    17,778    16,790    37,169
 Management and consulting
  fees......................      --        939     1,200     3,927       --
 Depreciation and
  amortization..............   13,647    14,163    15,610    17,563    38,792
 Preopening.................   14,794       841       --        --        --
 Development................    1,058       946       779     1,480     1,065
 Termination of management
  and consulting contracts..      --     40,389       --        --        --
 Write down of assets.......      --     13,322       --     19,678    22,141
                             --------  --------  --------  --------  --------
  Total expenses............  264,722   281,563   209,665   224,243   507,875
                             --------  --------  --------  --------  --------
Income (loss) from
 operations.................   46,733    (4,431)   35,557    22,566     4,644
                             --------  --------  --------  --------  --------
Non-operating income
 (expenses):
 Interest income............   11,349     7,868     2,844     1,896     3,101
 Interest expense...........  (55,191)  (47,050)  (31,212)  (31,775)  (61,134)
 Gain on settlement of
  litigation, net...........    7,220       --        --        --        --
 Tax settlement costs.......      --        --     (1,087)      --        --
 Equity in losses of
  unconsolidated affiliate..      (55)     (141)      --        --        --
 Gain (loss) on disposal of
  assets....................      190      (567)      (61)      552    (1,841)
                             --------  --------  --------  --------  --------
 Total non-operating
  expenses, net.............  (36,487)  (38,890)  (29,516)  (29,327)  (59,874)
                             --------  --------  --------  --------  --------
Income (loss) before income
 taxes, extraordinary and
 other items................   10,246   (44,321)    6,041    (6,761)  (55,230)
Income tax provision........   (1,873)   (1,196)     (816)   (5,359)      (63)
                             --------  --------  --------  --------  --------
Income (loss) before
 extraordinary and other
 items......................    8,373   (45,517)    5,225   (12,120)  (55,293)
Minority interest in
 Hollywood Casino
 Shreveport.................      (78)      --        --        --        --
Minority interest in
 earnings of Limited
 Partnership................      --     (5,801)   (6,494)   (5,012)      --
                             --------  --------  --------  --------  --------
Income (loss) before
 extraordinary items........    8,295   (51,318)   (1,269)  (17,132)  (55,293)
Extraordinary items:
 Early extinguishment of
  debt, net of related tax
  benefits(2)...............      --    (30,353)     (336)     (215)      --
                             --------  --------  --------  --------  --------
Net income (loss)........... $  8,295  $(81,671) $ (1,605) $(17,347) $(55,293)
                             ========  ========  ========  ========  ========
Basic income (loss) per
 common share(3):
 Income (loss) before
  extraordinary items....... $    .33  $  (2.05) $   (.05) $   (.69) $  (2.24)
 Extraordinary items........      --      (1.22)     (.01)     (.01)      --
                             --------  --------  --------  --------  --------
 Net income (loss).......... $    .33  $  (3.27) $   (.06) $   (.70) $  (2.24)
                             ========  ========  ========  ========  ========

                                               Year Ended December 31,
                                          ------------------------------------
                                          2000    1999   1998   1997(1)  1996
                                          -----  ------  -----  ------- ------
                                                   (in thousands)
Diluted income (loss) per common
 share(3):
 Income (loss) before extraordinary
  items.................................. $(.31) $(2.05) $(.05)  $(.69) $(2.24)
 Extraordinary items.....................   --    (1.22)  (.01)   (.01)    --
                                          -----  ------  -----   -----  ------
 Net income (loss)....................... $(.31) $(3.27) $(.06)  $(.70) $(2.24)
                                          =====  ======  =====   =====  ======

                                             As of December 31,
                                ----------------------------------------------
                                  2000      1999      1998   1997(1)  1996(1)
                                --------  --------  -------- -------- --------
                                               (in thousands)
Balance Sheet Data:
Total assets................... $577,900  $525,817  $270,740 $276,218 $308,158
Total debt, including capital
 lease obligations.............  567,721   538,458   227,529  226,922  232,046
Shareholders' (deficit)
 equity........................  (65,760)  (74,157)    7,512    9,117   38,836

--------
(1) Restated to reflect the modification of Hollywood Casino's income tax treatment resulting from its distribution of the common stock of Greate Bay.
(2) Includes the following items: (i) for 1999, costs associated with the May 1999 issuance of Hollywood Casino's $310,000,000 of 11 1/4% and $50,000,000
    of floating rate Senior Secured Notes and (ii) for 1998 and 1997, costs associated with mandatory semi-annual offers to repurchase Hollywood Casino's 12 3/4% Senior Secured Notes, net of related tax benefit.
(3) During 1997, Hollywood Casino adopted the provisions of Financial Accounting Standards No. 128, "Earnings per Share." The earnings per share calculation has been restated for all prior periods presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Financial Information...........................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  37
Material Contracts.......................................................  44
Management...............................................................  48
Security Ownership of Certain Beneficial Owners and Management...........  55
Certain Relationships and Related Transactions...........................  56
Description of the Exchange Offer........................................  57
Description of the Registered Notes......................................  65
United States Federal Income Tax Consequences............................ 116
Plan of Distribution..................................................... 116
Legal Matters............................................................ 117
Experts.................................................................. 117
Where You Can Find More Information...................................... 117
Index to Financial Statements............................................ F-1
Selected Consolidated Financial Information of Hollywood Casino
 Corporation............................................................. S-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [HOLLYWOOD SHREVEPORT LOGO APPEARS HERE]

                          Hollywood Casino Shreveport

                         Shreveport Capital Corporation

                       Offer to Exchange all Outstanding
                   Original 13% Senior Secured Notes due 2006
                                      for
                  Registered 13% Senior Secured Notes due 2006

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              October 1, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Hollywood Casino Shreveport

  Not applicable.

Shreveport Capital Corporation

  Shreveport Capital Corporation ("Shreveport Capital") is incorporated under the laws of the State of Louisiana. Section 83 of the Louisiana Business Corporation Law (the "LBCL") provides that a Louisiana corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened (by reason of the fact that he is or was a director, officer, employee or agent of the corporation or agent of another business, corporation, partnership or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses (including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated amount expenses of litigating the action to conclusion) actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation, unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity.

  To the extent a person has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the statute provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification, advancement of expenses, non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses, and insurance (including self-insurance) with respect to liabilities incurred by directors, officers and others.

  Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for breach of any of the director's or officer's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 92(D) of the LBCL (relating to unlawful dividends and unlawful stock repurchases and redemptions); and (iv) for any transaction from which the director or officer derived an improper personal benefit.

  Shreveport Capital's Articles of Incorporation and Bylaws provide for the indemnification of directors and officers of Shreveport Capital to the fullest extent permitted by law. In addition, the Bylaws provide for the indemnification of expenses actually and reasonably incurred by (i) a director or officer of any subsidiary of Shreveport Capital, (ii) a fiduciary with respect to any employee benefit plan of Shreveport Capital, or (iii) a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other for-profit or non-profit entity or enterprise, if such position is or was held at the request of Shreveport Capital.

  The above discussion of the Articles of Incorporation and Bylaws of Shreveport Capital and of Sections 83 and 24(C)(4) of the LBCL is not intended to be exhaustive and is qualified in its entirety by the Articles of Incorporation and Bylaws of Shreveport Capital and the LBCL.

ITEM 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
     3.1     --Third Amended and Restated Joint Venture Agreement of Hollywood
               Casino Shreveport by and among Shreveport Paddlewheels, L.L.C.,
               HCS I, Inc. and HCS II, Inc., dated as of July 21, 1999.(1)

     3.2     --August 1999 Amendment to Third Amended and Restated Joint
               Venture Agreement between Shreveport Paddlewheels, L.L.C., HCS
               I, Inc. and HCS II, Inc.(1)

     3.3     --Articles of Incorporation of Shreveport Capital Corporation.(1)

     3.4     --Bylaws of Shreveport Capital Corporation.(1)

     4.1     --Indenture among Hollywood Casino Shreveport and Shreveport
               Capital Corporation as Issuers and State Street Bank and Trust
               Company, as Trustee, dated as of June 15, 2001.(2)

     4.2 --Registration Rights Agreement, dated as of June 15, 2001, by and among Hollywood Casino Shreveport and Shreveport Capital
               Corporation and the Initial Purchasers.(2)

     4.3     --Collateral Assignment of Contracts and Documents dated June 15,
               2001 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee.(2)

     4.4     --Security Agreement dated June 15, 2001 between Hollywood Casino
               Shreveport and State Street Bank and Trust Company, as
               Trustee.(2)

     4.5     --Security Agreement dated June 15, 2001 made by Shreveport
               Capital Corporation to State Street Bank and Trust Company, as
               Trustee.(2)

     4.6 --Preferred Ship Mortgage made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Trustee, on
               Hollywood Dreams Official No. 1099497 dated as of June 15,
               2001.(2)

     4.7 --Mortgage, Leasehold Mortgage and Assignments of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street
               Bank and Trust Company, as Trustee, dated as of June 15,
               2001.(2)

     4.8     --Indenture among Hollywood Casino Shreveport and Shreveport
               Capital Corporation as Co-Issuers, and HWCC-Louisiana, Inc., HCS
               I, Inc. and HCS II, Inc., as Guarantors, and State Street Bank and Trust Company, as Trustee, dated as of August 10, 1999.(1)

     4.9 --Registration Rights Agreement, dated as of August 10, 1999, by and among Hollywood Casino Shreveport, Shreveport Capital
               Corporation, the Guarantors named therein and the Initial
               Purchasers.(1)

     4.10    --Collateral Assignment of Contracts and Documents dated August
               10, 1999 between Hollywood Casino Shreveport and State Street
               Bank and Trust Company, as Trustee.(1)

     4.11    --Security Agreement dated August 10, 1999 between Hollywood
               Casino Shreveport and State Street Bank and Trust Company, as
               Trustee.(1)

     4.12 --Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS I, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party.(1)

     4.13 --Cash Collateral and Disbursement Agreement dated August 10, 1999 between Hollywood Casino Shreveport, Shreveport Capital
               Corporation, First American Title Insurance Company, as
               Disbursement Agent and State Street Bank and Trust Company, as
               Trustee.(1)

     4.14    --Stock Pledge Agreement dated August 10, 1999 made by HWCC-
               Louisiana, Inc. in favor of State Street Bank and Trust Company, as Trustee.(1)

 Exhibit No.                             Description
 -----------                             -----------
     4.15    --Security Agreement dated August 10, 1999 made by Shreveport
               Capital Corporation, HWCC-Louisiana, Inc., HCS I, Inc. and HCS
               II, Inc. to State Street Bank and Trust Company, as Trustee and
               Secured Party.(1)

     4.16 --Security Agreement--Vessel Construction dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and
               Trust Company, as Trustee.(1)

     4.17 --Mortgage, Leasehold Mortgage and Assignment of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street
               Bank and Trust Company, as Mortgagee, dated August 10, 1999.(1)

     4.18 --Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS II, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party.(1)

     4.19 --First Amendment to Security Agreement dated August 10, 1999 between HWCC-Shreveport, Inc. and State Street Bank and Trust
               Company, as Trustee.(1)

     4.20 --First Amendment to Cash Collateral and Disbursement Agreement dated January 1, 2000 among Shreveport Capital Corporation,
               Hollywood Casino Shreveport, First American Title Insurance
               Company, as Disbursement Agent and State Street Bank and Trust
               Company, as Trustee.(1)

     5.1     --Opinion of Weil, Gotshal & Manges LLP.*

     8.1     --Opinion of Weil, Gotshal & Manges LLP.*

    10.1     --Manager Subordination Agreement, dated as of June 15, 2001, by and among State Street Bank and Trust Company, as Trustee,
               HWCC-Shreveport, Inc. and Hollywood Casino Shreveport.(2)

    10.2     --Membership Interest Purchase Agreement, dated as of March 31,
               1999, by and among HWCC-Louisiana, Inc., Sodak Gaming, Inc. and
               Sodak Louisiana, L.L.C.(3)

    10.3     --Completion Capital Agreement, dated as of August 10, 1999, by and among Hollywood Casino Shreveport, HWCC-Louisiana, Inc., HCS
               I, Inc., HCS II, Inc. and Hollywood Casino Corporation.(4)

    10.4     --Manager Subordination Agreement, dated as of August 10, 1999, by and among State Street Bank and Trust Company, as trustee, HWCC-
               Shreveport, Inc. and Hollywood Casino Shreveport.(4)

    10.5     --Management Services Agreement, dated as of September 22, 1998, by and between QNOV and HWCC-Shreveport, Inc.(5)

    10.6     --Amendment to Management Services Agreement, dated as of August
               2, 1999, by and between Hollywood Casino Shreveport (formerly
               QNOV) and HWCC-Shreveport, Inc.(5)

    10.7     --Technical Services Agreement, dated as of September 22, 1998, by and between QNOV and
               HWCC-Shreveport, Inc.(1)

    10.8     --Vessel Construction Contract, dated July 16, 1999, by and between Leevac Shipyards, Inc. and Hollywood Casino
               Shreveport.(1)

    10.9     --Employment Agreement, dated August 4, 1999, by and between HWCC
               Development Corporation and Juris Basens.(1)

    10.10    --Assignment and Assumption Agreement, dated September 1, 1999, by and between HWCC Development Corporation and Hollywood Casino
               Shreveport.(1)

    10.11    --Compromise Agreement, dated September 15, 1998, by and among
               Hilton New Orleans Corporation, New Orleans Paddlewheels, Inc.,
               Queen of New Orleans at the Hilton Joint Venture and the City of
               New Orleans.(1)


 Exhibit No.                             Description
 -----------                             -----------
    10.12    --Loan and Settlement Agreement, dated January 16, 1998, by and among New Orleans Paddlewheels, Inc., Shreveport Paddlewheels,
               L.L.C., HWCC-Louisiana, Inc., Sodak Louisiana L.L.C. and Hilton
               New Orleans Corporation.(1)

    10.13    --Retail Space Lease, executed as of June 3, 1999 by and between
               QNOV and Red River Entertainment Company, L.L.C.(1)

    10.14    --Ground Lease, dated May 19, 1999, by and between the City of
               Shreveport, Louisiana and QNOV.(1)

    10.15    --License Agreement, dated August 10, 1999, by and between
               Hollywood Casino Corporation and Hollywood Casino Shreveport.(1)

    10.16    --Marine Services Agreement dated September 22, 1998 between QNOV and Shreveport Paddlewheels, L.L.C.(1)

    10.17    --Side Agreement dated January 16, 1998 between Queen of New
               Orleans at the Hilton Joint Venture, HWCC-Louisiana, Inc. and
               Sodak Louisiana, L.L.C.(1)

    10.18    --Amended and Restated Assignment of Joint Venture Agreement dated
               September 22, 1998 between Sodak Louisiana, L.L.C., HWCC-
               Louisiana, Inc., New Orleans Paddlewheels, Inc. and Shreveport
               Paddlewheels, L.L.C.(1)

    10.19    --Contribution and Assumption Agreement dated July 21, 1999 among
               HWCC-Louisiana, Inc., HCS I, Inc., HCS II, Inc. and Shreveport
               Paddlewheels, L.L.C.(1)

    10.20    --Employment Agreement, dated September 24, 2001, by and between
               Hollywood Casino Shreveport and Gary A. Gregg.*

    12.1     --Calculation of Ratio of Earnings to Fixed Charges.**
     15      --Letter Re Unaudited Financial Information.*

    23.1     --Consent of Deloitte & Touche LLP.*

    23.2     --Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               5.1).*

    25.1     --Statement of Eligibility and Qualification of State Street Bank
               and Trust Company, as trustee under the Indenture listed in
               Exhibit 4.1 hereto on Form T-1.**

    99.1     --Form of Letter of Transmittal.*

    99.2     --Form of Notice of Guaranteed Delivery.*

--------
*  Filed herewith.



**Previously filed.

(1) Incorporated by reference to the exhibits filed in the Form S-4 Registration Statement (Registration 333-88679) for Hollywood Casino Shreveport as filed with the SEC on May 12, 2000.
(2) Incorporated by reference to the exhibits filed in Hollywood Casino Shreveport's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 as filed with the SEC on August 10, 2001.
(3) Incorporated by reference to the exhibits filed in Hollywood Casino Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 as filed on April 15, 1999.
(4) Incorporated by reference to the exhibits filed in Form S-4 Registration Statement (Registration 333-83081) for Hollywood Casino Corporation as filed with the SEC on August 13, 1999.
(5) Incorporated by reference to the exhibits filed in Hollywood Casino Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed with the SEC on August 16, 1999.

  (b) Financial Statement Schedules:

    All schedules have been omitted since the required information is either not present or not in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or notes thereof.

ITEM 22. Undertakings.

  The undersigned registrant hereby undertakes:

  (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Co-Registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
      Item 20 above, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-Registrants of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 28, 2001.

                                          HOLLYWOOD CASINO SHREVEPORT

                                          By: HCS I, INC.

                                                  /s/ Paul C. Yates


                                          By: ____________________________

                                                       Paul C. Yates
                                              Executive Vice President, Chief
                                             Financial Officer, Treasurer and
                                                    Assistant Secretary

                             POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of HCS I, Inc. for himself and not for one another, does hereby constitute and appoint Paul C. Yates and Edward T. Pratt III, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Jack E. Pratt            Chief Executive Officer    September 28, 2001
______________________________________  and Chairman of the Board
            Jack E. Pratt               of Directors

       /s/ Edward T. Pratt, Jr.        Vice Chairman of the Board September 28, 2001
______________________________________  of Directors
         Edward T. Pratt, Jr.

         /s/ William D. Pratt          Executive Vice President,  September 28, 2001
______________________________________  Secretary, General
           William D. Pratt             Counsel and Director

       /s/ Edward T. Pratt III         President                  September 28, 2001
______________________________________
         Edward T. Pratt III

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Paul C. Yates            Executive Vice President,  September 28, 2001
______________________________________  Chief Financial Officer,
            Paul C. Yates               Treasurer and Assistant
                                        Secretary

     /s/ Charles F. LaFrano III        Vice President and         September 28, 2001
______________________________________  Assistant Secretary
        Charles F. LaFrano III

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on September 28, 2001.

                                          SHREVEPORT CAPITAL CORPORATION

                                                  /s/ Paul C. Yates

                                          By: _________________________________
                                                       Paul C. Yates
                                              Executive Vice President, Chief
                                             Financial Officer, Treasurer and
                                                    Assistant Secretary

                             POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Shreveport Capital Corporation, for himself and not for one another, does hereby constitute and appoint Paul C. Yates and Edward T. Pratt III, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Jack E. Pratt            Chief Executive Officer    September 28, 2001
______________________________________  and Chairman of the Board
            Jack E. Pratt               of Directors

       /s/ Edward T. Pratt, Jr.        Vice Chairman of the Board September 28, 2001
______________________________________  of Directors
         Edward T. Pratt, Jr.

         /s/ William D. Pratt          Executive Vice President,  September 28, 2001
______________________________________  Secretary, General
           William D. Pratt             Counsel and Director

       /s/ Edward T. Pratt III         President                  September 28, 2001
______________________________________
         Edward T. Pratt III

              Signature                          Title                   Date
              ---------                          -----                   ----
         /s/ Paul C. Yates             Executive Vice President,  September 28, 2001
______________________________________  Chief Financial Officer,
            Paul C. Yates               Treasurer and Assistant
                                        Secretary

     /s/ Charles F. LaFrano III        Vice President and         September 28, 2001
______________________________________  Assistant Secretary
        Charles F. LaFrano III